UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SYMANTEC CORPORATION

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350 Ellis Street

Mountain View, California 94043

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

October 5, 2017

9:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders, which will be held at 9:00 a.m. (Pacific Time) on Thursday, October 5, 2017. We are pleased to announce that the 2017 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions prior to or during the meeting by visiting www.virtualshareholdermeeting.com/SYMC2017. You will also be able to vote your shares electronically at the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.virtualshareholdermeeting.com/SYMC2017 and submit questions in advance of the Annual Meeting.

For your convenience, we are also pleased to offer a re-playable webcast of the Annual Meeting at investor.symantec.com.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the eleven nominees named in the proxy statement to Symantec’s Board of Directors;

2.	To ratify the appointment of KPMG LLP as Symantec’s independent registered public accounting firm for the 2018 fiscal year;

3.	To approve amendments to our 2013 Equity Incentive Plan, as amended, to increase the number of shares authorized for issuance thereunder by 8,000,000 shares and to approve additional amendments;

4.	To hold an advisory vote to approve executive compensation;

5.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

6.	To consider and vote upon two stockholder proposals, if properly presented at the meeting; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are furnishing proxy materials to our stockholders primarily via the Internet to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. On or about August 16, 2017, we expect to send to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report, and to vote through the Internet or by telephone.

Only stockholders of record as of the close of business on August 7, 2017 are entitled to notice of, and vote at, the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (650) 537-3511.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “2017 Annual Meeting of Stockholders Meeting Information” section of the proxy statement for additional information.

BY ORDER OF THE BOARD OF DIRECTORS

SCOTT C. TAYLOR

Executive Vice President, General

Counsel and Secretary

Mountain View, California

August 16, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 5, 2017. The proxy statement and Symantec’s Form 10-K for the 2017 fiscal year, as amended, are available at http://investor.symantec.com/About/Investors/financial-information/Annual-Reports/default.aspx.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2017 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Thursday, October 5, 2017 at 9:00 a.m. Pacific Time
Location:	Meeting live via the Internet by visiting www.virtualshareholdermeeting.com/SYMC2017
Record Date:	August 7, 2017
Admission:	To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/SYMC2017. You will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

PERFORMANCE HIGHLIGHTS

Fiscal 2017 was a transformative year for Symantec, defined by a strategic refocus exclusively on cybersecurity, a major operational initiative to reduce costs and complexity, and a significant realignment of our executive leadership

Fiscal 2017 transformation was initially reflected in the financial results of Symantec, with topline revenue growth and

recognized cost efficiencies and integration synergies

Performance Highlights	Year Over-Year Performance*

The fiscal 2017 transformation of our company and initial benefits to the financial results from it allowed Symantec to deliver fiscal 2017 total stockholder return at 69.01%. As the Company proceeds into fiscal 2018, there is continued focus on executing the transformation, through growth in each of the Enterprise and Consumer Digital Safety segments, as well as in operating leverage, which is expected to benefit earnings, cash flow and stockholder value. In order to continue to attract, retain and motivate talent that can achieve the Company’s goals, Symantec is requesting a modest increase to the number of shares available under its 2013 Equity Incentive Plan (see Proposal 3).

VOTING MATTERS

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	20
2. Ratification of Independent Registered Public Accounting Firm	FOR	30
3. Amendments to the 2013 Equity Incentive Plan	FOR	32
4. Advisory Vote to Approve Executive Compensation	FOR	43
5. Advisory Vote on the Frequency of Advisory Votes to Approve Executive Compensation	1 YEAR	45
6. Stockholder Proposal regarding Executive Pay Confidential Voting	AGAINST	46
7. Stockholder Proposal regarding Executives to Retain Significant Stock	AGAINST	48

OUR DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	NGC
Gregory S. Clark	52	2016	Chief Executive Officer	No				—
Frank E. Dangeard	59	2007	Managing Partner, Harcourt	Yes				2
Kenneth Y. Hao	48	2016	Managing Partner and Managing Director, Silver Lake Partners	Yes				2
David W. Humphrey	40	2016	Managing Director, Bain Capital	Yes				2
Geraldine B. Laybourne	70	2008	Chairman of the Board, Katapult Studio	Yes				—
David L. Mahoney	63	2003	Director	Yes				2
Robert S. Miller	75	1994	President and CEO, International Automotive Components Group	Yes				1
Anita M. Sands	41	2013	Director	Yes				2
Daniel H. Schulman	59	2000	President and CEO, PayPal Holdings, Inc.	Yes				2
V. Paul Unruh	68	2005	Director	Yes				1
Suzanne M. Vautrinot	57	2013	President, Kilovolt Consulting Inc.	Yes				2

AC = Audit Committee        CC = Compensation and Leadership Development Committee        NGC = Nominating & Governance Committee

= Member         = Chair

OVERVIEW OF DIRECTOR QUALIFICATIONS AND EXPERIENCE

OUR CORPORATE GOVERNANCE FACTS

Current size of Board of Directors	11
Current number of Independent Directors	10
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Chairman and CEO	Yes
Chairman is Independent Director	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Risk Oversight by Full Board and Committees	Yes
Stockholder Ability to Call Special Meetings (15% threshold)	Yes
Stockholder Ability to Act by Written Consent	Yes
Non-stockholder Approved Poison Pill	No
Annual Advisory Vote on Executive Compensation	Yes
Prohibit Short-selling, Hedging and Pledging Symantec Securities	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
Proxy Access Subject to Standard Eligibility Requirements	Yes

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The overriding principle driving our compensation programs continues to be our belief that it benefits our employees, customers, partners and stockholders to have management’s compensation tied to our near- and long-term performance. Our pay programs reward achievement of challenging performance goals that align with our business strategy. We measure shorter-term results, though the majority emphasis is placed on long-term equity compensation that provides direct alignment with stockholders. We use responsible pay policies to reinforce strong governance and enhance stockholder alignment.

*	FY18 PRU grants measure EPS with a multi-year holding period to align with stockholders, as well as 2- and 3-year relative TSR versus the Nasdaq 100.

Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured so that a large portion of their total direct compensation is paid based on the performance of our company (modified by individual achievement). As illustrated by the following charts, for fiscal 2017, approximately 96% of our current CEO’s target total direct compensation was at-risk, and on average approximately 93% of our other named executive officers’ compensation opportunity was at-risk compensation (please see “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A)” beginning on page 54 for more discussion of executive officer pay mix).

*	Does not equal 100% due to rounding.

COMPENSATION ASSOCIATED WITH LEADERSHIP TRANSITION

In addition to the components of direct compensation that we award our executives on an annual basis — base salary, annual incentive and long-term incentive as described above — the executives that joined Symantec as a result of the Blue Coat acquisition also were awarded additional equity incentives in recognition of their appointment into the CEO, President and COO and CFO positions at Symantec. These executives were granted one time PRUs and RSUs, as described in more detail on page 65. These awards were delivered in the form of equity, and were designed to align the executives with stockholders and incentivize them to achieve the goals associated with Symantec’s transformation.

The following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:

OUR COMPENSATION GOVERNANCE FACTS

What We Do:	What We Do Not Do:
We reward performance that meets our predetermined goals.	We do not payout performance-based cash or equity awards for unmet performance goals.
We cap payouts under our plans to discourage excessive or inappropriate risk taking by our NEOs.	Our compensation plans do not have minimum guaranteed payout levels.
We have a representative and relevant peer group and reevaluate the peer group annually, at a minimum.	We do not permit short-sales, hedging or pledging of our stock.
We have long-standing significant stock ownership guidelines for our executives and directors, which include stock holding requirements until the following value thresholds have been met: 10x directors’ total annual cash retainer, 6x our CEO’s total base salary, 3x our CFO’s total base salary and 2x our other NEOs’ total base salary.	We do not provide tax gross-ups under §4999 of IRC for our NEOs.
We have adopted a comprehensive “clawback” policy, applicable to all performance based compensation granted to the company’s officers (even after they leave Symantec)	We do not provide material perquisites.
Only double-trigger change in control provisions apply to our regular compensation programs.	We do not permit repricing of stock options without stockholder approval.
We limit any potential severance payments to not more than 1x our executive officers’ total target cash compensation and 2x our CEO’s total base salary.	We do not permit the payment of dividend or dividend equivalents on unvested equity awards.*
Our Compensation and Leadership Development Committee retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.
We require one-year minimum vesting on stock options and stock appreciation rights (SAR) awards.

*	Subject to stockholder approval on Proposal 3.

PAY FOR PERFORMANCE SUMMARY

The performance relative to the core financial operating metrics in the short-term incentive plan were at or above target in fiscal 2017. Accordingly, our NEOs earned payments of 111.5% of target for the related performance (see below).

Fiscal 2017 Performance	Incentive Award Outcome
Our non-GAAP operating income was 105% of the targeted performance level, and our non-GAAP revenue was 100% of the targeted performance level.*	Our non-GAAP operating income metric funded at 125.8% of target and non-GAAP revenue funded at 100% of target. The approved funding level was 111.5% of target, slightly below the formulaic payout.*

*	See “Compensation Components — II. Executive Annual Incentive Plan” below for a description of non-GAAP operating income and non-GAAP revenue. See also “Compensation Components — III. Equity Incentive Awards” below for a description of fiscal 2017 PRU grants, which are eligible to be earned only if we achieve a threshold of non-GAAP operating income at the end of fiscal 2018.

The fiscal 2015 Performance Restricted Unit (PRU) equity incentive plan performance cycle closed at the end of fiscal 2017. The fiscal 2015 EPS performance for this cycle was just under target. Symantec’s Total Stockholder Return (“TSR”) results versus the S&P 500 were above median and near the 90th percentile for the two subsequent relative TSR measurement cycles. Based on these achievements, the fiscal 2015 PRU grants were earned at just above 125% of the target shares granted.

Amendments to the 2013 Equity Incentive Plan

We are asking stockholders to approve the following amendments to our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), which were approved by our Board in August 2017:

(i)	an increase to the number of shares reserved for issuance under the 2013 Plan by 8,000,000 shares;

(ii)	a prohibition on dividend payments on unvested equity awards under the 2013 Plan; and

(iii)	a requirement that all awards granted under the 2013 Plan shall be subject to our insider trading and recoupment policies in accordance with the clawback policy adopted by the Board.

Our Board takes seriously its commitment to stockholders to use equity responsibly, and in recent years our gross burn rate has been decreasing:

If approved, with the 8,000,000 share increase, approximately 26,291,290 shares will be available for future issuance under the 2013 Plan, which represents approximately 4.3% of our outstanding shares as of July 19, 2017. For information about our overhang, please see “Plan History” under Proposal 3.

As discussed more fully below in Proposal 3, increasing the number of shares reserved for issuance under the 2013 Plan is in the best interests of our company because of the continuing need to provide equity-based incentives to attract, motivate and retain the most qualified personnel and to respond to relevant market changes in equity compensation practices. This is particularly important as we execute the transformation following the acquisitions of both Blue Coat and LifeLock in fiscal 2017.

The use of equity compensation has historically been a significant part of our overall compensation philosophy at Symantec and is a practice that we plan to continue.

For a more detailed discussion of Proposal 3, please see page 32.

MEETING INFORMATION

We provide information about Symantec’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”), voting and additional information starting on page 99.

CORPORATE GOVERNANCE

Symantec is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of Symantec’s Board of Directors (the “Board”), management and stockholders, and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect the Board and vote on certain extraordinary matters; the Board is responsible for the general governance of our company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate. The fundamental premise of our board-level corporate governance guidelines is the independent nature of our Board and its responsibility to our stockholders.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our principal financial officer and principal accounting officer. Our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations section of our website located at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.” Any amendments or waivers of our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Policy Against Short-Selling, Hedging and Pledging Symantec Securities

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including hedging transactions. This policy was established in part because there is often a conflict of interest involved when an employee bets against or hedges a bet regarding our company’s performance. In addition, our Insider Trading Policy prohibits pledging Symantec stock as collateral for a loan, since the stock may be sold in foreclosure if the borrower defaults on the loan at a time when the pledgor is aware of material, nonpublic information.

Stock Ownership Guidelines

It is the policy of the Board that our directors’ and officers’ interests align with those of our stockholders. In furtherance of this policy, our Board adopted stock ownership guidelines to better align our directors’ and officers’ interests with those of our stockholders. Details of our directors’ stock ownership guidelines are disclosed under Director Compensation on page 27, and details of our executive officers’ stock ownership guidelines, including the newly adopted increased holding requirements for our CEO, are disclosed under Stock Ownership Requirements in the Compensation Discussion & Analysis section on page 77. The Compensation and Leadership Development Committee (the “Compensation Committee”) determines the stock ownership guidelines and the Nominating and Governance Committee monitor compliance under such guidelines.

Stockholder Engagement

We are committed to ongoing engagement with our stockholders to gain valuable insight into the issues that matter most to them and to enable our company to address them effectively. Through July 2017, we engaged in discussions with approximately 70% of our outstanding stockholder base to discuss our strategy, recent transformation and intense focus on delivering financial results that create significant stockholder value, as well as corporate governance, executive compensation and other company matters. Our stockholders were generally supportive of the direction of the company and provided valuable insights and feedback, which was shared with the full Board for review and consideration.

Majority Vote Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for the election of directors. Under the majority vote standard, each nominee must be elected by a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means the votes cast “for” a nominee’s election must exceed the votes cast “against” that nominee’s election. A plurality voting standard will apply instead of the majority voting standard if: (i) a stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and (ii) that nomination has not been withdrawn as of 10 days before we first deliver proxy materials to stockholders.

To effectuate this policy with regard to incumbent directors, the Board will not nominate an incumbent director for re-election unless prior to such nomination the director has agreed to promptly tender a resignation if such director fails to receive a sufficient number of votes for re-election at the stockholder meeting with respect to which such nomination is made. Such resignation will be effective upon the earlier of (i) the Board’s acceptance of such resignation or (ii) the 90th day after certification of the election results of the meeting; provided, however, that prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee shall act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board intends to act promptly on the Committee’s recommendation and will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors they deem relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Proxy Access

In May 2017 our Board amended our Bylaws to adopt “proxy access” which permits a stockholder, or a group of up to 50 stockholders, owning continuously for at least three years a number of shares of our common stock that constitutes at least 3% of our outstanding shares of common stock, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. Our Bylaws specifically allow funds under common management to be treated as a single stockholder, and permit share lending with a five day recall. They do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.

Board Leadership Structure

Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Instead, it retains the flexibility to determine on a case-by-case basis whether the

Chief Executive Officer, or an independent director, should serve as Chairman. During those periods in which the positions of Chairman and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairman are separate. Daniel Schulman, one of our independent directors, was appointed as non-executive Chairman of the Board in January 2013. The Board believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company’s strategic plan and managing our company’s operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.

Board Independence

It is the policy of the Board and NASDAQ’s rules require that listed companies have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. Currently, each member of our Board, other than our Chief Executive Officer, Gregory S. Clark, is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and our company with regard to each director’s business and other activities as they may relate to Symantec and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following current directors and director nominees are independent: Frank E. Dangeard, Kenneth Y. Hao, David W. Humphrey, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot.

Change in Director Occupation

Our Corporate Governance Guidelines include a policy that our Board should consider whether a change in any director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill his or her directorship obligations. To facilitate the Board’s consideration, all directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. Such resignation may be accepted or rejected in the discretion of the Board.

Board and Committee Effectiveness

It is important to Symantec that our Board and its committees are performing effectively and in the best interests of our company and its stockholders. The Nominating and Governance Committee reviews the size, composition and needs of the Board with established criteria to ensure the Board has the appropriate skills and expertise to effectively carry out its duties and responsibilities. In addition, an evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. The Audit Committee has primary responsibility for overseeing our company’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including our company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and reviews whether Symantec’s compensation policies and practices to confirm that they are not reasonably likely to have a material adverse effect on our company or encourage unnecessary risk-taking. The Nominating and Governance Committee oversees the management of risks that may arise in connection with our company’s governance structures, processes and policies.

The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board during the Board meetings. In addition, the Board participates in regular discussions with our senior management of many core subjects, including strategy, operations and finance, in which risk oversight is an inherent element. The Board believes that its leadership structure, as described above under “Board Leadership Structure,” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent, non-executive Chairman and each independent committee chair, to participate actively in the oversight of management’s actions.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at Symantec’s expense, and are provided full access to our officers and employees.

Board Structure and Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. The Board held a total of 14 meetings during fiscal 2017. During this time, no directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).

Agendas and topics for board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing annual and longer-term strategic and business plans;

•	Reviewing key product, industry and competitive issues;

•	Reviewing and determining the independence of our directors;

•	Reviewing and determining the qualifications of directors to serve as members of committees, including the financial expertise of members of the Audit Committee;

•	Selecting and approving director nominees;

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Reviewing and discussing succession planning for the senior management team, and for lower management levels to the extent appropriate;

•	Reviewing and approving material investments or divestitures, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Evaluating the performance of the Board;

•	Overseeing our compliance with legal requirements and ethical standards; and

•	Overseeing our financial results.

Executive Sessions

After each regularly scheduled Board meeting, the independent members of our Board hold a separate closed meeting, referred to as an “executive session.” These executive sessions are used to discuss such topics as the independent directors deem necessary or appropriate. At least annually, the independent directors hold an executive session to evaluate the Chief Executive Officer’s performance and compensation. Executive sessions of the Board are led by the independent, non-executive Chairman.

Succession Planning

Our Board recognizes the importance of effective executive leadership to Symantec’s success, and meets to discuss executive succession planning at least annually. Our Board develops and reviews emergency and long-term succession plans and evaluates succession candidates for the CEO and other senior leadership positions under both. The Board also oversees management’s senior executive talent development plans, including ensuring that our succession candidates below the NEO have regular interactions with the board.

Attendance of Board Members at Annual Meetings

We encourage our directors to attend our annual meetings of stockholders. All directors who were elected to the Board at our 2016 Annual Meeting were in attendance at that meeting.

THE BOARD AND ITS COMMITTEES

There are three primary committees of the Board: the Audit Committee, Compensation and Leadership Development Committee and Nominating and Governance Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the full Board. Each member of the Audit Committee, Compensation and Leadership Development Committee and Nominating and Governance Committee was appointed by the Board. Each of the Board committees has a written charter approved by the Board and available on our website at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on the Board and its committees, and the number of meetings the Board and each of its committees held in fiscal 2017:

Director	Independent	Board	Audit	Compensation	Nominating & Governance

Gregory S. Clark	No

Frank E. Dangeard	Yes

Kenneth Y. Hao	Yes

David W. Humphrey	Yes

Geraldine B. Laybourne	Yes

David L. Mahoney	Yes

Robert S. Miller	Yes

Anita M. Sands	Yes

David H. Schulman	Yes

V. Paul Unruh	Yes

Suzanne M. Vautrinot	Yes

Number of Meetings in Fiscal 2017		14	8	12	4

= Member         = Chair

Audit Committee

Our Audit Committee oversees our company’s accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment, retention and compensation of our independent auditors. Its duties and responsibilities include, among other things, to:

•	Review our company’s quarterly and annual financial statements.

•	Review the adequacy and effectiveness of our company’s accounting and financial reporting processes.

•	Appoint and, if necessary, terminate any registered public accounting firm engaged to render an audit report or to perform other audit, review or attest services for our company.

•	Review and approve processes and procedures to ensure the continuing independence of our company’s independent auditors.

•

Review the internal audit function of our company, including the independence and authority of its reporting obligations and the coordination of our company’s internal audit function with the independent auditors.

•

Review our company’s practices with respect to risk assessment and risk management and meet with management and members of internal audit to discuss our company’s significant risk exposures and the steps management has taken to monitor, control and mitigate such exposures.

•	Review our company’s ethics compliance program, including policies and procedures for monitoring compliance, and the implementation and effectiveness of our company’s ethics and compliance program.

Our Board has unanimously determined that all Audit Committee members are financially literate under current NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, our Board has unanimously determined that V. Paul Unruh qualifies as an “audit committee financial expert” under the Securities and Exchange Commission (the “SEC”) rules and regulations. Mr. Unruh is independent as defined by current NASDAQ listing standards for Audit Committee membership. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations or liability on any person so designated.

Compensation and Leadership Development Committee

Our Compensation and Leadership Development Committee (the “Compensation Committee”) oversees our compensation policies and practices so that they align with the interests of our stockholders; encourage a focus on our company’s long-term success and performance; and incorporate sound corporate governance principles. It also oversees our programs to attract, retain and develop our executive officers. Its duties and responsibilities include, among other things, to:

•

Review executive and leadership development practices that support our company’s ability to retain and develop the executive and leadership talent required to deliver against our company’s short term and long term business strategies, including succession planning for the executive officers.

•

Review our company’s compensation policies, plans and programs to confirm they: (i) are designed to attract, motivate and retain talented executive officers; (ii) compensate the executive officers effectively in a manner consistent with the strategy of our company and the interests of stockholders; (iii) are consistent with a competitive framework; and (iv) support the achievement of our company’s overall financial results and individual contributions.

•	Review and recommend to the independent directors of our Board all compensation arrangements for our Chief Executive Officer.

•	Determine stock ownership guidelines for our Board and executive officers.

•	Review our company’s overall compensation and benefits and programs.

•	Administer our equity incentive and stock purchase plans.

•	Review and recommend to the Board compensation for non-employee members of the Board.

•

Review our company’s compensation policies and practices to confirm that such policies and practices are not likely to have a material adverse effect on our company and do not encourage excessive or inappropriate risk-taking by our executives.

•	Review and make recommendations to the Board with respect to stockholder proposals and stockholder advisory votes related to executive compensation matters.

Nominating and Governance Committee

Our Nominating and Governance Committee oversees our company’s corporate governance procedures and policies, and ensures that they represent best practices and are in the best interests of our company and its stockholders, which includes establishing appropriate criteria for nominating qualified candidates to the Board. Its duties and responsibilities include, among other things, to:

•

Establish the criteria and determine the desired qualifications, expertise and characteristics of the Board, with the goal of developing a diversity of perspectives, backgrounds, experiences, knowledge and skills on the Board.

•

Consider the size, composition and needs of the Board and evaluate and recommend qualified candidates for election to the Board consistent with the established criteria to ensure the Board has the appropriate skills and expertise.

•	Advise the Board on corporate governance matters and recommend to the Board appropriate or necessary actions to be taken by our company, the Board and the Board’s committees.

•	Identify best corporate governance practices and develop and recommend to the Board a set of corporate governance guidelines applicable to our company.

•

Review and assess the adequacy of our company’s corporate governance policies, including our company’s Corporate Governance Guidelines and Code of Conduct, and recommend modifications to the Board as appropriate.

•

Oversee and review our company’s policies and programs concerning: (i) corporate social responsibility; (ii) public policy; (iii) philanthropy; (iv) political activities and expenditures; (v) our company’s participation and visibility as a global corporate citizen; and (vi) our company’s sustainability performance, including impacts to our business of environmental, social and governance issues.

•	Monitor compliance under the stock ownership guidelines as set by the Compensation Committee for the Board and executive officers.

•	Implement and oversee the processes for evaluating the Board, its committees and the CEO on an annual basis.

•	Oversee the management of risks that may arise in connection with our company’s governance structures and processes.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating and Governance Committee will consider candidates submitted by Symantec stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Nominating and Governance Committee has generally identified nominees based upon recommendations by outside directors, management and executive recruiting firms. The goal of the Nominating and Governance Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

The key attributes, experience and skills we consider important for our directors in light of our current business and structure are:

•

Industry and Technology Expertise.    As a cybersecurity company, understanding new technologies and emerging industry trends or having experience in security and related technologies is useful in understanding our business and the market segments in which we compete, our research and development efforts, competing technologies, the various products and processes that we develop, and evolving customer requirements.

•

Global Expertise.    We are a global organization with employees, offices and customers in many countries. Directors with global operating expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•

Leadership Experience.    Directors who have served in a senior leadership position, as a general manager of a business or as the functional leader of a global sales, marketing or product development organization, are important to us, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the company’s chief executive officer and other senior management personnel and the importance of public-company corporate governance, including oversight matters, strategic decisions and operational and compliance-related matters.

•

Business Combinations and Partnerships Experience.    Directors who have a background in mergers and acquisitions and strategic partnership transactions can provide insight into developing and implementing strategies for growing our business through combination and/or partnerships with other organizations.

•

Financial Expertise.    Knowledge of financial markets, financing operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Symantec’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•

Diversity.    In addition to a diverse portfolio of professional background, experiences, knowledge and skills, the composition of the Board should reflect the benefits of diversity as to gender, race, and ethnic background.

The information provided under “Director Qualifications” below each of the brief biographical descriptions set forth under Proposal 1, “Election of Directors — Nominees for Director” below includes the key individual attributes, experience and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. In addition, we do not have a formal written policy with regard to the consideration of diversity in identifying candidates; however, as discussed above, diversity is one of the numerous criteria the Nominating and Governance Committee reviews before recommending a candidate. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for Symantec and may do so in the future.

Stockholder Proposals for Nominees

The Nominating and Governance Committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in our corporate Bylaws regarding director nominations. The Nominating and Governance Committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the Nominating and Governance Committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted by mail and must be received by the Corporate Secretary no later than April 18, 2018 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees in this proxy statement.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board for next year’s annual meeting is described in this proxy statement under “Additional Information — Stockholder Proposals for the 2018 Annual Meeting.”

Pursuant to the proxy access provisions of our Bylaws, an eligible stockholder or group of stockholders may nominate one or more director candidates to be included in our proxy materials. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing between March 19, 2018 and April 18, 2018 (or, if the 2018 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2017 Annual Meeting, by the later of the close of business on the date that is 180 days prior to the date of the 2018 annual meeting or within 10 calendar days after our public announcement of the date of the 2018 annual meeting) to the Corporate Secretary at the address listed below. When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required therein.

Contacting the Board of Directors

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eleven directors, each of whom is nominated for election at the Annual Meeting, including ten independent directors and our Chief Executive Officer. Each director is elected on an annual basis. At the recommendation of the Nominating and Governance Committee, the Board has nominated the following eleven persons to serve as directors for the term beginning at the Annual Meeting on October 5, 2017: Gregory S. Clark, Frank E. Dangeard, Kenneth Y. Hao, David W. Humphrey, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to Symantec cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of August 1, 2017, and other information about each nominee is shown below.

Nominee	Age	Principal Occupation	Director Since
Gregory S. Clark	52	Chief Executive Officer	2016
Frank E. Dangeard	59	Managing Partner, Harcourt	2007
Kenneth Y. Hao	48	Managing Partner and Managing Director, Silver Lake Partners	2016
David W. Humphrey	40	Managing Director, Bain Capital	2016
Geraldine B. Laybourne	70	Chairman of the Board, Katapult Studio	2008
David L. Mahoney	63	Director	2003
Robert S. Miller	75	President and Chief Executive Officer, International Automotive Components Group	1994
Anita M. Sands	41	Director	2013
Daniel H. Schulman	59	President and Chief Executive Officer, PayPal Holdings, Inc.	2000
V. Paul Unruh	68	Director	2005
Suzanne M. Vautrinot	57	President, Kilovolt Consulting Inc.	2013

Mr. Clark has served as our Chief Executive Officer and a member of our Board since August 2016. Prior to joining Symantec, he served as the Chief Executive Officer of Blue Coat and as a member of Blue Coat’s board of directors from September 2011 to August 2016, when we acquired that company. From 2008 to August 2011, Mr. Clark was the President and Chief Executive Officer of Mincom, a global software and service provider to asset-intensive industries. Before joining Mincom, he was a Founder and served as President and Chief Executive Officer of E2open, a provider of cloud-based supply chain software, from 2001 until 2008. Earlier in his career, Mr. Clark founded a security software firm, Dascom, which was acquired by IBM in 1999. He served as a distinguished engineer and Vice President of IBM’s Tivoli Systems, a division providing security and management products, from 1999 until 2001. Mr. Clark holds a Bachelor’s degree from Griffith University.

Director Qualifications:

•	Industry and Technology Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat and former President and Chief Executive Officer of Mincom.

•	Global Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat and former President and Chief Executive Officer of Mincom.

•

Leadership Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

•

Business Combinations and Partnerships Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

•

Financial Experiences — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

Mr. Dangeard has served as a member of our Board since January 2007. He has been the Managing Partner of Harcourt, an advisory firm, since March 2008. Mr. Dangeard was Chairman and Chief Executive Officer of Thomson, a provider of digital video technologies, solutions and services, from September 2004 to February 2008. From September 2002 to September 2004, he was Deputy Chief Executive Officer of France Telecom, a global telecommunications operator. From 1997 to 2002, Mr. Dangeard was Senior Executive Vice President of Thomson and served as its Vice Chairman in 2000. Prior to joining Thomson, he was Managing Director of SG Warburg & Co. Ltd. from 1989 to 1997 in London, Paris and Madrid and Chairman of SG Warburg France from 1995 to 1997. Prior to that, Mr. Dangeard was a lawyer with Sullivan & Cromwell, in New York and London. He serves on the boards of RPX Corporation and Royal Bank of Scotland Group PLC (“RBS Group”), and on a number of advisory boards. Mr. Dangeard has previously served as a director of a variety of companies, including Crédit Agricole CIB, Eutelsat, Home Credit, SonaeCom, Thomson, Electricité de France and Telenor. He graduated from the École des Hautes Études Commerciales, the Paris Institut d’Études Politiques and holds an LLM degree from Harvard Law School.

Director Qualifications:

•

Industry and Technology Experience — Former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor; former member of the boards of directors of Eutelsat and SonaeCom and member of the board of directors of RPX Corporation.

•

Global Experience — Member of the board of directors of RBS Group (the United Kingdom); former Chairman and Chief Executive Officer of Thomson (France); former Deputy Chief Executive Officer of France Telecom (France); former Deputy Chairman of Telenor (Norway) and former member of the boards of directors of Crédit Agricole CIB (France), Eutelsat (France), Home Credit (Czech Republic), Electricité de France (France) and SonaeCom (Portugal).

•

Leadership Experience — Managing Partner of Harcourt; former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor and former Chairman of SG Warburg France and Managing Director of SG Warburg & Co. Ltd.

•

Public Company Board Experience — Current member of the board of directors of RPX Corporation and of RBS Group; former Deputy Chairman of Telenor and former member of the boards of directors of Eutelsat, Electricité de France, Thomson, and SonaeCom.

•

Business Combinations and Partnerships Experience — Former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor; former Chairman of SG Warburg France and former lawyer at Sullivan & Cromwell LLP.

•

Financial Experiences — Former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Chairman of the Audit Committee of Electricité de France and former Deputy Chairman of Telenor.

Mr. Hao has served as a member of our Board since March 2016. Mr. Hao joined Silver Lake Partners in 2000 and currently serves Silver Lake as a Managing Partner and Managing Director. Mr. Hao also serves on the boards of directors of Broadcom Limited and SMART Global Holdings, Inc., as well as on the board of directors of a number of private companies in Silver Lake’s portfolio. Prior to joining Silver Lake, he was an investment banker with Hambrecht & Quist, where he served as a Managing Director in the Technology Investment Banking group. He also serves on the Executive Council for UCSF Health. Mr. Hao graduated from Harvard University with a Bachelor’s degree in economics.

Director Qualifications:

•

Industry and Technology Experience — over 25 years of technology investment experience; member of the boards of directors of Broadcom Limited, SMART Global Holdings, Inc., and a number of private technology companies.

•	Global Experience — Extensive experience investing in large global businesses and established Silver Lake’s Asia business.

•	Leadership Experience — Managing Partner and Managing Director of Silver Lake and member of the boards of directors of Broadcom Limited and SMART Global Holdings, Inc.

•	Public Company Board Experience — Current member of the boards of directors of Broadcom Limited and SMART Global Holdings, Inc.

•	Business Combinations and Partnerships Experience — Managing Partner and Managing Director of Silver Lake Partners and former investment banker with Hambrecht & Quist.

•	Financial Experiences — over 25 years of investment experience in complex transactions.

Mr. Humphrey has served as a member of our Board since August 2016 when he joined in connection with Bain Capital’s investment in Symantec, prior to which he served on Blue Coat’s board of directors since May 2015. He is a Managing Director of Bain Capital, a private equity firm, where he co-leads the firm’s investing efforts in technology, media and telecom investments and where he has worked since 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. He serves on the boards of directors of BMC Software and Genpact Ltd. and on the board of directors of a number of private companies in Bain Capital’s portfolio. Mr. Humphrey previously served on the boards of directors of Bright Horizons Family Solutions, Inc. Burlington Coat Factory Warehouse Corporation, Skillsoft PLC and Bloomin’ Brands, Inc. He received a Master of Business Administration degree from Harvard Business School and a Bachelor’s degree from Harvard University.

Director Qualifications:

•

Industry and Technology Experience — Former member of the board of directors of Blue Coat; Managing Director of Bain Capital; and member of the boards of directors of BMC Software, Inc., Viewpoint Construction Software, Navicure, Inc. and Genpact Ltd.

•	Global Experience — Extensive experience investing in large global businesses.

•

Leadership Experience — Managing Director of Bain Capital and leader of its technology, media and telecom vertical; and member of the boards of directors of BMC Software, Inc. Viewpoint Construction Software, Navicure, Inc. and Genpact Ltd.

•

Public Company Board Experience — Current member of the board of directors of BMC Software and Genpact Ltd. and former member of the boards of directors of Bright Horizons Family Solutions, Inc. Burlington Coat Factory Warehouse Corporation, Skillsoft PLC and Bloomin’ Brands, Inc.

•	Business Combinations and Partnerships Experience — Managing Director of Bain Capital and former investment banker with Lehman Brothers.

•	Financial Experiences — Managing Director of Bain Capital and former investment banker with Lehman Brothers.

Ms. Laybourne has served as a member of our Board since January 2008. She has been the Chairman of the Board of Katapult Studio (formerly Kandu), a children’s software company, since May 2013, and was acting Chief Executive Officer from October 2014 to May 2015. Ms. Laybourne was the Chairman of the Board of Defy Media, LLC, a media company, from November 2010 to April 2015. She founded Oxygen Media in 1998 and served as its Chairman and Chief Executive Officer until November 2007, when the network was acquired by NBC Universal. Prior to starting Oxygen Media, Ms. Laybourne spent 16 years at Nickelodeon. From 1996 to 1998, she was President of Disney/ABC Cable Networks where she managed cable programming for the Walt Disney Company and ABC. Ms. Laybourne is also currently a member of the board of directors of four private companies, serves on the Board of Trustees for Vassar College, and is a former member of the board of directors of J.C. Penney, Electronic Arts and Move, Inc. She earned a Bachelor’s degree in art history from Vassar College and a Master of Science degree in elementary education from the University of Pennsylvania.

Director Qualifications:

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Leadership Experience — Chairman of Katapult Studio; Founder and former Chairman and Chief Executive Officer of Oxygen Media LLC; former President of Disney/ABC Cable Networks; former President of Nickelodeon and former Vice Chairman of MTV Networks.

•	Public Company Board Experience — Former board member of J.C. Penney Company, Electronic Arts Inc. and Move, Inc.

•	Business Combinations and Partnerships Experience — Founder, former Chairman and Chief Executive Officer of Oxygen Media LLC until it was acquired by NBC Universal.

Mr. Mahoney has served as a member of our Board since April 2003. He previously served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare services company, and as Chief Executive Officer of iMcKesson LLC, also a healthcare services company, from July 1999 to February 2001. Mr. Mahoney is a member of the boards of directors of Adamas Pharmaceuticals, Inc. Corcept Therapeutics Incorporated and two non-profit organizations, a member of the board of trustees of Mount Holyoke College, as well as a trustee of the Schwab/Laudus fund family. He has previously served as a director of a variety of companies, including Tercica Inc. Mr. Mahoney has a Bachelor’s degree from Princeton University and a Master of Business Administration degree from Harvard Business School.

Director Qualifications:

•

Industry and Technology Experience — Former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

•

Leadership Experience — Former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

•

Public Company Board Experience — Current member of the board of directors of Corcept Therapeutics Incorporated; Lead Independent Director at Adamas Pharmaceuticals, Inc. and former member of the board of directors of Tercica, Inc.

•

Business Combinations and Partnerships Experience — Former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

•

Financial Experiences — Former roles at McKesson HBOC; serves on the Audit Committees of Adamas Pharmaceuticals, Inc. and Corcept Therapeutics Incorporated (former Chair of the Audit Committee) and the Investment Committee of the Schwab/Laudus fund family; and served on the Audit Committees of Tercica Inc. and Symantec.

Mr. Miller has served as a member of our Board since September 1994. He is President and Chief Executive Officer of International Automotive Components (IAC) Group, a global supplier of automotive components and systems. Mr. Miller is also the Chairman of the Board of MidOcean Partners, a private equity firm specializing in leveraged buyouts, recapitalizations and growth capital investments in middle-market companies. He served as Chairman of the Board of American International Group (AIG), an insurance and financial services organization, from July 2010 to June 2015. Mr. Miller served as Chief Executive Officer of Hawker Beechcraft, an aircraft manufacturing company, from February 2012 to February 2013. He served as Executive Chairman of Delphi Corporation, an auto parts supplier, from January 2007 until November 2009 and as Chairman and Chief Executive Officer from July 2005 until January 2007. From January 2004 to June 2005, Mr. Miller was non-executive Chairman of Federal Mogul Corporation, an auto parts supplier. From September 2001 until December 2003, he was Chairman and Chief Executive Officer of Bethlehem Steel Corporation, a large steel producer. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal Mogul’s top executive in September 2000. Hawker Beechcraft filed a voluntary petition for reorganization under the United States Bankruptcy Code (USBC) in May 2012. He is also a member of the boards of directors of Dow Chemical and two private companies in addition to IAC Group and MidOcean Partners. In addition to his executive roles, Mr. Miller has previously served as a director of a variety of companies, including AIG, UAL Corporation, WL Ross Holding Corp., Reynolds American, Inc., U.S. Bancorp, and Waste Management, Inc. He earned a degree in economics from Stanford University, a law degree from Harvard Law School and a Master of Business Administration, majoring in finance from Stanford Business School.

Director Qualifications:

•

Global Experience — President and Chief Executive Officer of IAC Group; former Chairman of AIG; former Chief Executive Officer of Hawker Beechcraft, Inc.; former Chief Executive Officer of Delphi Corporation and former Vice Chairman of Chrysler Corporation.

•

Leadership Experience — President and Chief Executive Officer of IAC Group; Chairman of Mid Ocean Partners; former Chairman of AIG; former Chief Executive Officer of Hawker Beechcraft, Inc.; former Chairman and Chief Executive Officer of Delphi Corporation; former Chairman and Chief Executive Officer of Federal Mogul Corporation and former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.

•

Public Company Board Experience — Current member of the board of directors of Dow Chemical and served on the boards of directors of AIG, UAL Corporation, WL Ross Holding Corp., Reynolds American, Inc., U.S. Bancorp and Waste Management, Inc.

•

Business Combinations and Partnerships Experience — President and Chief Executive Officer of IAC Group; former Chief Executive Officer of Hawker Beechcraft, Inc., Delphi Corporation and Federal Mogul Corporation and former Vice Chairman of Chrysler Corporation.

•

Financial Experiences — Former Chief Financial Officer of Chrysler Corporation and served on the Audit Committees of AIG, UAL Corporation, Reynolds American, Waste Management, U.S. Bancorp, Federal Mogul Corporation and Pope & Talbot.

Ms. Sands has served as a member of our Board since October 2013. She served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm, from April 2012 to September 2013. Ms. Sands was Group Managing Director and Chief Operating Officer of Wealth Management Americas at UBS Financial Services from April 2010 to April 2012. Prior to that, she was a Transformation Consultant at UBS Financial Services from October 2009 to April 2010. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup’s Global Operations and Technology organization. She also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands is on the boards of directors of ServiceNow, Inc. and Pure Storage, Inc. She received a Bachelor’s degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a Doctorate in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and a Master of Science degree in public policy and management from Carnegie Mellon University.

Director Qualifications:

•	Industry and Technology Experience — Former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

•	Global Experience — Former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

•	Leadership Experience — Former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

•	Public Company Board Experience — Current member of the boards of directors of ServiceNow, Inc. and Pure Storage, Inc.

•	Financial Experiences — Former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

Mr. Schulman has served as a member of our Board since March 2000. He has served as President and then Chief Executive Officer of PayPal Holdings, Inc., an online payment system company, since September 2014. Previously, Mr. Schulman served as Group President, Enterprise Group of American Express, a financial services company, from August 2010 to September 2014. He was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from November 2009 until August 2010. Mr. Schulman served as Chief Executive Officer of Virgin Mobile USA, a cellular phone service provider, from September 2001 to November 2009, when Sprint Nextel acquired that company. He also served as a member of the board of directors of Virgin Mobile USA from October 2001 to November 2009. Mr. Schulman is a member of the boards of directors of PayPal Holdings, Inc., Flextronics International Ltd. and a non-profit organization. He received a Bachelor’s degree in economics from Middlebury College and a Master of Business Administration degree, majoring in Finance, from New York University.

Director Qualifications:

•

Industry and Technology Experience — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express and former Chief Executive Officer and Chief Operating Officer of priceline.com.

•	Global Experience — President and Chief Executive Officer of PayPal and former Group President of American Express.

•

Leadership Experience — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express; former President, Prepaid Group of Sprint Nextel Corporation; former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

•	Public Company Board Experience — Member of the boards of directors of PayPal Holdings, Inc. and Flextronics International Ltd. and former member of the board of directors of Virgin Mobile USA.

•	Business Combinations and Partnerships Experience — President and Chief Executive Officer of PayPal and former Chief Executive Officer of Virgin Mobile USA.

•

Financial Experiences — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express; former President, Prepaid Group of Sprint Nextel Corporation; former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

Mr. Unruh has served as a member of our Board since July 2005 following the acquisition of Veritas. He had served on Veritas’ board of directors since 2003. Mr. Unruh retired as Vice Chairman of Bechtel Group, Inc., a global engineering and construction services company, in June 2003. During his 25-year tenure at Bechtel Group, he held a number of management positions including Treasurer, Controller and Chief Financial Officer. Mr. Unruh also served as President of Bechtel Enterprises, the finance, development and ownership arm from 1997 to 2001. He is a member of the board of directors of Aconex Ltd., which is traded on the Australian Stock Exchange, and a private company. Mr. Unruh is a Certified Public Accountant.

Director Qualifications:

•

Global Experience — Former Vice Chairman of and held various executive positions at Bechtel Group, Inc.; former President of Bechtel Enterprises and member of the board of directors of Aconex Ltd. (Australia).

•	Leadership Experience — Former Vice Chairman of and held various executive positions at Bechtel Group, Inc. and former President of Bechtel Enterprises.

•

Public Company Board Experience — Member of the board of directors of Aconex Ltd. (Australia); former member of the boards of directors of Heidrick & Struggles International Inc., Move, Inc. and URS Corporation.

•	Business Combinations and Partnerships Experience — Former board member of Veritas Corporation, Move, Inc. and URS Corporation.

•

Financial Experiences — Certified public accountant; former Chief Financial Officer, Treasurer and Controller of Bechtel Group, Inc.; former President of Bechtel Enterprises; served on the Audit Committees of Heidrick & Struggles International, Inc. and Move, Inc.

Ms. Vautrinot has served as a member of our Board since October 2013. She has been President of Kilovolt Consulting Inc., an advisory firm, since October 2013. Ms. Vautrinot retired from the United States Air Force in October 2013 after over 30 years of service. During her career with the United States Air Force, she served in a number of leadership positions including Major General and Commander, 24th Air Force/Network Operations from April 2011 to October 2013; Special Assistant to the Vice Chief of Staff from December 2010 to April 2011; Director of Plans and Policy, U.S. Cyber Command from May 2010 to December 2010 and Deputy Commander, Network Warfare, U.S. Strategic Command, from June 2008 and May 2010. Ms. Vautrinot is a member of the board of directors of Ecolab, Inc., Wells Fargo & Company and a private company. She received a Bachelor of Science degree from the U.S. Air Force Academy, a Master of Systems Management degree from University of Southern California, and completed Air Command and Staff College as well as Air War College. Ms. Vautrinot was a National Security Fellow at the John F. Kennedy School of Government at Harvard University. In 2017 she was inducted into the National Academy of Engineering.

Director Qualifications:

•	Industry and Technology Experience — Major General and Commander (retired) and various leadership positions of United States Air Force.

•	Global Experience — Major General and Commander (retired) and various leadership positions of United States Air Force.

•	Leadership Experience — Major General and Commander (retired) and various leadership positions of United States Air Force.

•	Public Company Board Experience — Member of the boards of directors of Ecolab, Inc. and Wells Fargo & Company.

•	Financial Experiences — Serves on the Audit Committees of Ecolab, Inc. and Wells Fargo & Company.

Summary of Director Qualifications and Experience

	Clark	Dangeard	Hao	Humphrey	Laybourne	Mahoney	Miller	Sands	Schulman	Unruh	Vautrinot
Industry and Technology Expertise	Ö	Ö	Ö	Ö		Ö		Ö	Ö	Ö	Ö
Global Expertise	Ö	Ö	Ö	Ö			Ö	Ö	Ö	Ö	Ö
Leadership Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Public Company Board Experience		Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Business Combinations and Partnerships Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö		Ö	Ö
Financial Expertise	Ö	Ö	Ö	Ö		Ö	Ö	Ö	Ö	Ö	Ö
Diversity			Ö		Ö			Ö			Ö

Director Compensation

The policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Symantec does not pay employee directors for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to director compensation.

Director Stock Ownership Guidelines: Effective fiscal 2017, the Compensation Committee instituted the following revised stock ownership guidelines for our non-employee directors to better align our directors’ interests with those of our stockholders:

•	Directors must maintain a minimum holding of Company stock with a fair market value equal to ten times (10x) such director’s total annual cash retainer;

•

In the event the annual retainer (or any portion thereof) is paid to a non-employee director in equity instead of cash, the value of such annual retainer for purposes of calculating the minimum holding requirement means the grant date fair value of the annual equity award (or applicable portion thereof);

•	New directors will have three years to reach the minimum holding level; and

•	Notwithstanding the foregoing, directors may sell enough shares to cover their income tax liability on vested grants.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 52 of this proxy statement.

Annual Fees: In accordance with the recommendation of the Compensation Committee, the Board determined the non-employee directors’ compensation for fiscal 2017 as follows:

•	$50,000 annual cash retainer;

•	$15,000 annual fee for committee membership ($20,000 for Audit Committee membership);

•	$25,000 annual fee for chairing a committee of the Board ($15,000 for chairing the Nominating and Governance Committee); and

•	$100,000 annual fee for the Lead Independent Director/Independent Chairman.

The payment of the annual cash retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended, which allows directors to choose to receive common stock in lieu of cash for all or a portion of the retainer payable to each director for serving as a member. We pay the annual retainer fee and any additional annual fees to each director at the beginning of the fiscal year. Directors who join the Company after the beginning of the fiscal year receive a prorated cash payment in respect of their annual retainer fee and fees. These payments are considered earned when paid. Accordingly, we do not require them to be repaid in the event a director ceases serving in the capacity for which he or she was compensated.

Annual Equity Awards. Pursuant to a Non-Employee Director Grant Policy adopted by our Board, each non-employee member of the Board receives an annual award of fully-vested restricted stock under the 2013 Plan, having a fair market value on the grant date equal to a pre-determined dollar value, which was $275,000 for fiscal 2017.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 52 of this proxy statement.

The following table provides information for fiscal year 2017 compensation for all of our non-employee directors:

Fiscal 2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)		Stock Awards ($)(3)(4)		Total ($)
Frank E. Dangeard	85,013		275,000		360,013
Kenneth Y. Hao	15,023		325,000	(6)	340,023
David W. Humphrey	46,747	(5)	183,585		230,332
Geraldine B. Laybourne	65,012		275,000		340,012
David L. Mahoney	45,023		325,000	(6)	370,023
Robert S. Miller	105,013		275,000		380,013
Anita M. Sands	70,013		275,000		345,013
Daniel H. Schulman	180,013		275,000		455,013
V. Paul Unruh	95,013		275,000		370,013
Suzanne M. Vautrinot	20,023		325,000	(6)	345,023

(1)	Non-employee directors receive an annual retainer fee of $50,000 plus an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $20,000 (Audit Committee) for membership on each committee. The chair of each committee receives an additional annual fee of $15,000 (Nominating and Governance Committee) or $25,000 (Audit Committee and Compensation Committee).

(2)	Includes cash payout of $12.98 for fractional share from stock awards granted to each non-employee director.

(3)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“FASC”) Topic 718 for awards granted during fiscal 2017.

(4)	Each non-employee director other than Mr. Humphrey was granted 16,233 RSUs on May 17, 2016, with a per-share fair value of $16.94 and an aggregate grant date fair value of $275,000. Mr. Humphrey, who joined our Board on August 1, 2016, was granted 8,475 RSUs on August 9, 2016, with a per-share fair value of $21.66 and an aggregate grant date fair value of $183,585, which represents a pro-rated portion of the annual RSU grant for his service in fiscal 2017.

(5)	Mr. Humphrey joined our Board on August 1, 2016 and received a pro-rated portion of the $50,000 annual cash retainer fee for his service on the Board and a pro-rated portion of the $20,000 annual cash retainer for his services on the Compensation Committee for fiscal 2017.

(6)	In lieu of cash, Messrs. Hao and Mahoney and Ms. Vautrinot each received 100% of his or her respective annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, each was granted 2,951 shares at a per share fair value of $16.94 and an aggregate grant date fair value of $50,000. The balance of each such director’s fee was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE ELEVEN NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2018. As a matter of good corporate governance, the Audit Committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of KPMG is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as our independent registered public accounting firm.

The Audit Committee first approved KPMG as our independent auditors in September 2002, and KPMG audited our financial statements for fiscal 2017. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, KPMG. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for our audit. Our Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.

In addition to performing the audit of our consolidated financial statements, KPMG provided various other services during fiscal years 2017 and 2016. Our Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2017 and 2016 for each of the following categories of services are as follows:

Fees Billed to Symantec	2017	2016
Audit fees(1)	$9,985,434	$21,972,001
Audit related fees(2)	2,215,628	1,431,411
Tax fees(3)	248,467	284,052
All other fees(4)	—	61,131

Total fees	$12,449,529	$23,748,595

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and these categories include in particular the following components:

(1)	“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions and divestitures and statutory audit fees.

(2)	“Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

An accounting firm other than KPMG performs supplemental internal audit services for Symantec. Another accounting firm provides the majority of Symantec’s outside tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services relating to the fees described in the table above were approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

AMENDMENTS TO OUR 2013 EQUITY INCENTIVE PLAN, AS AMENDED

We are asking stockholders to approve the following amendments to our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), which were approved by our Board in August 2017:

(i)	an increase to the number of shares reserved for issuance under the 2013 Plan by 8,000,000 shares;

(ii)	a prohibition on dividend payments on unvested equity awards under the 2013 Plan; and

(iii)	a requirement that all awards granted under the 2013 Plan shall be subject to our insider trading and recoupment policies in accordance with the clawback policy adopted by the Board.

With the proposed 8,000,000 share increase, approximately 26,291,290 shares will be available for future issuance under the 2013 Plan, which represents approximately 4.3% of our 611,095,925 shares outstanding as of July  19, 2017.

Promotion of Good Compensation Practices

The 2013 Plan, as amended, is designed to promote good compensation practices and plan an important part of our pay-for-performance philosophy. Including the above proposed amendments, the 2013 Plan, as amended, contains the following important features which we believe promote good compensation practices:

•	No “evergreen” provision. The 2013 Plan has a fixed number of shares available for issuance. It is not an “evergreen” plan.

•

No “fungible share reserve.” The 2013 Plan does not contain a “fungible share reserve.” Instead, each one share granted as a restricted stock award, RSU (including PRUs), stock option or SAR under the 2013 Plan will count as the issuance of one share reserved for issuance under the 2013 Plan for the purpose of computing shares remaining available for issuance.

•	No discounted options of SARs. Stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•

One year minimum vesting on options and SARs. Each stock option and SAR granted under the 2013 Plan, other than a stock option or SAR granted in substitution for a stock option or SAR granted under a stock plan of a company acquired by the Company, is subject to a minimum service vesting requirement of one year from the date of grant of such stock option or SAR.

•	Repricing prohibited. Repricing or certain other exchanges of stock options and SARs for new 2013 Plan awards or cash is prohibited unless stockholder approval is first obtained.

•

No recycling or liberal share counting. No recycling of shares or “liberal share counting” practices are permitted under the 2013 Plan. Shares tendered to us or retained by us in the exercise or settlement of an award or for tax withholding, or shares that are repurchased on the open market with the proceeds of an option exercise price will not become available again for issuance under the 2013 Plan. In addition, the gross shares subject to a stock appreciation right (SAR) award and not the net number of shares actually issued upon exercise of such SAR counts against the 2013 Plan reserve.

Planned Frequency of Share Requests

Our request for 8,000,000 shares this year follows last year’s request for additional shares under the 2013 Plan. In an effort to increase accountability and transparency, the Board has determined to seek stockholder approval for smaller increases in the number of shares for reserve and issuance and, as a result, present proposals to stockholders on such increases on a more frequent basis going forward. This approach gives stockholders a more frequent opportunity to evaluate and vote on our usage of equity compensation across our company. Our current reserve of shares plus this year’s request, if approved, is expected to be sufficient for equity awards to employees across our company for at least one year, at which point we anticipate we will request stockholders approve additional shares.

As part of the Blue Coat and LifeLock transactions, we assumed outstanding equity awards that were awarded by Blue Coat and LifeLock prior to the completion of the transactions. This had an impact on our stock compensation expense and increased the number of outstanding equity compensation awards that could be potentially dilutive. However, the awards that we assumed as part of those transactions did not count against our existing share reserve, and it was always our intention to request shares this year as part of our plan for increased transparency and accountability. In fact, our fiscal 2017 gross burn rate was below our fiscal 2016 gross burn rate. Even without the Blue Coat and LifeLock transactions, we would have still needed to request additional shares to compensate our broad employee base.

Share Request Background

We believe that the increase in the number of shares reserved for issuance under the 2013 Plan is in the best interests of our company because of the continuing need to provide equity-based incentives to attract, motivate and retain the most qualified personnel and to respond to relevant market changes in equity compensation practices. This is particularly important this year as the Company undergoes a significant and important transformation following the acquisitions of both Blue Coat and LifeLock in fiscal 2017. The use of equity compensation has historically been a significant part of our overall compensation philosophy at Symantec and is a practice that we plan to continue. The 2013 Plan serves as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our employees. In addition, awards under the 2013 Plan provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 3 is not approved by our stockholders, we believe our ability to attract, motivate and retain the talent we need to compete in our industry would be seriously and negatively impacted and this could affect our long-term success.

Based on a review of Symantec’s historical practice, the recent trading price of our common stock, advice from its independent compensation consultant, and stockholder feedback, the Compensation Committee and the Board currently believe the additional share request will be sufficient to cover awards for at least one year. Our future burn rate will depend on a number of factors, including the number of participants in the 2013 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in the compensation practices of our competitors, or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

In connection with its approval of the amendment of the 2013 Plan, the Board considered Symantec’s current stock repurchase program, under which approximately $800 million remained authorized for future repurchases as of July 19, 2017, with no expiration date. We believe that stock repurchases reduce the potential dilutive effect of the issuance of additional equity incentives to employees. For example, the weighted average common shares outstanding decreased from 688,798,363 shares in fiscal 2015 to 617,726,034 shares in fiscal 2017, due in part to Symantec’s stock repurchase programs.

Equity Plan Philosophy

We have always placed an emphasis on the importance of using equity-based incentives to attract, motivate and retain the most qualified personnel in our industry, and this is particularly important this year as the company undergoes a significant transformation following the acquisitions of both Blue Coat and LifeLock in fiscal 2017. We award equity to a broad-based section of our employee base, which positions us for success in attracting, engaging and retaining key employee talent globally including many highly competitive markets. Over the last two fiscal years, we have granted equity to more than 35% of new hires. We typically grant equity awards to over 40% of employees at all levels globally during our annual review, with a focus on retention of higher performers with critical skills. As of July 19, 2017, over 70% of our employees, across 35 countries, owned unvested equity in our company. We believe this points to a culture of ownership at the Company—at all levels of the organization and across the vast majority of countries in which we operate. Equity is also a significant portion of our CEO and NEO’s overall compensation package (93% of total target compensation for our CEO and 86% of total target compensation for our NEOs).

Our broad-based use of equity for compensation purposes can have a material impact on our burn rate versus that of our peers, however, we believe that granting equity is an important part of our value proposition to our employees and, ultimately, our stockholders.

Plan History

The 2013 Plan was originally adopted by the Board in July 2013, and it was approved by our stockholders in October 2013. In 2016, the 2013 Plan was amended by the Board to provide the Committee the authority to make certain adjustments under the 2013 Plan in the event of an extraordinary cash dividend by Symantec. The 2013 Plan was further amended in 2016 to require that each stock option and SAR granted under the 2013 Plan, other than a stock option or SAR granted in substitution for a stock option or SAR granted under a stock plan of a company acquired by the Company, shall be subject to a minimum service vesting requirement of one year from the date of grant of such stock option or SAR.

Upon adoption, our stockholders approved the reservation of an aggregate of 45 million shares for issuance under the 2013 Plan. In 2016, our stockholders approved an increase to the number of shares reserved for issuance under the 2013 Plan by 17,000,000 shares. With the proposed 8,000,000 share increase, 70,000,000 shares of our common stock will be reserved for issuance under the 2013 Plan, which represents approximately 11.3% of our outstanding shares as of July 19, 2017. No shares carried over from our 2004 Equity Incentive Plan (the “Prior Plan”), which was our primary equity compensation plan prior to the adoption of the 2013 Plan. We no longer grant awards under the Prior Plan.

The following table summarizes certain information regarding our equity incentive program, which includes our 2013 Plan and awards granted under our prior plans, including our assumed plans. Our only active equity plans with available shares for future issuance are our 2013 Plan and our 2000 Director Equity Plan, as referenced below.

As of July 19, 2017
Total number of shares of common stock subject to outstanding full value awards (including RSUs and PRUs) under all plans(1)	31,514,380
Total number of shares of common stock subject to outstanding stock options under all plans(1)	18,307,674
Weighted-average exercise price of outstanding stock options	$8.7102
Weighted-average remaining term of outstanding stock options	8.15 years
Total number of shares of common stock available for future grant under the 2013 Plan(2)	18,291,290
Total number of shares of common stock available for future grant under the 2000 Director Equity Plan	47,683

(1)

The number of shares of common stock subject to outstanding full value awards and the number of shares of common stock subject to outstanding stock options are higher than average due to the large number of equity awards (RSU, PRUs and stock options) we assumed in connection with the Blue Coat and LifeLock acquisitions during fiscal 2017. These assumed equity awards were granted under assumed equity plans and not under the 2013 Plan. No shares are available for future issuance under the assumed plans. While these two transformative acquisitions increased our overhang, these transactions along with our business transformation initiatives resulted in significant stockholder return in fiscal 2017.

(2)	Excludes the proposed increase of 8,000,000 shares under this Proposal 3.

The following table summarizes our outstanding equity as of July 19, 2017 excluding the equity awards assumed with the Blue Coat and LifeLock acquisitions:

As of July 19, 2017
Total number of shares of common stock subject to outstanding full value awards (including RSUs and PRUs) excluding awards assumed with the Blue Coat and LifeLock acquisitions	22,543,846
Total number of shares of common stock subject to outstanding stock options excluding awards assumed with the Blue Coat and LifeLock acquisitions	87,429

The Blue Coat and LifeLock acquisitions therefore had a material impact on the potential dilutive effect of outstanding equity awards (also commonly referred to as overhang). However, as noted below, and above in the section titled “Planned Frequency of Share Requests”, the number of shares granted to Symantec employees during fiscal 2017 was below that of fiscal 2016, demonstrating our careful consideration of our burn rate. While the assumption of the Blue Coat and LifeLock awards will have a temporary impact on our overhang, they do not demonstrate any increase in our use of equity or deviation from our historical or planned burn rate.

Plan History — Burn Rate

A key factor that we consider in administering our equity compensation programs and in determining our share increase request is our “burn rate,” which is generally the number of shares that we utilize under the 2013 Plan each year relative to our total shares outstanding shares outstanding. We analyze our burn rate in terms of gross burn rate and net burn rate. We define “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We define “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage.

Our Board of Directors takes seriously its commitment to stockholders to use equity responsibly, and in recent years our gross burn rate has been decreasing:

The following table sets forth our gross burn rate for fiscal 2017, 2016 and 2015. Our net burn rate for the same period was 1.19%, 0.24% and 1.75%, respectively.

Gross Burn Rate Summary

Grant Year	Restricted Stock Granted (#)(1)(2)	Performance-based Restricted Stock Released (#)(2)(3)	Options & SARs Granted (#)(3)(4)	Weighted Average Common Shares Outstanding (#)	Gross Burn Rate (%)
Fiscal 2017	10,421,909	583,640	—	617,726,034	1.78
Fiscal 2016	14,116,762	400,449	—	670,002,129	2.17
Fiscal 2015	18,185,270	1,023,897	—	688,798,363	2.79

(1)	Includes time-based RSUs granted by Symantec. Does not include PRUs granted by Symantec; PRU stock released is included in a separate column above.

(2)	This table only includes awards granted by Symantec and does not include awards assumed in acquisitions (e.g., Blue Coat or LifeLock).

(3)	Includes PRUs and performance-contingent stock units (“PCSUs”) released upon vesting. Our fiscal 2015 annual report on Form 10-K did not disclose the number of PRUs/PCSUs released but it was included in our fiscal 2016 and 2017 annual report on Form10-K.

(4)	While we assumed stock options with acquisitions in fiscal 2017, no stock options or SARs were granted by Symantec in fiscal 2015, 2016 and 2017.

Our burn rates for fiscal 2015 through fiscal 2017 were higher than we initially estimated for reasons including the following:

•	Our weighted average number of shares of common stock outstanding during each of those periods has decreased as we maintain ongoing share buyback plans to return capital to our stockholders;

•	In preparation for the separation of the Veritas business unit, we hired executives for Veritas resulting in an increased utilization of the 2013 Plan’s share reserve;

•	Approximately 10% of our workforce received additional grants in fiscal 2015 to help mitigate the retention risks and provide stability through the sale of Veritas; and

•	We also granted additional equity awards for retention purposes in fiscal 2017 as we integrated Blue Coat and Symantec into one organization while undertaking our business transformation initiatives.

The table below summarizes the number of PRUs granted at target under the 2013 Plan in each of the past three fiscal years but not included in our burn rate calculations. Our burn rate calculations consider Performance-based Restricted Stock released, rather than granted. PRUs released is a more accurate measure of the compensation expense and dilutive impact than awards granted, and that calculation is also more frequently used by third parties evaluating our equity compensation plans.

Grant Year	Performance-based Restricted Stock Granted (#)
Fiscal 2017	1,978,638
Fiscal 2016	917,460
Fiscal 2015	1,661,320

The following table presents a summary of the number of awards assumed in fiscal 2017 in connection with the Blue Coat and LifeLock acquisitions, and excluded from our fiscal 2017 burn rate calculations, as noted above.

	RSUs (#)	PRUs (#)	Options & SARs (#)
Fiscal 2017 awards assumed(1)	7,983,644	3,011,119	24,028,593

(1)	These amounts include the total awards assumed at the closing of the Blue Coat and LifeLock transactions; the number of awards currently outstanding is less due to terminations, cancellations and exercises after the assumption.

Please see “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A)” beginning on page 54 for more discussion of equity awards made to our senior executives

Summary of our 2013 Equity Incentive Plan, as Amended

The following is a summary of the principal provisions of the 2013 Plan, as proposed to be amended. This summary does not purport to be a complete description of all of the provisions of the 2013 Plan. It is qualified in its entirety by reference to the full text of the 2013 Plan. A copy of the 2013 Plan has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the 2013 Plan may do so by written request to the Secretary at Symantec’s headquarters in Mountain View, California.

Eligibility. Employees (including officers), consultants, independent contractors, advisors and members of the Board (including non-employee directors) are eligible to participate in the 2013 Plan. As of July 19, 2017, there were approximately 12,625 employees and consultants, including eight executive officers, and ten non-employee directors that would have been eligible to receive awards under the 2013 Plan if the 2013 Plan, as proposed to be amended, had been effective as of that date. Since our executive officers and non-employee directors may participate in the 2013 Plan, each of our executive officers, non-employee directors and director nominees has an interest in Proposal No. 3.

Types of Awards. Awards that may be granted are stock options (both nonstatutory stock options and incentive stock options (which may only be granted to employees)), restricted stock awards, RSUs (including PRUs and performance-contingent stock units (“PCSUs”)) and stock appreciation rights (each individually, an “award”).

Shares Reserved for Issuance. If Proposal No. 3 is approved, the total number of shares reserved under the 2013 Plan will be 70,000,000 shares, with 26,291,290 available for future issuance (including the available reserve as of July 19, 2017).

Shares Returned to the Plan. Shares that are subject to issuance upon exercise of an option but cease to be subject to such option for any reason (other than exercise of such option), shares that are subject to an award that is granted but is subsequently forfeited or repurchased by Symantec at the original issue price and shares that are subject to an award that terminates without shares being issued will again be available for grant and issuance under the 2013 Plan.

Shares Not Returned to the Plan. Shares that are withheld to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award, shares that are not issued or delivered as a result of the net settlement of an outstanding option or SAR and shares that are repurchased on the open market with the proceeds of an option exercise price will not be available again for grant and issuance under the 2013 Plan.

Reduction of Shares. For purposes of determining the number of shares available for grant under the 2013 Plan, any equity award (i.e., an option, SAR, award of restricted stock or RSUs) will reduce the number of shares available for issuance by one share.

Per-Share Exercise Price. The per-share exercise price of stock options and SARs granted under the 2013 Plan must equal at least the fair market value of a share of our common stock on the grant date of the option.

No Repricing. The exercise price of an option or SAR may not be reduced (repriced) without first obtaining stockholder approval (other than in connection with certain corporate transactions, including stock splits, stock dividends, mergers, spin-offs and certain other similar transactions).

Recoupment (“Clawback”) Policy; Insider Trading Policy. Under the 2013 Plan as proposed to be amended, awards granted under the 2013 Plan are subject to a clawback policy adopted by the Board or required by law. In August 2017, our Board adopted a formal clawback policy for recoupment of performance based equity compensation, PRUs and other performance based compensation granted under the 2013 Plan from the Company’s executive officers, including all Named Executive Officers. Pursuant to this policy, the Board of Directors may seek to recoup certain incentive compensation from executives in the event that the Company is required to restate its financial statements due to fraud or intentional misconduct for three fiscal years preceding the date on which the Company is required to prepare an accounting restatement. This policy operates in addition to any compensation recoupment provided for under the Company’s Executive Annual Incentive Plans. Awards under the 2013 Plan are also subject to compliance with the Company’s insider trading policy.

Number of Shares Per Calendar Year. No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to the grant of awards under the 2013 Plan, except that new employees are eligible to receive up to a maximum of 3,000,000 shares in the calendar year in which they commence employment with us.

Vesting and Exercisability. Awards become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the administrator and as set forth in the related award agreement. Vesting may be based on the passage of time in connection with services performed for us or upon achievement of performance goals or other criteria. The maximum term of each option and SAR is ten years from the date of grant. As a matter of practice, options have generally been subject to a four-year vesting period with a one-year period before any vesting occurs and are currently granted with a maximum term of seven years from the date of grant. Options cease vesting on the date of termination of service or the death or disability of the employee, and generally expire three months after the termination of the employee’s service to Symantec or up to 12 months following the date of death or disability. However, if an employee is terminated for cause, the option expires upon termination. SARs become exercisable as they vest and are settled in cash or shares, as determined by the administrator, having a value at the time of exercise equal to (1) the number of shares deemed exercised, times (2) the amount by which Symantec’s stock price on the date of exercise exceeds the exercise price of SARs. RSUs are settled in cash or shares, depending on the terms upon which they are granted, and only to the extent that they are vested. Shares subject to a restricted stock award that are unvested remain subject to our right of repurchase.

Minimum Vesting. No stock option or SAR award granted on or after November 1, 2016 will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares authorized for issuance under the 2013 Plan as of November 1, 2016 may be subject to stock options and SAR awards granted on or after November 1, 2016 which do not meet such vesting (and, if applicable, exercisability) requirements.

No Dividends Paid on Unvested Awards. Under the 2013 Plan as proposed to be amended, no dividend or dividend equivalent payments may be accrued by not paid on unvested equity awards. Any dividends or dividend equivalents on unvested awards are subject to the same vesting conditions as the awards on which they relate and may be paid at the time of vesting.

Method of Exercise. The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, broker assisted same-day sales or other methods permitted by the 2013 Plan, the administrator and applicable law.

Adjustment of Shares. In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Symantec without consideration or if there is a change in the corporate structure of Symantec, then (a) the number of shares reserved for issuance and future grant under the 2013 Plan, (b) the limits on the number of shares that may be issued to participants in a calendar year, (c) the exercise price and number of shares subject to outstanding options and SARs (d) the maximum number of shares that may be issued as incentive stock options, (e) the maximum number of shares that may be issued to non-

employee directors in a fiscal year and (f) the purchase price and number of shares subject to other outstanding awards, including restricted stock awards, will be proportionately adjusted, subject to any required action by the Board or our stockholders and subject to compliance with applicable securities laws. In the event of an extraordinary cash dividend, the Company may make certain adjustments in lieu of the above including cash payments.

Administration. The Compensation Committee administers the 2013 Plan (except when the Board decides to directly administer the 2013 Plan).

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a federal income tax deduction to public companies for compensation paid to the company’s chief executive officer and three other most highly compensated officers (excluding our chief financial officer) (“covered employees”) to the extent that any of them receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as performance based compensation for Section 162(m) purposes, an employer may deduct the compensation for federal income tax purposes, even if the compensation exceeds $1.0 million in a single year. The 2013 Plan is intended to comply with the requirements of Section 162(m) of the Code such that performance-based awards in excess of $1.0 million payable to our covered employees may be deductible by us but the Compensation Committee has discretion to grant awards that do not comply with Section 162(m).

Non-Employee Director Equity Awards. Under the 2013 Plan, non-employee directors may be granted stock options and other equity awards either on a discretionary basis or pursuant to policy adopted by the Board, except that no non-employee director will be eligible to receive more than 2,000,000 shares in any one fiscal year. Pursuant to a policy adopted by the Board effective April 2, 2016, each non-employee member of the Board receives an annual award of fully-vested restricted stock units having a fair market value on the grant date equal to $275,000, with this value prorated for new non-employee directors from the date of such director’s appointment to the Board to the end of the fiscal year.

Corporate Transaction. In the event of a change of control of Symantec (as set forth in the 2013 Plan), the buyer may either assume outstanding awards or substitute equivalent awards. If the buyer fails to assume or substitute awards issued under the 2013 Plan, all awards will expire upon the closing of the transaction, and the Board will determine whether the change of control will have any additional effect, including acceleration of the vesting of the awards. Unless otherwise determined by the Board, all unvested stock option and RSU awards made to non-employee directors under the 2013 Plan will accelerate and vest in full. A change of control of Symantec must also qualify as a change in control within the meaning of Section 409(A) of Code and the regulations thereunder.

Amendment or Termination of 2013 Plan. The Board may at any time amend or terminate the 2013 Plan in any respect; provided, that the Board may not, without the approval of the stockholders of Symantec, amend the 2013 Plan to increase the number of shares that may be issued under the 2013 Plan, change the designation of employees or class of employees eligible for participation in the 2013 Plan or materially modify a provision of the 2013 Plan if the modification requires stockholder approval under rules of the NASDAQ Stock Market.

Termination Date. The 2013 Plan will terminate on October 22, 2023 unless terminated earlier.

Summary of Federal Income Tax Consequences of Awards Granted under the 2013 Equity Incentive Plan, as Amended

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to Symantec and participants in the 2013 Plan with respect to awards granted under the 2013 Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Tax Treatment of the Participant

Incentive Stock Options. An optionee will recognize no income upon the grant of an incentive stock option (“ISO”) and will incur no tax upon exercise of an ISO unless for the year of exercise the optionee is subject to the alternative minimum tax (“AMT”). If the optionee holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the ISO’s grant date (the “required holding period”), then the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon the exercise of the ISO.

If the optionee disposes of ISO Shares prior to the expiration of the required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonstatutory Stock Options. An optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by Symantec if the optionee is an employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss depending upon the amount of time the NSO shares were held by the optionee.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a RSU award (including awards of PRUs and PCSUs). The participant will generally include in ordinary income, which will be subject to income tax withholding by Symantec if the participant is an employee, the fair market value of the shares of stock that are delivered to the participant upon settlement, which generally occurs at the time the RSUs vest. The 2013 Plan allows Symantec to withhold shares from the RSU award to satisfy the participant’s withholding tax obligation, with Symantec retiring those shares from issuance and being required to tender cash from its general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

Restricted Stock. A participant receiving restricted shares for services recognizes taxable income when the shares become vested. Upon vesting, the participant will include in ordinary income an amount, which will be subject to income tax withholding by Symantec if the participant is an employee, equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the participant, subsequent appreciation or depreciation in the value of the shares is treated as long-term or short-term capital gain or loss depending on the amount of time the shares were held by the participant.

If the participant makes an election under Section 83(b) of the Code (“83(b) Election”), the participant will include in income as ordinary income the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income will be subject to withholding by Symantec (either by payment in cash or withholding out of the participant’s award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

Stock Appreciation Rights. A grant of a SAR has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares or other consideration received is generally taxable to the recipient as ordinary income, which will be subject to income tax withholding by Symantec if the recipient is an employee.

Tax Treatment of Symantec

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the Code, Symantec generally will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 2013 Plan.

ERISA Information

The 2013 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Accounting Treatment

Symantec will recognize compensation expense in connection with awards granted under the 2013 Plan as required under applicable accounting standards. Symantec currently recognizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

New Plan Benefits

Except as described in “— Summary of our 2013 Equity Incentive Plan, as Amended — Non-Employee Director Equity Awards” above, future awards to directors, executive officers, employees and other eligible participants under the 2013 Plan are discretionary and cannot be determined at this time. Further, since the number of shares subject to the RSUs to be granted to non-employee directors under the 2013 Plan depends on the fair market value of our common stock at future dates, it is not possible to determine the exact number of shares that will be subject to such future RSU awards. The following table sets forth the aggregate number of shares subject to RSU awards (including PRUs at 100% of target as disclosed in our fiscal 2017 annual report on Form 10-K) granted in fiscal 2017 under the 2013 Plan for the individuals identified. No stock options were granted under the 2013 Plan in fiscal 2017. Messrs. Clark, Fey and Noviello did not receive any 2013 Plan-based awards in fiscal 2017.

Name	Restricted Stock Units Granted
Named Executive Officers:
Francis C. Rosch	295,919
Scott C. Taylor	236,736
Thomas J. Seifert Michael Brown	355,103 —
All current executive officers as a group (7 persons)	788,550
All current non-employee directors as a group (10 persons)	154,572
All employees, excluding current executive officers	11,457,425

Equity Compensation Plan Information

The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of March 31, 2017:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	140,426		$13.13	85,324,824	(1)
Equity compensation plans not approved by security holders	—	(2)	—	—
Total	140,426		$13.13	85,324,824

(1)	Represents 53,931 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan, 209,599 shares remaining available for future issuance under Symantec’s 2002 Executive Officer’s Stock Purchase Plan, 38,965,625 shares remaining available for future issuance under Symantec’s 2008 Employee Stock Purchase Plan, 18,205,815 shares issuable upon settlement of RSUs and 27,889,854 shares issuable for future grant under our 2013 Plan as of March 31, 2017. Note, this does not include shares granted after March 31, 2017 and excludes the proposed increase of 8,000,000 shares under this Proposal 3.

(2)	Excludes outstanding options to acquire 19,390,010 shares as of March 31, 2017 that were assumed as part of various acquisitions. The weighted average exercise price of these outstanding options was $8.91 as of March 31, 2017. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plan themselves, and therefore, no further options may be granted under these acquired-company plans.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Symantec Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, fiscal 2017 was a transformative year for Symantec, defined by a strategic refocus exclusively on cybersecurity, a major operational initiative to reduce costs and complexity, and a significant realignment of our executive leadership. Our executive compensation programs for fiscal 2017 reflect these significant changes to our management team and to our business while promoting our pay-for-performance philosophy and corporate governance best practices. A few highlights, which are discussed further in the Compensation Discussion & Analysis, are:

•

We reward performance that meets our predetermined goals. Our compensation plans do not have guaranteed payout levels, and our named executive officers do not receive any payouts under performance-based cash or equity awards if the goals are not met. Our compensation plans are also capped to discourage excessive or inappropriate risk-taking by our executive officers.

•

The majority of the annual, at-target equity compensation of our named executive officers is in the form of performance-based restricted stock units (“PRUs”), which do not have any value unless our company achieves targeted non-GAAP operating income for fiscal 2018. We do not award any stock options to our executives.

•	Our various incentive plans use multiple, non-duplicative measures that correlate to stockholder value, such that no single metric is overly emphasized in determining payouts in a year.

•

Our peer group consists primarily of businesses with a focus on software development, or software and engineering-driven companies that compete with us for talent. Our peer group companies are comparable to us in terms of complexity, global reach, revenue and market capitalization. We reevaluate our peer group on an annual basis and, when necessary, make adjustments.

•

We have long-standing stock ownership guidelines for our named executive officers, requiring them to hold a significant minimum value in shares so that they have a material financial stake in our company, thereby further aligning the interests of our executive officers with those of our stockholders. We also prohibit the sale of any shares (except to meet tax withholding obligations) if doing so would cause them to fall below the required ownership levels.

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code.

•	We limit any potential cash severance payments to not more than 1x our executive officers’ total target cash compensation and 2x our CEO’s total base salary.

•

We have traditionally included clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct). In August 2017, our Board went a step further and adopted a “clawback” policy, applicable to all performance based compensation granted to the company’s officers (even after they leave Symantec).

This policy supplements the contractual “clawback” rights described above we have had in place for many years, noted herein. See Proposal 3 for more information on the “clawback policy.”

•

Our executive officers are prohibited from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, and are also prohibited from pledging their Symantec stock.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•	We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

We believe that our compensation program balances the interests of all of our constituencies — our stockholders, our executive officers, the remainder of our employee base, our business partners and our community — by, among other things, focusing on achievement of corporate objectives, attracting and retaining highly-qualified executive management and maximizing long-term stockholder value. We encourage you to read the Compensation Discussion & Analysis, compensation tables and narrative discussion in this proxy statement.

The vote to approve the compensation of our named executive officers is advisory, and therefore not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also provides stockholders the opportunity to indicate how frequently the Company should hold future advisory votes on the compensation of our named executive officers. Stockholders may indicate whether they would prefer to have future advisory votes on executive compensation every year, every two years, every three years or abstain from voting on this proposal.

Our prior say-on-frequency vote occurred in 2011. At the 2011 Annual Meeting, our stockholders agreed with the Board’s recommendation that advisory votes on executive compensation should occur every year. After careful consideration, the Board recommends to continue holding future advisory votes on compensation of our named executive officers annually. Our Board believes that holding a vote every year is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a timely basis; and (ii) it is consistent with our practice of engaging with our stockholders, and obtaining their input, on our corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future advisory votes on the compensation of our named executive officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes should abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for an advisory vote on the compensation for our named executive officers every one year.

The frequency with which future advisory votes on compensation of our named executive officers are held is advisory, and therefore not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR” UNDER PROPOSAL NO. 5

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING EXECUTIVE PAY CONFIDENTIAL VOTING

Proposal 6 is a stockholder proposal. If the stockholder proponent, or representative who is qualified under state law, is present at the Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The stockholder proposal is included in this proxy statement exactly as submitted by the stockholder proponent. The Board’s recommendation on the proposal is presented immediately following the proposal. We will promptly provide you with the name, address and, to Symantec’s knowledge, the number of voting securities held by the proponent of the stockholder proposal, upon receiving a written or oral request directed to: Symantec Corporation, Attn: Scott C. Taylor, Corporate Secretary, 350 Ellis Street, Mountain View, California 94043, telephone: (650) 527-8000.

Proposal 6 — Executive Pay Confidential Voting

Shareholders request our Board of Directors to take the steps necessary to adopt a bylaw that prior to the Annual Meeting, the outcome of votes cast by proxy on certain executive pay matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. Certain matters include the topics of say on executive pay and management-sponsored or board-sponsored resolutions seeking approval of executive pay plans.

This proposal would not prohibit management access to shareholder comments submitted along with shareholder meeting ballots. This proposal is limited to executive pay items. Shareholders could still waive the confidentiality of their ballots on executive pay items — for instance by checking a box on the ballot to, for instance, request dialog with the company on its executive pay. If management needed to ensure a quorum it could obtain enough information from Broadridge or another similar service and still maintain confidentiality on executive pay voting.

Our management can now monitor incoming votes and then use shareholder money to blast shareholders with costly solicitations on matters where they have a direct self-interest such as such as the ratification of lucrative stock options and to obtain artificially high votes for their lucrative executive pay.

Our management can now do an end run on the effectiveness of say on pay votes. Instead of improving executive pay practices in response to disapproving shareholder votes, our management can efficiently manipulate the say on pay vote to a higher percentage. Without executive pay confidential voting our management can simply blast shareholders by using multiple professional proxy solicitor firms at shareholder expense (no timely disclosure of the cost) with one-way communication by mail and electronic mail (right up to the deadline) to artificially boost the vote for their self-interested executive pay ballot items.

It is important for shareholders that the company get executive pay right in order to give management the best-focused incentive for long-term shareholder value. Executive pay is not ordinary business.

Please vote to enhance shareholder value.

Executive Pay Confidential Voting- Proposal 6

Our Board of Directors’ Statement in Opposition to Proposal 6

The Board believes that our current voting procedures are in the best interests of our stockholders and that the proponent’s proposal is unnecessary and, as such, should not be adopted.

The proponent’s proposal would limit communication between the Company and stockholders rather than fostering it. We regularly communicate with our stockholders and monitor the voting tally prior to our annual meetings in an effort to better understand our stockholders’ needs on an ongoing and current basis. By seeking to withhold from the Company a running tally of votes for and against executive compensation matters, this proposal could deprive both the Company and its stockholders of a meaningful opportunity for communication and for gaining a better understanding of the needs of our stockholders. For example, if a number of stockholders have voted against a Board proposal relating to executive compensation, communication with those stockholders prior to the final vote tally could assist the Board in deciding how best to respond to their concerns. The range of potential Board responses is wide and could include modifying or even withdrawing entirely the proposal. Without Company access to a running vote tally, stockholder engagement on important governance matters, including compensation plans that affect employees generally, may be hampered, if not rendered impossible. We believe communications such as these are fundamental to effective stockholder engagement and should not be restricted. See “Corporate Governance — Stockholder Engagement” above for more information about our stockholder engagement.

Many of our stockholders already vote confidentially. In addition, we believe the proposal is unnecessary because a significant majority of our stockholders already vote confidentially or have the means to do so. These shares are typically held in street name through a broker, bank or other nominee and, as such, these stockholders already have the means to vote confidentially. For shares registered with our transfer agent, a stockholder may attain confidential voting by re-registering their shares in street name.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Symantec or our stockholders, and recommends that you vote “AGAINST” Proposal 6.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6.

PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST”

THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING EXECUTIVES TO RETAIN SIGNIFICANT STOCK

Proposal 7 is a stockholder proposal. If the stockholder proponent, or representative who is qualified under state law, is present at the Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The stockholder proposal is included in this proxy statement exactly as submitted by the stockholder proponent. The Board’s recommendation on the proposal is presented immediately following the proposal. We will promptly provide you with the name, address and, to Symantec’s knowledge, the number of voting securities held by the proponent of the stockholder proposal, upon receiving a written or oral request directed to: Symantec Corporation, Attn: Scott C. Taylor, Corporate Secretary, 350 Ellis Street, Mountain View, California 94043, telephone: (650) 527-8000.

Proposal 7 — Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy in our Company’s next annual meeting proxy. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 75% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

Please vote to protect shareholder value.

Executives To Retain Significant Stock — Proposal 7

Our Board of Directors’ Statement in Opposition to Proposal 7

We believe that it is important that our compensation policies and practices firmly align the interests of our executive officers with those of our stockholders and encourage a focus on the Company’s long-term success and performance. We further believe that our existing compensation policies and practices, which include (i) stock ownership requirements, (ii) anti-hedging and stock recoupment (clawback) policies, and (iii) an appropriate mix of long-term equity incentive compensation, strike the appropriate balance; therefore, this proposal is unnecessary and not in the best interests of our stockholders.

Our executive officers are subject to robust stock ownership requirements that appropriately align their interests with the long-term interests of our stockholders. We believe that in order to better align the interests of our executive officers with those of our stockholders, our executive officers should have a financial stake in our company. Since October 2005, we have implemented stock ownership requirements for our executive officers. We review the requirements on an annual basis and update them from time to time. In fiscal 2017, our chief executive officer was required to hold five times (5x) his base salary in Symantec shares. Effective August 1, 2017, this requirement was increased to six times (6x) his base salary, to further align our interests with our stockholders. In addition, each of our chief financial officer and chief operating officer is required to hold three times (3x) his base salary in Symantec shares and the rest of the executive officers are required to hold two times

(2x) their base salaries in Symantec shares. Stock options and unvested restricted stock awards or performance-based restricted stock units do not count towards satisfying our stock ownership guidelines. In addition, an executive officer who has not satisfied the applicable stock ownership level must retain at least 50% of all net (after-tax) equity grants until the required stock ownership level has been met. We have found that our revised stock ownership and retention requirements are consistent with our peers’ requirements.

Our existing anti-hedging and claw-back policies further align the interests of our executives with the long-term interests of stockholders. The Company maintains other significant governance policies related to the Company’s stock held by our executives. Our Insider Trading Policy prohibits our employees, including our executive officers, from short-selling our stock, engaging in transactions involving Symantec-based derivative securities, or otherwise hedging the economic risk of their Symantec shares. This policy ensures that executives bear the full economic risk and reward of share ownership with respect to their holdings. Moreover, our compensation plans contain recoupment (or “claw-back”) provisions in which the executive may be required to pay back profit realized in the event of certain restatements of our financial statements. Further, our Board recently adopted a clawback policy applicable to our executives’ cash and equity-based incentive compensation in the event such executive’s fraud or intentional misconduct materially contributes to certain restatements of our financial statements. In addition, we require all executive officers to pre-clear any transactions involving Symantec shares with our Compliance Officer prior to entering into the transaction.

Our executive compensation program encourages a focus on long-term performance. A significant percentage (over 50%) of our executive officers’ compensation consists of long-term equity incentive awards, which consists entirely of performance-based restricted stock units (PRUs) and restricted stock units (RSUs). PRUs are contingent upon the Company achieving certain performance metrics over a three-year period, and are only awarded if the performance metrics are met. RSUs vest over four years. We believe our long-term performance compensation enhances the alignment to long-term financial performance of the Company.

A requirement for our executive officers to retain our stock until at least reaching normal retirement age could diminish our ability to attract and retain executive talent that is critical to our long-term success. In order to attract and retain executives in a competitive market, we must have a competitive compensation program, including our stock retention program. We have reviewed various data sources on the stock ownership requirements utilized by our peers, and, similar to our current program, under the executive compensation programs currently offered by our peers, executive officers are able to realize value from their equity awards during the course of their employment after they have reached their company’s holding requirement threshold. If we imposed a post-employment holding requirement, it could diminish our ability to attract and retain executives or require us to compensate executives in other less effective ways to remain competitive. We believe it is in the best interests of our stockholders that we retain the flexibility to establish executive compensation programs that are competitive in attracting and retaining executives who can best drive long-term stockholder value.

Symantec has a strong and effective corporate structure practice. Symantec is committed to strong corporate governance practices, and this is reflected by its strong corporate governance ratings.

For these reasons, the Board believes that our existing stock ownership requirements and other compensation programs and policies effectively facilitate significant stock ownership by our executive officers and that establishing a holding requirement until reaching normal retirement age would not be in the best interests of our stockholders.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Symantec or our stockholders, and recommends that you vote “AGAINST” Proposal 7.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 7.

PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST”

THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of August 1, 2017, and their positions are shown below.

Name	Age	Position
Gregory S. Clark	52	Chief Executive Officer
Amy L. Cappellanti-Wolf	52	Senior Vice President and Chief Human Resources Officer
Roxane Divol	44	Executive Vice President and General Manager, Website Security
Michael D. Fey	42	President and Chief Operating Officer
Nicholas R. Noviello	48	Executive Vice President and Chief Financial Officer
Francis C. Rosch	53	Executive Vice President, Consumer Digital Safety
Scott C. Taylor	53	Executive Vice President, General Counsel and Secretary

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

For information regarding Mr. Clark, please refer to Proposal No. 1, “Election of Directors” above.

Ms. Cappellanti-Wolf has served as our Senior Vice President and Chief Human Resources Officer since July 2014. Prior to joining us, she was Chief Human Resources Officer at Silver Spring Networks, Inc., a smart grid products provider, from June 2009 to July 2014. From September 2001 to June 2009, Ms. Cappellanti-Wolf served as Vice President, Human Resources of Cisco Systems, Inc., a networking company. From 2000 to 2001, she served as a Human Resources Director at Sun Microsystems, Inc. Ms. Cappellanti-Wolf served as Human Resources Director for The Walt Disney Company from 1995 to 2000 and held various roles in human resources with Frito-Lay, Inc., a division of PepsiCo, Inc., from 1988 to 1995. She has a Bachelor’s degree in journalism from West Virginia University and a Master’s degree in industrial and labor relations from West Virginia University.

Ms. Divol has served as our Executive Vice President and General Manager, Website Security since February 2017. Previously, she served as our SVP and General Manager, Website Security from January 2016 to February 2017; as our SVP and General Manager, Trust Services from 2014 to January 2016; and as our SVP of Alliances from 2013 to 2014. Prior to joining Symantec, Ms. Divol served in a variety of capacities at McKinsey & Company, a global management consulting firm, from 1996 to 2013, including as partner from 2008 to 2013. She is a director at Wolverine Worldwide and sits on the board of the Global Fund for Women. Ms. Divol holds a Master of Business Administration degree from Insead and a Master’s degree from École Polytechnique in Paris.

Mr. Fey has served as our President and Chief Operating Officer since August 2016. Prior to joining Symantec, he served as the President and Chief Operating Officer of Blue Coat from December 2014 to August 2016, when we acquired that company. Prior to joining Blue Coat, Mr. Fey served in a variety of capacities at the Intel Security Group from 2012 until 2014, including as Executive Vice President, Chief Technology Officer and as General Manager of Corporate Products. Previously, he served as Senior Vice President, Advanced Technologies and Field Engineering with McAfee, a software security company, from 2007 until 2012. Mr. Fey holds a Bachelor’s degree from Embry-Riddle Aeronautical University.

Mr. Noviello has served as our Executive Vice President and Chief Financial Officer since December 2016. Prior to that, he served as our Executive Vice President and Chief Integration Officer from August 2016 to November 2016. Prior to joining Symantec, Mr. Noviello served as Blue Coat’s

Chief Financial Officer from January 2016 to August 2016, when we acquired that company. Prior to joining Blue Coat, he served as Executive Vice President, Finance and Operations, and Chief Financial Officer for NetApp, a publically traded global data management and storage company, from January 2012 through January 2016. From January 2008 until January 2012, Mr. Noviello held a variety of positions of increasing seniority within the finance organization at NetApp, including Controller and Global Controller. Prior to joining NetApp, he spent eight years at Honeywell International, where he was Chief Financial Officer of two global business units, ran investor relations, and was a leader on the corporate mergers and acquisitions team. Mr. Noviello started his career at PricewaterhouseCoopers. He is a Certified Public Accountant and holds a Bachelor’s degree in business administration from Boston University and a Master’s degree in taxation from Fairleigh Dickinson University.

Mr. Rosch has served as our Executive Vice President, Consumer Digital Safety since February 2017. Prior to that, he served as our Executive Vice President, Norton Business Unit from June 2014 to February 2017, as our Senior Vice President, Mobility from February 2013 to June 2014, and as Vice President, Trust Services and SSL from August 2010 to January 2013. Prior to joining Symantec, Mr. Rosch held various leadership positions at Verisign, Inc., an Internet infrastructure services company, from August 1998 to August 2010, including most recently as Senior Vice President, Authentication Services. Prior to joining for Verisign in 1998, Mr. Rosch worked as an IT and security consultant for various consulting organizations. He has a Bachelor’s degree in industrial engineering from Lehigh University.

Mr. Taylor has served as our Executive Vice President, General Counsel and Secretary since August 2008. From February 2007 to August 2008, he served as our Vice President, Legal. Prior to joining Symantec, Mr. Taylor held various legal and administrative positions at Phoenix Technologies Ltd., a provider of core systems software, from January 2002 to February 2007, including most recently as Chief Administrative Officer, Senior Vice President and General Counsel. From May 2000 to September 2001, he was Vice President and General Counsel at Narus, Inc., a venture-backed private company that designs IP network management software. Mr. Taylor is a director of Piper Jaffray Companies, a national advisory board member of the Stanford University Center for Comparative Studies on Race and Ethnicity and serves on the board of trustees of Menlo School. He holds a Juris Doctorate from George Washington University and a Bachelor’s degree from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 30, 2017, with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board and nominee, (iii) the named executive officers of Symantec included in the Summary Compensation Table appearing on page 81 of this proxy statement and (iv) all current executive officers and directors of Symantec as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 610,990,648 shares of Symantec common stock outstanding as of June 30, 2017 (excluding shares held in treasury). Shares of common stock subject to stock options and restricted stock units vesting on or before August 29, 2017 (within 60 days of June 30, 2017) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owner
Capital World Investors(1)	66,441,047	10.9%
Vanguard Group Inc.(2)	61,583,993	10.1%
Franklin Mutual Advisors, LLC(3)	41,305,074	6.8%
BlackRock, Inc.(4)	39,562,423	6.5%
Directors and Executive Officers
Gregory S. Clark(5)	4,593,111	*
Michael D. Fey(6)	1,385,581	*
Nicholas R. Noviello(7)	968,062	*
Michael Brown**(8)	431,606	*
David L. Mahoney	174,979	*
Francis C. Rosch(9)	155,956	*
Scott C. Taylor	154,910	*
Daniel H. Schulman	144,545	*
Robert S. Miller	135,513	*
Geraldine B. Laybourne	120,727	*
Frank E. Dangeard	95,426	*
V. Paul Unruh	75,267	*
Anita M. Sands	45,386	*
Roxane Divol	42,194	*
Thomas J. Seifert**(8)	41,374	*
Suzanne M. Vautrinot	32,825	*
Kenneth Y. Hao	29,418	*
Amy Cappellanti-Wolf	22,097	*
David W. Humphrey	18,630	*
All current Symantec executive officers and directors as a group (17 persons)(10)	8,194,627	1.3%

*	Less than 1%.

**	Former officer.

(1)	Based solely on a Schedule 13G filing made by Capital World Investors on February 10, 2017, reporting sole voting and dispositive power over the shares. This stockholder’s address is 333 South Hope Street, Los Angeles, CA 90071.

(2)	Based solely on a Schedule 13G/A filing made by the Vanguard Group on June 10, 2017, reporting sole voting and dispositive power over the shares. This stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Based solely on a Schedule 13G/A filing made by the Franklin Mutual Advisers, LLC on February 7, 2017, reporting sole voting and dispositive power over the shares. This stockholder’s address is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(4)

Based solely on a Schedule 13G/A filing made by the BlackRock, Inc. on January 27, 2017, reporting sole voting and dispositive power over the shares. This stockholder’s address is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 207,907 shares held by the T.R. 01/29/2016 Gregory S. Clark Living Trust for which Mr. Clark exercises voting and dispositive power, 2,121,613 shares held by GSC-OZ Investment LLC for which Mr. Clark exercises voting and dispositive power, 1,932,635 shares subject to options that will be exercisable as of August 29, 2017 and 123,644 shares issuable upon the settlement of RSUs as of August 29, 2017.

(6)	Includes 1,300,812 shares subject to options that will be exercisable as of August 29, 2017 and 82,722 shares issuable upon the settlement of RSUs as of August 29, 2017.

(7)	Includes 926,314 shares subject to options that will be exercisable as of August 29, 2017 and 31,214 shares issuable upon the settlement of RSUs as of August 29, 2017.

(8)	Beneficial ownership data is current through the date of such former officer’s departure.

(9)	Includes 40,000 shares subject to options that will be exercisable as of August 29, 2017.

(10)	Includes 4,199,761 shares subject to options that will be exercisable as of August 29, 2017.

Symantec has adopted a policy that executive officers and members of the Board hold an equity stake in the Company. The policy requires each executive officer to hold a minimum number of shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position, but are expected to make regular progress to achieve it. The Nominating and Governance Committee reviews the minimum number of shares held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of our executive officers and directors with our stockholders. See “Stock Ownership Requirements” under the Compensation Discussion & Analysis section for a description of the stock ownership requirements applicable to our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Symantec’s directors, executive officers and any persons who own more than 10% of Symantec’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to Symantec and written representations from the directors and executive officers, Symantec believes that all Section 16(a) filing requirements were met in fiscal 2017.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This compensation discussion and analysis (“CD&A”) describes the material elements of Symantec’s executive compensation program for fiscal 2017. For fiscal 2017, our named executive officers, or NEOs, include the following current officers:

•	Gregory S. Clark, Chief Executive Officer (“CEO”)

•	Michael D. Fey, President and Chief Operating Officer (“COO”)

•	Nicholas R. Noviello, Executive Vice President and Chief Financial Officer (“CFO”)

•	Francis C. Rosch, Executive Vice President, Consumer Digital Safety

•	Scott C. Taylor, Executive Vice President, General Counsel and Secretary

Our NEOs also include, pursuant to applicable SEC rules, the following former executive officers:

•	Michael A. Brown, former President and CEO

•	Thomas J. Seifert, former Executive Vice President and CFO

Introduction

Fiscal 2017 was a transformative year for Symantec, defined by a strategic refocus exclusively on cybersecurity, a major operational initiative to reduce costs and complexity, and a significant realignment of our executive leadership. In January 2016 we completed the sale of our Veritas information management business (“Veritas”) to The Carlyle Group (the “Veritas Sale”). In April 2016 we initiated a CEO transition process which, in June 2016, resulted in our announced intent to acquire Blue Coat, Inc. (“Blue Coat”) and to appoint Gregory Clark (Blue Coat’s then-CEO) as our CEO, effective upon the completion of the Blue Coat acquisition. In July 2016 we announced our intent to appoint Michael Fey (Blue Coat’s then-president and COO) as our President and COO (effective upon the completion of the Blue Coat acquisition). In August 2016 we completed the Blue Coat acquisition, and Mr. Clark became our new CEO and Mr. Fey became our new President and COO. In November 2016 we announced our intent to acquire LifeLock, Inc., and we completed the acquisition in February 2017. Finally, in December 2016, Nicholas Noviello (former CFO of Blue Coat) succeeded Thomas Seifert as our Executive Vice President and CFO.

This CD&A and our executive compensation programs for fiscal 2017 reflect the significant changes to our management team and to our business described above. We made revisions to elements of executive compensation to ensure that the appropriate incentives were in place to drive strong performance through a period of significant change within our company. Specifically, we adjusted the non-GAAP (as defined below) revenue and operating income targets and payout curves under our fiscal 2017 cash incentive plans in December 2016 to reflect both the impact of the acquisition of Blue Coat on our financial plan and to account for the transformational impact on our business of our cost and complexity reduction initiative. Similarly, the performance metrics under our fiscal 2017 PRU grants (as defined below) were also revised in March 2017 for the same reasons and to also reflect the impact of the LifeLock acquisition. In both cases, the targets were adjusted upward, for both the non-GAAP operating income and non-GAAP revenue targets in the annual plan and the non-GAAP operating income target in the long-term plan, as discussed more fully beginning on page 60. Throughout this CD&A, unless otherwise indicated, the discussion of our fiscal 2017 cash incentive plan and PRUs addresses these revised metrics or payout curves, not the previously established metrics or curves, and is adjusted to exclude the related equity accounting modification charges for fiscal 2017.

Our Compensation Philosophy and Practices

The overriding principle driving our compensation programs continues to be our belief that our employees, customers, partners and stockholders all benefit when management’s compensation is tied to our current and long-term performance. The following factors demonstrate our continued commitment to pay-for-performance and to corporate governance best practices:

•

Payouts based on Performance. We reward performance that meets our predetermined goals. Our compensation plans do not have guaranteed payout levels, and our named executive officers do not receive any payouts under performance-based cash or equity awards if the goals are not met. Our compensation plans are also capped to discourage excessive or inappropriate risk-taking by our executive officers.

•

Performance-based Restricted Stock Units (“PRUs”); no Options. The majority of the annual, at-target equity compensation of our named executive officers is in the form of PRUs, which do not have any value unless our company achieves targeted non-GAAP operating income for fiscal 2018. We do not award any stock options to our executives.

•

Metrics correspond to Stockholder Value. Our various incentive plans use multiple, non-duplicative measures that correlate to stockholder value, such that no single metric is overly emphasized in determining payouts in a year.

•

Relevant Peer Groups. Our peer group consists primarily of businesses with a focus on software development, or software and engineering-driven companies that compete with us for talent. Our peer group companies are comparable to us in terms of complexity, global reach, revenue and market capitalization. We reevaluate our peer group on an annual basis and, when necessary, make adjustments.

•

Meaningful Stock Ownership Guidelines for Executives. We have long-standing stock ownership guidelines for our named executive officers, requiring them to hold a significant minimum value in shares such that they have a material financial stake in our company, thereby further aligning the interests of our executive officers with those of our stockholders. We also prohibit the sale of any shares (except to meet tax withholding obligations) if doing so would cause them to fall below the required ownership levels.

•	Annual Say-on-Pay Vote and Stockholder Engagement. We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

•	No Gross-ups Permitted. We do not provide for gross-ups of excise tax values under Section 4999 of the Code.

•

Limited Cash Severance. We limit any potential cash severance payments to not more than 1x our executive officers’ total target cash compensation and 2x our Chief Executive Officer’s total base salary.

•

Clawback Provisions. We have traditionally included clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct). In August 2017, our Board went a step further and adopted a “clawback” policy, applicable to all performance based compensation granted to the company’s officers (even after they leave Symantec). This policy supplements the contractual “clawback” rights described above we have had in place for many years, noted herein.

•

Short-selling and Pledging Prohibited. Our executive officers are prohibited from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities and are also prohibited from pledging their Symantec stock.

•	Stockholder approval required for Repricing or Exchanges. Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

Summary of Compensation Matters During Fiscal 2017

Financial and Compensation Metrics, Performance Achievement and Incentive Plan Earnings

Fiscal 2017 was a year of major change and was marked with substantial operating improvement across the entire company. The Company’s financial results for fiscal 2017 demonstrate strong execution:

•

The Company’s Generally Accepted Accounting Principles (“GAAP”) revenue in fiscal 2017 was $4.019 billion, an increase of 12% over fiscal 2016, with fiscal 2017 Enterprise Security segment GAAP revenue up 22%, and fiscal Consumer Digital Safety segment GAAP revenue flat over fiscal 2016.

•	The Company realized over $300 million of run rate cost efficiencies and integration synergies exiting fiscal 2017, ahead of plan.

During fiscal 2017, we used two core financial operating metrics to assess company performance in our Fiscal 2017 Executive Annual Incentive Plan (the “FY17 Executive Annual Incentive Plan”) to determine incentive compensation amounts earned by our executive officers: non-GAAP operating income and non-GAAP revenue. Our Compensation Committee selected these metrics because they are closely correlated with enterprise value for companies in our industry and encourage the appropriate focus for our leadership team while driving company performance. For a definition of these metrics, see page 61. Finally, individual performance was a factor in the potential annual incentive awards of our named executive officers under our FY17 Executive Annual Incentive Plan.

In June 2016 our Compensation Committee approved the FY17 Executive Annual Incentive Plan which is measured based on the achievement of the two core financial operating metrics noted above. The FY17 Executive Annual Incentive Plans provided our named executive officers, including Messrs. Clark, Fey and Noviello, an opportunity to receive compensation at the end of fiscal 2017 based on the Company’s achievement of the non-GAAP operating income and revenue metrics, as well as each officer’s individual performance, except for Mr. Clark whose FY17 Executive Annual Incentive Plan payout is based on Company performance only.

The performance relative to the core financial operating metrics and resulting earning levels under the FY17 Executive Annual Incentive Plan are as follows:

Fiscal 2017 Performance	Incentive Award Outcome
Our non-GAAP operating income was 105% of the targeted performance level, and our non-GAAP revenue was 100% of the targeted performance level.*	Our non-GAAP operating income metric funded at 125.8% of target and non-GAAP revenue funded at 100% of target. The approved funding level was 111.5% of target, slightly below the formulaic payout.*

*	See “Compensation Components—II. Executive Annual Incentive Plan” below for a description of non-GAAP operating income and non-GAAP revenue. See also “Compensation Components—III. Equity Incentive Awards” below for a description of fiscal 2017 PRU grants, which are eligible to be earned only if we achieve a threshold of non-GAAP operating income at the end of fiscal 2018.

Finally, we revised the payout curves for both the FY17 Executive Annual Incentive Plans and the Performance-based Restricted Stock Units (PRUs) awarded for fiscal 2017. We reduced the maximum payout under the annual plan from 200% to 150%, and increased the maximum payout for the PRUs from 200% to 300% of target. These revisions were made only for the fiscal 2017 awards, and the Board plans to revert back to the original payout curves beginning in fiscal 2018. The Board made these decisions in light of the significant transformative transactions that took place in 2017. The increase in maximum payout under the long-term plan puts a greater emphasis on our long term per-

formance, and provides an additional incentive for our executives to achieve the rigorous operating income goals we have set for 2018.

Named Executive Officer Compensation

General

Our named executive officers were compensated in a manner consistent with our core pay-for-performance compensation philosophy, taking into account the factors described under “—Transitioning Blue Coat Executives” below. The following are some important elements of our named executive officers’ compensation for fiscal 2017:

•

Majority of pay at risk. For fiscal 2017, based on full target award value, approximately 96% of our current CEO’s target total direct compensation was at risk and on average approximately 93% of the target total direct compensation for our other named executive officers was at risk. Our former CEO’s compensation package did not reflect similar weighting due to the CEO transition process announced in April 2016.

•

Short-term incentive compensation linked directly to Symantec financial results. Our executive annual incentive compensation is structured to emphasize performance. Under the FY17 Executive Annual Incentive Plan, the named executive officers were eligible to receive performance-based incentive cash awards based on our company’s achievement of targeted non-GAAP operating income and non-GAAP revenue during fiscal 2017.

•

100% Equity-Based long-term incentive compensation, the majority of which is performance-based. For fiscal 2017, the long-term compensation component of our named executive officers’ compensation packages consisted entirely of long-term equity incentive awards. 70% of the value of the target equity incentive awards granted to our executive officers, excluding the Blue Coat Retention Grant (as defined below) to our CEO, are made in PRUs (with the remaining 30% in RSUs). Under the PRUs, the named executive officers were eligible to earn shares based on our company’s achievement of targeted non-GAAP operating income for fiscal 2018, which the Compensation Committee believed would appropriately focus the executive team on achieving our revenue growth objectives while reducing operating expenses under our commitment to realize cost savings of $580 million by the end of fiscal 2018, including cost synergies from the Blue Coat and LifeLock acquisitions.

•

The fiscal 2017 performance measures were selected because they reinforce Symantec’s business transformation, which includes substantial shifts in the operating model with the objective to significantly reduce costs and create long-term stockholder value, as well as because management’s actions can directly impact outcomes for these operating metrics.

Transitioning Blue Coat Executives

In connection with the Blue Coat acquisition, the Compensation Committee negotiated and we entered into “at will” employment agreements or offer letters with our CEO, CFO, and President and COO, confirming and documenting the terms and conditions of their employment (collectively, the “Blue Coat Executive Compensation Arrangements”). Bringing on these executive officers to lead the combined organization following the Blue Coat acquisition was a critical factor in our Board of Directors’ decision to complete the Blue Coat acquisition. As such, we believe that the terms and conditions of these employment agreements or offer letters were necessary to realize the full value we sought to obtain from the Blue Coat acquisition and to induce these individuals to forego other opportunities. In filling these executive positions, our Board of Directors and the Compensation Committee were aware that it would be necessary to recruit and retain candidates with the requisite experience and skills to manage the transition in our business in a dynamic and ever-changing industry while successfully completing the integration of the two companies and delivering the expected synergies and cost-savings therefrom. Accordingly, it recognized that it would need to develop competitive compensation packages to induce them to accept their offers of employment and be incentivized to drive the large-scale changes needed at our company. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations. For more information regarding the compensation packages provided to Messrs. Clark, Fey and Noviello, see “Blue Coat Executive Compensation Arrangements” below.

“Say on Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

We hold an advisory vote on executive compensation, commonly known as “Say-on-Pay,” on an annual basis. While these votes are not binding, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation programs and philosophy as disclosed in our proxy statement on an annual basis. The Compensation Committee values our stockholders’ opinions and the Board and the Compensation Committee consider the outcome of each vote when making future compensation decisions for our named executive officers. We have received approximately 96% and 97% of the votes cast on the advisory vote in favor of our executive compensation in fiscal 2015 and fiscal 2016 respectively.

In addition to the annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation matters generally. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our stockholders. For example, during fiscal 2017 we engaged in discussions with approximately 30 of our stockholders representing approximately 80% of our then actively managed stockholder base (45% of our then outstanding shares).

COMPENSATION COMPONENTS

The major components of compensation for our named executive officers during fiscal 2017 were: (i) base salary, (ii) short-term cash incentive awards and (iii) long-term equity incentive awards.

I. Base Salary

The Compensation Committee reviews the named executive officers’ salaries annually as part of its overall competitive market assessment and may make adjustments based on talent, experience, performance, contribution levels, individual role, positioning relative to market and our overall salary budget. Except as described under “Named Executive Officer Compensation” above, the independent members of the Board review the CEO’s salary in executive session (i.e., without any executives present), and changes are considered in light of market pay assessments and the Board’s annual CEO performance evaluation, in each case without the participation of our CEO. In setting the base salaries for the other named executive officers, the Compensation Committee also generally considers the recommendations of the CEO based upon his annual review of their performance. For fiscal 2017, because we had instituted a CEO transition process, the Compensation Committee alone assessed Messrs. Rosch, Taylor and Seifert. Additionally, the Compensation Committee took into account the factors described under “Named Executive Officer Compensation—Transitioning Blue Coat Executives” above in recommending the base salaries for Messrs. Clark, Fey and Noviello. Although the Compensation Committee takes into account the factors and information described above during its review and determination of the base salary for each executive officer, it does not assign a specific weight to any element in the evaluation of an executive officer’s base salary. Instead, these reviews and determinations are based on the Compensation Committee’s subjective judgment taking into account all available information, including the competitive market assessment. See “Factors We Consider in Determining Our Compensation Programs” for a discussion of how the Compensation Committee performs its competitive market assessment.

The following table presents each named executive officer’s base salary for fiscal 2017 as compared to fiscal 2016. In general, the Compensation Committee deems each salary level as competitive and appropriate for the applicable position, taking into account the factors described under “Named Executive Officer Compensation—Transitioning Blue Coat Executives” above in the case of Messrs. Clark, Fey and Noviello.

Name of NEO	Fiscal 2016 Annual Salary ($)	Change in Salary	Fiscal 2017 Annual Salary($)	Description
Gregory C. Clark	n/a	n/a	1,000,000	Mr. Clark was hired as Chief Executive Officer in August 2016 upon the closing of the Blue Coat acquisition.
Michael D. Fey(1)	n/a	n/a	865,000	Mr. Fey was hired as President and COO in August 2016 upon the closing of the Blue Coat acquisition.
Nicholas R. Noviello	n/a	n/a	650,000	Mr. Noviello was hired as Executive Vice President and Chief Integration Officer in August 2016 upon the closing of the Blue Coat acquisition. In December 2016, Mr. Noviello was named Executive Vice President and Chief Financial Officer with the departure of Mr. Seifert.
Francis C. Rosch	525,000	33%	700,000	The Compensation Committee increased the base salary of Mr. Rosch effective October 1, 2016 to compensate him for his expanded role and responsibilities following the LifeLock acquisition.
Scott C. Taylor	600,000	0%	600,000	Mr. Taylor did not receive a base salary increase in fiscal 2017, as his annual base salary was deemed effective in continuing to achieve the Compensation Committee’s goals for this component of his executive compensation.
Michael A. Brown(2)	1,000,000	0%	1,000,000	Mr. Brown did not receive a base salary increase in fiscal 2017, and the Compensation Committee did not consider making an increase in light of the CEO transition process announced in April 2016.
Thomas J. Seifert	720,000	0%	720,000	Mr. Seifert did not receive a base salary increase in fiscal 2017, as his annual base salary was deemed effective in continuing to achieve the Compensation Committee’s goals for this component of his executive compensation.

(1)	Mr. Fey’s annual base salary, initially set at $800,000 in August 2016, was increased to $865,000 effective February 1, 2017 in part to compensate Mr. Fey for certain benefits Mr. Fey received at Blue Coat which did not continue after the Blue Coat acquisition.

(2)	Mr. Brown earned his base salary through the closing of the Blue Coat acquisition, at which point he ceased to serve as our CEO. For more information regarding Mr. Brown’s fiscal 2017 compensation, see “Potential Payments Upon Termination or Change-in-Control”, below.

II. Executive Annual Incentive Plan

The Executive Annual Incentive Plans for our executive officers were adopted pursuant to the Senior Executive Incentive Plan (“SEIP”) most recently approved by our stockholders in 2013. The Executive Annual Incentive Plans adopted under the SEIP are annual cash incentives designed to reward named executive officers (and other participants) for generating strong financial results for our Company in the short term. To align our senior executives’ incentive awards with key drivers of the Company’s financial performance, all named executive officers earn incentive compensation based on performance against pre-determined corporate goals described below. The Compensation Committee typically measures the achievement of named executive officers against individual performance targets as well.

Executive Annual Incentive Plan Target Opportunities: Under the Executive Annual Incentive Plans for a given fiscal year, each named executive officer has a target award opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on actual performance. Target award opportunities for our Executive Annual Incentive Plans are established by the Compensation Committee using the various inputs described below. The following table presents each named executive officer’s target bonus opportunity (on an actual and percentage of base salary basis) for fiscal 2017 under the FY17 Executive Annual Incentive Plan:

Name of NEO	Fiscal 2017 Target Percent of Base (%)	Fiscal 2017 Target ($)
Gregory C. Clark	100	666,667	(1)
Michael D. Fey	150	815,579	(1)
Nicholas R. Noviello	100	430,200	(1)
Francis C. Rosch	100	559,614	(3)
Scott C. Taylor	100	509,752	(3)
Michael A. Brown	150		(2)
Thomas J. Seifert	100	720,000

(1)	The fiscal 2017 target for the executive officers who joined us in connection with the closing of the Blue Coat acquisition had a pro-rated opportunity based on months of service during fiscal 2017.

(2)	For more information regarding Mr. Brown’s fiscal 2017 compensation, see “Potential Payments Upon Termination or Change-in-Control”, below.

(3)	The Compensation Committee increased the fiscal 2017 target percentage of base effective October 1, 2016 for Messrs. Rosch and Taylor from 80% and 70% to 100% and 100%, respectively to compensate for additional responsibilities following the LifeLock acquisition.

In general, the executive award opportunities for fiscal 2017 were determined based on relevant market data, desired market positions, the desired mix between cash and equity-based incentive pay, internal pay equity goals, and the role of the named executive officer. For the named executive officers who joined us in connection with the Blue Coat acquisition, their award opportunities were negotiated and determined based on relevant market data, desired market positions, the desired mix between cash and equity-based incentive pay, internal pay equity goals, and the role of the named executive officer, as well as the potential impact and contribution each Blue Coat executive would make to Symantec during this important time of transition as well as the other factors described under “Named Executive Officer Compensation—Transitioning Blue Coat Executives” above.

At the time award opportunities are established for continuing executive officers, there is no assurance that the performance objectives to earn the target awards will be realized. As explained below, each named executive officer must achieve at least threshold performance for each metric established in the named executive officer’s executive annual incentive plan to receive any payment for such metric. The payout under the Executive Annual Incentive Plans is also capped at different levels based on the relevant performance metric.

Executive Annual Incentive Plan Performance Measures and Target Setting: Executive Annual Incentive Plan performance targets are typically established within the first 90 days of each plan year. Our management develops goals to propose to the Compensation Committee after taking into account a variety of factors, including our historical performance, internal budgets, market and peer performance and external expectations for our performance. The Compensation Committee reviews, adjusts as necessary and approves the goals, the range of performance to be rewarded and the weighting of the goals. Following the end of each fiscal year, the Compensation Committee reviews our actual performance against the performance measures established in the fiscal year’s Executive Annual Incentive Plans (after making any appropriate adjustments to such measures for the effects of corporate events that were not anticipated in establishing the performance measures), determines the extent of achievement and approves the payment of annual cash incentives, if warranted.

The FY17 Executive Annual Incentive Plans were funded by two primary measures: non-GAAP operating income and non-GAAP revenue. We used the above performance metrics because:

•	over time, we believe that non-GAAP operating income and non-GAAP revenue measures have strongly correlated with stockholder value creation for Symantec;

•	the non-GAAP operating income and non-GAAP revenue measures are transparent to investors and are included in our quarterly earnings releases and supplemental materials;

•	the non-GAAP operating income and non-GAAP revenue measures are designed to balance growth and profitability;

•	the performance goals used for the individual performance component align with our operational and strategic objectives;

•	the executive team can have a direct impact on these metrics through skillful management and oversight; and

•	non-GAAP operating income and non-GAAP revenue can be measured at various sub-business unit levels within our company.

Consistent with the presentation in our quarterly earnings releases and supplemental materials, under our executive compensation programs, we define (i) non-GAAP operating income as GAAP gross profit less operating expenses, adjusted to exclude stock-based compensation expense, charges related to the amortization of intangible assets, restructuring, separation, transition and other related expenses, acquisition and integration expenses, the impact from inventory fair value adjustments as part of business combination accounting entries and certain other income and expense items that management considers unrelated to Symantec’s core operations including non-GAAP revenue adjustments; and (ii) non-GAAP revenue as GAAP revenue adjusted to exclude certain litigation contingencies and settlements, and the impact from deferred revenue fair value adjustments as part of business combination accounting entries. For purposes of calculating achievement of both metrics, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plans. In prior fiscal years, we have also used non-GAAP earnings per share (“EPS”) as a performance metric.

The determination of achievement of the non-GAAP operating income and non-GAAP revenue metrics is formulaic, while the individual performance metric is determined based on a qualitative evaluation of the individual’s performance against pre-established objectives with input from our CEO. In rating the individual’s performance, the Compensation Committee gives weight to the input of our CEO, but final decisions about the compensation of our named executive officers are made solely by the Compensation Committee. Although the Compensation Committee has discretion to adjust individual awards as appropriate, it did not exercise such discretion for fiscal 2017.

In fiscal 2017, Symantec deviated somewhat from its typical goal-setting practices as a result of the Blue Coat acquisition. As part of the acquisition, Symantec refocused its strategy and established more aggressive fiscal year 2017 and long-term performance goals. As such, the Compensation Committee approved revised goals in December 2016 that reflected the integrated business objectives, while also reducing the potential upside in the plan relative to prior years (to 150% of target from 200%) given the relatively short period of time for performance to be delivered.

For the fiscal 2017 non-GAAP operating income metric, (a) at the threshold achievement level of 95.4% of target, the funding level is 50%; (b) above the threshold achievement level, the funding level increases incrementally, up to a funding level of 100% at a target achievement level of 100%; (c) above the target achievement level, funding increases incrementally, up to a cap of a 150% funding based on a maximum achievement level of at least 109.1% of target; and (d) there is zero funding below the threshold achievement level of 95.4%.

For the non-GAAP revenue metric: (a) we established a target achievement range of $4.04 billion to $4.12 billion, where the funding level is 100% for the achievement of the levels between this range; (b) below the threshold achievement level of $4.04 billion, the funding level is 0%; and (c) above the $4.12 billion achievement level, funding increases incrementally, up to a cap of a 150% funding based on a maximum achievement level of at $4.162 billion. The targets for and achievement of non-GAAP operating income and revenue were normalized to exclude the financial impact of the LifeLock acquisition as it was not completed until near the end of our fiscal year (February 2017).

Fiscal 2017 Non-GAAP Operating Income Performance and Payout Ranges	Fiscal 2017 Non-GAAP Revenue Performance and Payout Ranges

The non-GAAP operating income and non-GAAP revenue metrics are tested and funded independently of each other and are weighted equally. With the exception of our CEO, the actual individual payouts are further modified based on the individual performance factor generally in the range of 0% to 140% based on the performance achievement against pre-established goals for the fiscal year.

	Non-GAAP Operating Income (%)	Non- GAAP Revenue (%)	Individual Performance Modifier (%)	Total Payout as a Percentage of Target (%)
Threshold	50	100	35	26.25
Target	100	100	100	100
Maximum	150	150	140	210

Non-GAAP operating income and non-GAAP revenue performance targets were established based on a range of inputs at first without giving effect to the then-proposed acquisition of Blue Coat, including external market economic conditions, growth outlooks for our product portfolio, the competitive environment, our internal budgets and market expectations. The non-GAAP revenue and operating income targets and payout curves for the FY17 Executive Annual Incentive Plans were revised in December 2016 to reflect the impact of the Blue Coat acquisition on our financial plan. As presented in the tables below, for fiscal 2017, our non-GAAP operating income target was $1,143 million and our non-GAAP revenue target was $4,040 million. The non-GAAP operating income and non-GAAP revenue targets prior to the revision were $985 million and $3,550 million, respectively.

The individual award is determined based on an assessment of individual performance results and impact against both quantitative and qualitative expectations for the executive’s role. The individual performance modifier does not apply to the CEO’s payout opportunity.

An executive’s individual performance is evaluated based on both quantitative and qualitative results in the following key areas:

•	financial and operational goals for their area of responsibility and the entire company;

•	leadership qualities as well as functional competencies and knowledge for their area of responsibility; and

•	development and management of their team of employees.

Leadership skills are a common component to each of these objectives and are a significant factor in the assessment of individual performance. The executive’s willingness to contribute to cross-functional initiatives outside his or her primary area of responsibility, and the executive’s contribution to our company’s performance-based culture, are also extremely important aspects of the individual performance assessment.

The CEO evaluates the level of each named executive officer’s individual performance against the pre-determined goals following the end of fiscal year and then makes a recommendation to the Compensation Committee. The Compensation Committee then reviews the CEO’s compensation recommendations for the other named executive officers, makes any appropriate adjustments, and approves their compensation, if warranted.

Achievement of Fiscal 2017 Performance Metrics:

The Compensation Committee determined that we achieved 104.7% of the non-GAAP operating income metric, resulting in 125.8% funding for that portion of the plan based on the incentive plan target amount, and 100% for the non-GAAP revenue metric, resulting in 100% funding for that portion of the plan based on the incentive plan target amount. With each metric equally weighted, the formulaic result would have been 112.9%. Management recommended and the Committee approved a slightly lower payout of 111.5% for fiscal 2017.

Fiscal 2017

	Target ($)(millions)	Actual ($)(millions)	Achievement (%)	Funding (%)
Operating Income	1,143	1,197	104.7	125.8
Revenue	4,040 - 4,120	4,086	100	100.0
Fiscal 2017 Funding				111.5

For fiscal 2017, the individual performance payout level for our named executive officers reflected performance assessment as measured by the objectives for the key areas described above. In partic-

ular, the decision to apply the individual performance modifier at 100% was a function of all current participants having made significant individual contributions resulting in a collectively strong performance overall. Our named executive officers’ fiscal 2017 annual incentive payout level by performance metric, total payout as percentage of target opportunity and total payout amounts are provided in the table below:

Name	Non-GAAP Operating Income Funding & Non-GAAP Revenue Funding (%)		Individual Performance Modifier Funding (%)		Total Payout as % of Target Opportunity (%)		Payout Amount ($)
Gregory C. Clark(1)	111.5		n/a		111.5		743,333
Michael D. Fey(1)	111.5		100		111.5		909,370
Nicholas R. Noviello(1)	111.5		100		111.5		479,673
Francis C. Rosch	111.5		100		111.5		623,970
Scott C. Taylor	111.5		100		111.5		568,374
Michael A. Brown		(2)		(2)		(2)		(2)
Thomas J. Seifert(3)	n/a		n/a		75		540,000

(1)	The fiscal 2017 target for the executive officers who joined us in connection with the closing of the Blue Coat acquisition had a pro-rated opportunity based on months of service during fiscal 2017.

(2)	In connection with the CEO transition process announced in April 2016, we amended Mr. Brown’s employment agreement pursuant to which he was entitled to receive an amount equal to 100% of his FY17 Executive Annual Incentive Plan target prorated to the October 28, 2017 transition date. For more information regarding Mr. Brown’s fiscal 2017 compensation, see “Potential Payments Upon Termination or Change-in-Control”, below.

(3)	Mr. Seifert received his FY17 Executive Annual Incentive Plan payment at 75% of target pursuant to the terms of the Symantec Executive Severance Plan. For more information regarding Mr. Seifert’s fiscal 2017 compensation, see “Potential Payments Upon Termination or Change-in-Control”, below.

III. Equity Incentive Awards

The primary purpose of our equity incentive awards is to align the interests of our named executive officers with those of our stockholders by rewarding the named executive officers for creating stockholder value over the long term. By compensating our executives with equity incentive awards, our executives hold a stake in Symantec’s financial future. The gains realized in the long term depend on our executives’ ability to drive the financial performance of Symantec as reflected in the share price. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in the highly competitive market for talent in which we compete.

Our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), provides for the award of stock options, stock appreciation rights, restricted stock, and restricted stock units (including PRUs). In connection with the Blue Coat acquisition, pursuant to the Blue Coat Executive Compensation Arrangements, the named executive officers who joined Symantec from Blue Coat were granted equity awards by Blue Coat under a Blue Coat equity plan. These equity awards and the underlying equity plan were designed to provide for, upon our assumption of those awards in the Blue Coat acquisition, the same terms as provided for in the equity awards granted to our other named executive officers prior to the Blue Coat acquisition. For purposes of this discussion, reference to the equity plans include both our 2013 Plan and the relevant Blue Coat plan. For fiscal 2017, the equity incentive component of our executive compensation program consisted of PRUs and RSUs for all of our named executive officers. We also offer all employees the opportunity to participate in the 2008 Employee Stock Purchase Plan, which allows for the purchase of our stock at a discount to the fair market value through payroll deductions. This plan is designed to comply with Section 423 of the Code. During fiscal 2017, five of the named executive officers participated in the 2008 Employee Stock Purchase Plan.

We seek to provide equity incentive awards that are competitive with companies in our peer group and the other information technology companies that the Compensation Committee includes in its competitive market assessment. As such, we establish target equity incentive award grant guideline levels for the named executive officers based on competitive market assessments. When making annual equity awards to named executive officers, we consider our company performance during the past year, the role, responsibility and performance of the individual named executive officer, the competitive market assessment described above, prior equity awards, and the level of vested and unvested equity awards then held by each named executive officer. In making equity awards, we also generally take into consideration gains recognizable by the executive from equity awards made in prior years. Additionally, the Compensation Committee took into account the factors described under “Named Executive Officer Compensation—Transitioning Blue Coat Executives” above in determining the equity awards for Messrs. Clark, Fey and Noviello. Mercer, an outside consulting firm, provides the Compensation Committee with market data on these matters, as well as providing to the Compensation Committee summaries of the prior grants made to the individual named executive officers.

As discussed below, the Compensation Committee believes that for fiscal 2017, a mix of PRUs and time-vested RSUs is the appropriate long-term equity incentive for named executive officers. For fiscal 2017, our current CEO received approximately 70% of the value of his target annual equity incentive award, excluding the Blue Coat Retention Grant (as defined below), in the form of PRUs and 30% in the form of RSUs. This is consistent with our philosophy to allocate a significant portion of the value of the CEO’s target total long-term equity incentive award in the form of PRUs rather than time-vested RSUs. For the fiscal 2017 awards, in order to provide a strong incentive to deliver on our longer- term performance objectives, we applied the same philosophy to grant a majority of the value of the target total long-term equity incentive award in the form of PRUs with our other named executive officers as well. 70% of the other named executive officers’ equity incentive award target value was granted in the form of PRUs and approximately 30% in the form of RSUs. Our former CEO, Mr. Brown, did not receive an equity grant in fiscal 2017 in light of the CEO transition process announced in April 2016.

Restricted Stock Units (RSUs): RSUs represent the right to receive one share of Symantec common stock for each RSU vested upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. The Compensation Committee believes that RSUs align the interests of the named executive officers with the interests of our stockholders because the value of these awards appreciates if the trading price of our common stock appreciates, and these awards also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our common stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our named executive officers in fiscal 2017 as part of the annual review process provide that each award vests in three installments: 30% in June 2017, 30% in June 2018 and 40% in June 2019. As part of the Blue Coat Executive Compensation Arrangements, in connection with the closing of the Blue Coat acquisition, Mr. Clark was granted by Blue Coat an additional 867,052 RSUs to induce him to forego other opportunities in favor of the acquisition, and to further align him with stockholders while incentivizing him to achieve our rigorous transformation related goals, which we refer to herein as the “Blue Coat Retention Grant”, 50% of which vested in November 2016 and 50% will vest in November 2017.

In addition to the grants described above, in order to compensate Messrs. Clark, Fey and Noviello for the increase in Symantec’s common stock price between the announcement of the transaction in June 2016 and the closing of the Blue Coat acquisition in August 2016, each of these Blue Coat execu-

tives received an additional equity award by Blue Coat prior to the closing of the acquisition. Messrs. Clark and Fey’s grants were comprised of 70% PRUs and 30% RSUs, while Mr. Noviello’s grant was 100% RSUs (such RSUs collectively referred to as the “Price Adjustment RSUs”). Mr. Noviello’s Price Adjustment RSUs vest quarterly over two years through August 2019, while Messrs. Clark’s and Fey’s Price Adjustment RSUs vest over three years, with 30% vesting in August 2017, 30% vesting in August 2018 and 40% vesting in August 2019. See the table “Equity Grant Summary” below for more information regarding the Price Adjustment RSUs.

(Details of RSUs granted to our named executive officers in fiscal 2017 are disclosed in the Grants of Plan-Based Awards table on page 86 and summarized in the last table within the next subsection below. The Price Adjustment RSUs and the Blue Coat Retention Grant are not included in the Grants of Plan Based Awards table, as these were granted by Blue Coat prior to its acquisition.)

Performance-based Restricted Stock Units (PRUs): The Compensation Committee grants PRUs in furtherance of our pay for performance philosophy. Our Compensation Committee established this program to enhance our pay for performance culture with components directly linked to company performance against established metrics over two- and three-year periods. Unlike our RSU awards, the shares underlying the PRUs awarded for fiscal 2017 are eligible to be earned only if we achieve a threshold of non-GAAP operating income at the end of fiscal 2018, as described below. The fiscal 2017 PRU awards reflect a one-time design that reinforces the multi-year business transformation and aligns to stockholder value generation.

As a key component of our fiscal 2017 long-term equity incentive compensation program, in June 2016, our Compensation Committee granted PRUs to our then-current executive team, including Messrs. Rosch, Taylor and Seifert, under our 2013 Plan. Similarly, in anticipation of their joining our executive team, pursuant to the Blue Coat Compensation Arrangements, Blue Coat granted Messrs. Clark, Fey and Noviello PRUs under an identical Blue Coat equity plan prior to the Blue Coat acquisition closing, which together with the PRUs granted under our 2013 Plan, we collectively refer to as the “fiscal 2017 PRU grants.” The performance metric under our fiscal 2017 PRU grants was revised in March 2017 to more closely align our executive officers’ rewards with Symantec’s transformative goals following two significant acquisitions. The Compensation Committee determined to use a financial operating metric that reflected our business transformation goal but also required the executive team to more generally produce profitable growth. Accordingly, vesting and settlement of the fiscal 2017 PRU grants is based on Symantec’s fiscal 2018 non-GAAP operating income results.

The Compensation Committee originally established a target for non-GAAP operating income margin in fiscal 2017 under the fiscal 2017 PRU grants. In evaluating the financial impact of the Blue Coat acquisition, the LifeLock acquisition, as well as the new financial plans for the combined company for fiscal 2018, our Compensation Committee changed the metric under the fiscal 2017 PRU grants from non-GAAP operating income margin to non-GAAP operating income, and established a non-GAAP operating income target for the subsequent fiscal year measurement period, fiscal 2018. For purposes of calculating performance under the PRUs, we define non-GAAP operating income as our fiscal 2018 non-GAAP operating income reported as part of our earnings release, as adjusted for any positive or negative foreign exchange impacts (subject to cap on negative impacts to revenue of up to $91 million), plus the aggregate pre-tax dollar value of the benefit to non-GAAP EPS in the period from any capital structure changes, such as cash interest expense savings due to prepayment of indebtedness. We have not disclosed the specific target for non-GAAP operating income for fiscal 2018 as that internal target is highly confidential and not reported publicly. Disclosing the specific non-GAAP operating income target would provide competitors and third parties with insights into the Company’s internal planning processes which might allow our competitors to predict certain business strategies and cause us competitive harm.

The Committee believed that using the fiscal 2018 operating income target that is aligned with our fiscal 2018 financial plan would appropriately incentivize our executive officers to achieve Symantec’s transformative goals following two significant acquisitions. Depending on our achievement of this metric, 0% to 300% of the target shares will be eligible to be earned at the end of fiscal 2018, subject to additional vesting conditions in certain cases as discussed below, based on and subject to the achievement of this metric. Subject to certain exceptions (including acceleration of vesting upon a change in control of our company under the terms of the Symantec Executive Retention Plan, as amended), the award shall be considered earned, if at all, only at the end of fiscal 2018, and the named executive officer must be employed by us at the end of such period in order to earn in the award. To further encourage continued service to our company and our stockholders, for any achievement above 250% of target to be earned, the participant must generally be employed by our company through the end of fiscal 2019 when the additional payout in excess of 250% will be made. In addition to the grants described above, in order to compensate Messrs. Clark and Fey for the increase in the price per share of Symantec’s common stock between the grant date of the initial award and the closing of the Blue Coat acquisition, both Mr. Clark and Mr. Fey received an additional award of PRUs by Blue Coat prior to the closing of the Blue Coat acquisition (the “Price Adjustment PRUs”). The terms of the Price Adjustment PRUs are identical to the fiscal 2017 PRUs. See the table “Equity Grant Summary” below for more information regarding the Price Adjustment PRUs.

(Details of PRUs granted to our named executive officers in fiscal 2017 are disclosed in the Grants of Plan-Based Awards table on page 86 and summarized in the last table within the next subsection below. The Price Adjustment PRUs are not included in the Grants of Plan Based Awards table, as these were granted by Blue Coat prior to its acquisition.)

Prior Year PRUs: The PRUs granted to our named executive officers in fiscal 2015 and fiscal 2016 were eligible to be earned only if we achieved a threshold of non-GAAP EPS for fiscal 2015 and fiscal 2016, respectively. For purposes of calculating achievement for fiscal 2015 and fiscal 2016, we define non-GAAP EPS as diluted net income per share as adjusted to exclude the items described above, as well as non-cash interest expense and the related tax impact of these adjustments. For purposes of calculating achievement of this metric, foreign exchange movements were held constant at plan rates. Our fiscal 2015 and fiscal 2016 awards were granted and specifically designed by our Compensation Committee to enhance our pay for performance culture with a component directly linked to our total stockholder return over two- and three-year periods. Depending on our achievement of this metric, 0% to 133% of the target shares would be eligible to be earned at the end of the second and third fiscal year after the fiscal year of grant, based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500. If any target shares became eligible (the “eligible shares”) to be earned in the second and third fiscal year after the fiscal year of grant as a result of achievement of the non-GAAP EPS metric for the fiscal year of grant, then 50% to 150% of one-half of the eligible shares would be earned based on the achievement of the TSR goal for the two years ended at the end of the second fiscal year after the fiscal year of grant and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned at the end of the second fiscal year after the fiscal year of grant if less than 100% of the TSR goal is achieved for the two-year period then ended) would be earned based on the achievement of the TSR goal for the three years ended at the end of the third fiscal year after the fiscal year of grant. For the PRUs granted in fiscal 2016, we measure the performance period of the TSR to 1 year (fiscal 2017) and 2 years (fiscal 2017-2018 period) to exclude in each case the impact of the Veritas separation which took place during fiscal 2016. Subject to certain exceptions (including acceleration of vesting upon a change in control of our company under the terms of the Symantec Executive Retention Plan, as amended), the award shall vest, if at all, only at the end of the third year of the performance period (i.e., fiscal 2017 for the PRUs granted in fiscal 2015 and fiscal 2018 for the PRUs granted in fiscal 2016), and the named executive officer must be employed by us at the end of such period in order to vest in the award.

Below is the summary of our PRU performance metrics achievements since fiscal 2015. The PRU awards granted in fiscal 2015 finished the 3-year performance period at the end of fiscal 2017 resulting in an overall payout of 125.82% of the target award level. This result reflects fiscal 2015 non-GAAP

EPS performance that approximated target and a 3-year TSR result that put Symantec at the 87th percentile of companies in the S&P 500. As described above, our fiscal 2017 PRU awards are based on the achievement of fiscal 2018 non-GAAP operating income and are not included below:

	Non-GAAP EPS		2-Year TSR (1-Year TSR for Fiscal 2016 Award)		3-Year TSR (2-Year TSR for Fiscal 2016 Award)
Grant Year	Performance as % of Target	Eligible Shares as % of Target Shares	S&P 500 Percentile Ranking	Payout as % of Target	S&P 500 Percentile Ranking	Payout as % of Target	Overall Payout
Fiscal 2015 Award	99.8%	98.3%	53rd	106%	87th	150%	125.82%
Fiscal 2016 Award	88.7%	81.2%	94th	150%	n/a

Equity Grant Summary: The following table summarizes the number of shares granted in fiscal 2017 by Symantec or Blue Coat to our named executive officers, the value of each award and the total value of the equity awards (prior to any applicable modifications) for each named executive officer as of the grant date. For more information regarding these grants, see “Blue Coat Executive Compensation Arrangements” below.

Name of NEO	Target Annual PRUs (#)	Price Adjustment PRUs (#)	Aggregate PRU Value at Grant Date ($)(1)	Annual RSUs (#)	Price Adjustment RSUs (#)	Blue Coat Retention Grant RSUs (#)	Aggregate RSU Value at Grant Date ($)(1)	Total Target Equity Incentive Awards Value at Grant Date ($)(1)
Gregory C. Clark	606,936	354,734	16,636,891	260,115	152,028	867,052	22,130,074	38,766,965
Michael D. Fey	404,624	238,768	11,130,682	173,410	102,329	n/a	4,770,285	15,900,966
Nicholas R. Noviello	242,774	n/a	4,199,990	104,046	128,612	n/a	4,024,983	8,224,974
Francis C. Rosch	207,143	n/a	3,583,574	88,776	n/a	n/a	1,535,825	5,119,399
Scott C. Taylor	165,715	n/a	2,866,870	71,021	n/a	n/a	1,228,663	4,095,533
Michael A. Brown	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Thomas J. Seifert	248,572	n/a	4,300,296	106,531	n/a	n/a	1,842,986	6,143,282

(1)	All values of RSUs and PRUs are based upon the closing price for a share of our common stock of $17.30 on June 10, 2016 multiplied by the applicable target number of shares, which is the method the Compensation Committee used to set the opportunity under the named executive officers’ equity award. The values reported in the Summary Compensation Table under the “Stock Awards” and “Option Awards” columns are calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“FASC”) Topic 718 and, in the case of PRUs, are based on the probable outcome of the performance conditions under such awards. No grant date fair value was recorded by Symantec for the awards to Messrs. Clark, Fey and Noviello in accordance with FASC 718 because they were awarded by Blue Coat’s board of directors prior the closing of the Blue Coat acquisition. As a result, the amounts reported in the Summary Compensation Table may understate the compensation awarded to these executive officers for fiscal 2017 because they do not include any grant date fair value for such awards.

Other Awards

Blue Coat Cash Incentive

Prior to the Blue Coat acquisition, Messrs. Clark, Fey and Noviello participated under a cash incentive plan sponsored by Blue Coat. In October 2016, in light of the pro-rated target opportunity for those executive officers under Symantec’s FY17 Executive Annual Incentive Plans due to the limited time served in their respective roles, and in recognition of the obligations of Blue Coat to its former employees, our Compensation Committee reviewed Blue Coat’s performance during its fiscal quarter ended July 31, 2016, its last fiscal quarter as an independent company, and approved the payout of 25% of the cash incentive opportunities established for Messrs. Clark, Fey and Noviello under the Blue Coat cash incentive plan based on actual performance. In recommending these payments, the Compensation Committee determined that Blue Coat’s performance resulted in achievement of 100% of target under the terms of the Blue Coat cash incentive plan.

The following table presents the award payments to Messrs. Clark, Fey and Noviello in October 2016 under the terms of the Blue Coat cash incentive plan.

Blue Coat Cash Incentive Plan—October 2016 Payments

NEO Name	Payout Amount ($)
Gregory C. Clark	250,000
Michael D. Fey	125,000
Nicholas R. Noviello	162,500

Office of the President Bonuses

In connection with the CEO transition process we announced in April 2016, the Board created an Office of the President composed of three members, including Messrs. Seifert and Taylor, to facilitate a continued focus on the Company’s strategic priorities throughout the CEO search and transition. In recognition of their service in this regard, our Compensation Committee approved discretionary bonus awards of $150,000 to Messrs. Seifert and Taylor.

Other Benefits

All named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, named executive officers are eligible to participate in the deferred compensation plan, and to receive other benefits described below.

Deferred Compensation: Symantec’s named executive officers are eligible to participate in a nonqualified deferred compensation plan that provides management employees on our U.S. payroll with a base salary of $180,000 or greater (including our named executive officers) the opportunity to defer up to 75% of base salary and 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings. Three of our named executive officers participated in this plan during fiscal 2017. The plan is described further under “Non-Qualified Deferred Compensation in Fiscal 2017,” on page 90.

Additional Benefits: Symantec’s named executive officers typically do not receive perquisites, except in limited circumstances when deemed appropriate and approved by the Compensation Committee. For example, an additional benefit available to named executive officers is reimbursement for up to $10,000 for financial planning services. In fiscal 2017, we reimbursed $75,000 of Mr. Clark’s for attorney’s fees in connection with the negotiation of his employment agreement with us. Further, beginning in January 2017, we provide a car service for our current CEO and incurred $17,422 in costs through the end of fiscal 2017 under this ongoing arrangement. The Compensation Committee provides certain perquisites because it believes they are provided for business-related purposes and are prevalent in the marketplace for executive talent. The value of the perquisites we provide is taxable to the named executive officers and the incremental cost to us for providing these perquisites is reflected in the Summary Compensation Table. (These benefits are disclosed in the All Other Compensation column of the Summary Compensation Table on page 81).

Change of Control and Severance Arrangements: Our Executive Retention Plan provides (and, in the case of PRUs, the terms of the PRUs provide) participants with “double trigger” acceleration of equity awards and, if applicable, become immediately exercisable, where equity vesting and exercisability is accelerated only in the event the individual’s employment is terminated without cause, or is constructively terminated, within 12 months after a change in control of our company (as defined in the plan). In the case of PRUs granted prior to fiscal 2017, PRUs will vest at target if the change in control occurs prior to the first performance period and will vest as to eligible shares based on the results for the initial performance period if the change in control occurs following the first performance period but before the end of the third performance period. In the case of PRUs granted in fiscal 2017, PRUs will vest at target regardless of the timing of the change in control event during the performance period.

We believe that the double trigger acceleration provision appropriately achieves the intent of the applicable plan without providing an undue benefit to executives who continue to be employed following a change in control transaction. The intent of the plan is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our company, as well as to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our company before a transaction closes.

In connection with the CEO transition process announced in April 2016 and in consideration for the role Mr. Brown would play in connection with the transition, we amended Mr. Brown’s employment agreement in April 2016 to provide him with, among other things, the cash severance and equity acceleration benefits to which he would have been entitled under his employment agreement, prior to its amendment, had he been involuntarily terminated or resigned for Good Reason (as defined in his amended employment agreement), and ensured that he would be entitled to receive his existing compensation through the October 28, 2016, even if he terminated earlier. On August 1, 2016, the Blue Coat acquisition closed and Mr. Brown was entitled to certain of these benefits on that date. For more information on these benefits, see “Potential Payments Upon Termination or Change-in-Control” below.

The change in control and severance benefits described above do not influence and are not influenced by the other elements of compensation as these benefits serve different objectives than the other elements. We do not provide for gross-ups of excise tax values under Section 4999 of the Code. Rather, we allow the named executive officer to reduce the benefit received or waive the accelerated vesting of options to avoid excess payment penalties.

Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances in effect as of the end of fiscal 2017, are disclosed under “Potential Payments Upon Termination or Change- in-Control” below.

FACTORS WE CONSIDER IN DETERMINING OUR COMPENSATION PROGRAMS

We apply a number of compensation policies and analytic tools in implementing our compensation principles. These policies and tools guide the Compensation Committee in determining the mix and value of the compensation components for our named executive officers, consistent with our compensation philosophy. They include:

Focus on Pay-for-Performance: Our executive compensation program is designed to reward executives for results. As described below, the pay mix for our named executive officers emphasizes variable pay in the form of short-term cash and long-term equity awards. For cash awards, short-term results are measured by annual non-GAAP operating income, annual non-GAAP revenue and, for all our named executive officers except the CEO, individual performance. A significant portion of equity grants for our named executive officers are directly based on our financial performance. The value of the remainder of the equity grants to our named executive officers depends on the company share price performance.

A Total Rewards Approach: Elements of the total rewards offered to our executive officers include base salary, short- and long-term incentives including equity awards, health benefits and a deferred compensation program.

Appropriate Market Positioning: Our general pay positioning strategy is to target the levels of base salary, annual short-term cash incentive structure and long-term equity incentive opportunities and benefits for our named executive officers with reference to the relevant market data for each position. Nonetheless, the Compensation Committee bases its decisions on its subjective judgment and may set the actual components for an individual named executive officer above or below the positioning benchmark based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., emphasizing short- or long-term results) and our budget.

Competitive Market Assessments: Market competitiveness is one factor that the Compensation Committee considers each year in determining a named executive officer’s overall compensation package, including pay mix. The Compensation Committee relies on various data sources to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies (see discussion below) and published survey data from a broader set of information technology companies that the Compensation Committee believes represent Symantec’s competition in the broader talent market, based on the advice of Mercer, an outside consulting firm to the Compensation Committee. The peer group’s proxy statements provide detailed pay data for the top five positions. Survey data, which we obtain from the Radford Global Technology Survey, provides compensation information on a broader group of executives and from a broader group of information technology companies, with positions matched based on specific job scope and responsibilities. The Compensation Committee considers data from these sources as a framework for making compensation decisions for each named executive officer’s position.

The information technology industry in which we compete is characterized by rapid rates of change and intense competition from small and large companies, and the companies within this industry have significant cross-over in leadership talent needs. As such, we compete for executive talent with leading software and services companies as well as in the broad information technology industry. We face particularly intense competition with companies located in the geographic areas where Symantec operates, regardless of specific industry focus or company size. Further, consistent with prior years, in part because we believe that stockholders measure our performance against a wide array of technology peers, for fiscal 2017 the Compensation Committee used a peer group that consists of a broad group of high technology companies in different market segments that were of a comparable size to us after the sale of our Veritas business (but excluding the acquisitions of Blue Coat or LifeLock, as these acquisitions occurred during our fiscal 2017). The Compensation Committee used this peer group, as well as other relevant market data, to evaluate named executive officer pay levels.

The Compensation Committee reviews our peer group on an annual basis, with input from Mercer, and the group may be adjusted from time to time based on, among other factors, a comparison of revenues, market capitalization, industry, peer group performance, merger and acquisition activity and stockholder input. The Compensation Committee reviewed and revised our peer group for fiscal 2017 in light of our reduced revenue size and increased focus on security software after the sale of our Veritas business but prior to our acquisition of Blue Coat and LifeLock. The following criteria were used to select our updated peer group to be used to evaluate named executive officer pay levels in connection with setting compensation for fiscal 2017:

•	Business with software development focus including security related businesses where possible;

•	Similar breadth, complexity and global reach as Symantec; and

•	Annual revenue 0.5x to 2.0x as a starting point but including companies based on an assessment of overlapping geography, engineering focus and executive talent competition.

The Compensation Committee selected the following companies as our fiscal 2017 peer group:

Fiscal 2017 Symantec Peer Group

Activision Blizzard, Inc.	eBay Inc.	PayPal Holdings, Inc.*
Adobe Systems Incorporated	Electronic Arts Inc.	Red Hat Inc.*
Autodesk, Inc.	FireEye, Inc.*	salesforce.com, inc.
Akamai Technologies Inc.*	Intuit Inc.	Synopsys, Inc.
CA, Inc.	LinkedIn Corporation*	VMware, Inc.
Citrix Systems, Inc.	Palo Alto Networks Inc.*	Yahoo! Inc.

*	Denotes companies added for fiscal 2017.

EMC, NetApp and Nuance Communications were removed from our fiscal 2017 peer group as a result of the application of our new criteria.

The Compensation Committee also reviewed and revised our peer group for fiscal 2018 in light of our change in focus and increased size after the Blue Coat acquisition. The following criteria were used to select our updated peer group to be used to evaluate named executive officer pay levels in connection with setting compensation for fiscal 2018:

•	Focus on software development, or software and engineering-driven companies

•	Competition with Symantec for talent

•	Comparable complexity and global reach

•	Comparable size (revenue and market capitalization)

As a result of the review, the Compensation Committee decided to maintain the fiscal 2017 peer group for fiscal 2018 with the two companies removed as a result of those companies’ planned acquisitions:

Fiscal 2018 Symantec Peer Group

Activision Blizzard, Inc.	eBay Inc.	Red Hat Inc.
Adobe Systems Incorporated	Electronic Arts Inc.	salesforce.com, Inc.

Autodesk, Inc.	FireEye, Inc.	Synopsys, Inc.
Akamai Technologies Inc.	Intuit Inc.	VMware, Inc.
CA, Inc.	Palo Alto Networks Inc.
Citrix Systems, Inc.	PayPal Holdings, Inc.

LinkedIn and Yahoo! were removed from our fiscal 2018 peer group as a result of their planned acquisitions.

Appropriate Pay Mix: Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured so that a large portion of their total direct compensation is paid based on the performance of our company (modified by individual achievement). In determining the mix of the various reward elements and the value of each component, the Compensation Committee takes into account the executive’s role, the competitiveness of the market for executive talent, company performance, individual performance, internal pay equity and historical compensation. In making its determinations with regard to compensation, the Compensation Committee reviews the various compensation elements for the CEO and our other named executive officers (including base salary, target annual bonus and the value of vested and unvested equity awards actually or potentially issued).

The percentage of an executive officer’s compensation opportunity that is “at-risk,” or variable instead of fixed, is based primarily on the officer’s level of influence at Symantec. Executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our company’s performance.

As illustrated by the following charts, for fiscal 2017, approximately 96% of our current CEO’s target total direct compensation (sum of annual base salary, target annual incentive, and grant date fair value of equity awards, prior to any applicable modifications and excluding the Blue Coat Retention Grant) was at-risk, and on average approximately 93% of our other named executive officers’ compensation opportunity was at-risk compensation.

For Messrs. Clark, Noviello and Fey, we have calculated their compensation as follows:

•	Base Salary and Target Annual Incentive: annualized value of the compensation based on the rates offered by Symantec; and

•

Equity awards: fair value of the equity grants (PRUs and RSUs), prior to any applicable modifications and excluding the Blue Coat Retention Grant made to the CEO prior to the close of the Blue Coat acquisition. The Blue Coat Retention Grant was excluded for the CEO because it was a one-time award, granted in equity, in order to induce Mr. Clark to forego other opportunities in favor of the acquisition, and to further align him with stockholders while incentivizing him to achieve our rigorous transformation related goals. For the grants by Blue Coat prior to the closing of the Blue Coat acquisition, we deemed $17.30 per share to be the grant date fair value of a share of common stock, which was value established for the merger consideration under the definitive agreement for the Blue Coat acquisition.

*	Does not equal 100% due to rounding.

Form and Mix of Long-Term Equity Incentive Compensation: The long-term equity incentive compensation component of our regular annual executive compensation program consists of PRUs and RSUs for all of our named executive officers. The Compensation Committee’s allocation between these two forms of equity is designed to strike the appropriate balance between performance and retention for long-term equity incentive awards.

For fiscal 2017, in connection with the Blue Coat Executive Compensation Arrangements, excluding the Blue Coat Retention Grant, our current CEO received approximately 70% of the value of his target annual equity incentive award and the price adjustment equity award in the form of PRUs and 30% in the form of RSUs. Other named executive officers, also received on average, approximately 70% of the target annual equity incentive award (including the Price Adjustment PRUs and Price Adjustment RSUs, where applicable) in the form of PRUs and 30% in RSUs. We view the higher weighting of PRUs for the CEO and lower weighting of base salary as part of total direct compensation, as compared to the weighting for the other named executive officers, to be appropriate given both the level of total direct compensation and the broader level of influence over company performance associated with the CEO role. In April 2016 we announced a CEO transition process. Accordingly, our former CEO did not receive any equity-based compensation awards in fiscal 2017.

The percentages described above (and other percentage-based equity award values discussed below) are generally based on the grant date fair value of the shares of common stock underlying the RSUs, and the grant date fair value of the PRUs at the target level award size. For the equity awards granted by Blue Coat prior to the closing of the Blue Coat acquisition and assumed by Symantec in connection therewith, we deemed $17.30 per share to be the grant date fair value of a share of common stock, which was the value established for the merger consideration under the definitive agreement for the Blue Coat acquisition. Generally, the awards made to our named executive officers, other than the CEO, are determined by the Compensation Committee after reviewing recommendations made by the CEO. For fiscal 2017, because of our CEO transition process, our Compensation Committee determined the size of the awards for Messrs. Rosch, Taylor and Seifert. For Messrs. Clark, Fey and Noviello, our Compensation Committee recommended the size of the awards as part of the Blue Coat Executive Compensation Arrangements upon review of each executive’s performance at Blue Coat and his expected contribution at Symantec.

Generally, in determining its recommendations to the independent directors of the Board (in the case of CEO compensation) and in making compensation decisions with respect to other named executive officers, the Compensation Committee may consider factors such as the individual’s responsibilities, the individual’s performance, industry experience, current pay mix, total compensation competitiveness, long-term equity awards previously granted to the individual, retention considerations, and other factors.

Compensation Risk Assessment: The Compensation Committee, in consultation with Mercer, has conducted its annual risk analysis of Symantec’s compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on Symantec.

Burn Rate and Dilution: We closely manage how we use our equity to compensate employees. We think of “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We think of “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage. “Overhang” we think of as the total number of shares underlying options and awards outstanding plus shares available for issuance under all of our equity incentive plans (other than our Employee Stock Purchase Plan) at the end of a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. The Compensation Committee determines the percentage of equity to be made available for our equity programs with reference to the companies in our market composite. In addition, the Compensation Committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the overall pool available. For fiscal 2017, our gross burn rate was 1.8%, our net burn rate was 1.2% and our overhang was 13.2%. In fiscal 2017, our burn rate and overhang were negatively impacted by our business transformation and related acquisitions and management changes. In particular, we granted more shares than would be typically provided in a year without such significant changes as a result of needing to attract and retain key talent in the transition as discussed above. For certain key employees from Blue Coat, including among others Messrs. Clark, Fey and Noviello, we elected to assume awards initially granted under Blue Coat equity plans to take advantage of the ongoing incentive and retention benefits they provide in lieu of accelerating previously held equity from Blue Coat in connection with our acquisition of that company. As a result, Symantec’s overhang increased more significantly during fiscal 2017 than might normally be expected in a year without such material changes.

Roles of Our Compensation Committee, Independent Directors, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing all of Symantec’s compensation programs, including the review and recommendation to the independent directors of our Board of all compensation arrangements for our CEO and the review and approval of the compensation payable to our other named executive officers.

The independent directors of the Board evaluate the CEO’s performance and the Compensation Committee then reviews and recommends to the independent members of the Board all compensation arrangements for the CEO. After discussion, the independent members of the Board determine the CEO’s compensation. The Compensation Committee also discusses the performance of the other named executive officers with the CEO, reviews the compensation recommendations that the CEO submits for the other named executive officers, makes any appropriate adjustments and approves their compensation. While our CEO provides input and makes compensation recommendations with respect to executive officers other than himself, our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation by the Board or the Compensation Committee.

Since fiscal 2004, the Compensation Committee has engaged Mercer, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters. The Compensation Committee oversees Mercer’s engagement. Mercer representatives meet informally with the Compensation Committee Chair and the Chief Human Resources Officer and also with the Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present.

As part of its engagement in fiscal 2017, Mercer provided, among other services, advice and recommendations on the amount and form of executive and director compensation. For example, Mercer evaluated and advised the Compensation Committee on the peer group that the Compensation Committee uses to develop a market composite for purposes of establishing named executive officer pay levels (as described below), the competitiveness of our executive and director compensation programs, the design of awards and proposed performance metrics and opportunity ranges for incentive plans, compensation-related trends and developments in our industry and the broader talent market and regulatory developments relating to compensation practices.

We paid Mercer approximately $234,000 for executive compensation services in fiscal 2017. In addition, management engaged and Symantec paid Mercer and its affiliates for other services, including approximately $3.839 million for other unrelated consulting and business services. We also reimbursed Mercer and its affiliates for reasonable travel and business expenses. The Compensation Committee did not review or approve the other services provided by Mercer and its affiliates to Symantec, as those services were approved by management in the normal course of business within the scope of the Compensation Committee’s pre-authorization for such services. Based in part on policies and procedures implemented by Mercer to ensure the objectivity of its executive compensation consultants and the Compensation Committee’s assessment of Mercer’s independence pursuant to the SEC rules, the Compensation Committee concluded that the consulting advice it receives from Mercer is objective and not influenced by Mercer and its affiliates’ other relationships with Symantec and that no conflict of interest exists that will prevent Mercer from being independent consultants to the Compensation Committee.

The Compensation Committee establishes our compensation philosophy, approves our compensation programs and solicits input and advice from several of our executive officers and Mercer. As mentioned above, our CEO provides the Board and the Compensation Committee with feedback on the performance of our executive officers and makes compensation recommendations (other than with respect to his own compensation) that go to the Compensation Committee for their approval. Our CEO, Chief Human Resources Officer and General Counsel regularly attend the Compensation Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding Symantec’s performance and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, Mercer works with our Chief Human Resources Officer and other members of management to obtain information necessary for Mercer to make their own recommendations as to various matters as well as to evaluate management’s recommendations.

Equity Grant Practices: The Compensation Committee generally approves grants to the named executive officers at its first meeting of each fiscal year, or shortly thereafter through subsequent action. The grant date for all equity grants made to employees, including the named executive officers, is generally the 10th day of the month following the applicable meeting. If the 10th day is not a business day, the grant is generally made on the previous business day. The Compensation Committee does not coordinate the timing of equity awards with the release of material, nonpublic information. RSUs may be granted from time to time throughout the year, but all RSUs generally vest on either March 1, June 1, September 1 or December 1 for administrative reasons. We expect future PRUs will be granted once a year and, subject to certain exceptions, vesting occurs only after a two- or three-year performance period.

Change of Control and Severance Arrangements: The vesting of certain stock options, RSUs and PRUs held by our named executive officers will accelerate if they experience an involuntary (including constructive) termination of employment under certain circumstances. For additional information about these arrangements, see “—Other Benefits—Change of Control and Severance Arrangements” above and “Potential Payments Upon Termination or Change-in-Control,” below.

SUPPLEMENTARY POLICIES AND CONSIDERATIONS

We use several additional policies to ensure that the overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Requirements

We believe that in order to align the interests of our executive officers with those of our stockholders, our executive officers should have a financial stake in our company. We have maintained stock ownership requirements for our executive officers since October 2005. For fiscal 2017, our executive officers were required to hold the following minimum number of shares:

•	CEO: 5x base salary (increased to 6x base salary effective August 1, 2017);

•	CFO and President and COO: 3x base salary; and

•	Executive Vice Presidents: 2x base salary.

Stock options and unvested RSUs and PRUs do not count toward stock ownership requirements. Effective August 1, 2017, the Board increase the stock ownership requirements for our CEO to 6x base salary in order to further align interests with our stockholders).

The executive officer is required to acquire and thereafter maintain the stock ownership required within four years of becoming an executive officer of Symantec (or four years following the adoption date of these revised guidelines). During the four-year transitional period, each executive officer must retain at least 50% of all net (after-tax) equity grants until the required stock ownership level has been met.

As of August 1, 2017, Messrs. Clark, Rosch and Taylor have reached the stated ownership requirements for fiscal 2017. Messrs. Fey and Noviello have until August 2020 to meet the stated thresholds. See the table below for individual ownership levels relative to the executive’s ownership requirement.

Named Executive Officer	Ownership Requirement(1) (# of shares)	Holdings as of August 1, 2017 (# of shares)
Gregory C. Clark	192,369	2,742,733
Michael D. Fey	83,200	50,066
Nicholas R. Noviello	62,520	15,425
Francis C. Rosch	44,886	115,956
Scott C. Taylor	38,474	124,910
Michael A. Brown	n/a	n/a
Thomas J. Seifert	n/a	n/a

(1)	Based on the closing price for a share of our common stock of $31.19 on August 1, 2017.

Recoupment Policies (Clawback)

Since fiscal 2009, we have included provisions within our executive annual incentive plans to the effect that we will seek reimbursement of excess incentive cash compensation if our financial statements are the subject of a restatement due to error or misconduct. In August 2017, our Board went a step forward and adopted a “clawback” policy, applicable to all performance based compensation granted to the company’s officers (even after they leave Symantec). This policy supplements the contractual “clawback” rights we have had in place for many years, noted herein.

Insider Trading, Hedging and Pledging Policies

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including, but not limited to, trading in Symantec-based option contracts (for example, buying and/or writing puts and calls). It also prohibits pledging Symantec stock as collateral for a loan.

In addition, our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Symantec securities while in possession of material, non-public information. It also requires that each of our directors, our Chief Executive Officer and our Chief Financial Officer conduct open market sales of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows insiders to sell and diversify their holdings in our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Company at the time of the sale. All other executives are strongly encouraged to trade using 10b5-1 plans.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Symantec. Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. However, we strive to maximize the tax deductibility of our compensation awards since our philosophy is to provide the largest proportion of compensation as performance-based. While the Compensation Committee considers the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for Symantec’s executive compensation program even if the awards may not be deductible by Symantec for tax purposes.

Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our named executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change-in-Control” (beginning on page 90 below) as severance or change of control payments that could implicate this excise tax. As mentioned above, we do not offer our officers as part of their change of control benefits any gross-ups related to this excise tax under Code Section 4999.

Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the requirements of FASB Accounting Standards Codification Topic 718. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2017 were Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller and Daniel H. Schulman. Kenneth Y. Hao also served on the Compensation Committee from May 2016 to May 2017. None of the members of the Compensation Committee in fiscal 2017 were at any time during fiscal 2017 or at any other time an officer or employee of Symantec or any of its subsidiaries, and none had or have any relationships with Symantec that are required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2017.

Compensation Committee Report

The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

By: The Compensation and Leadership Development Committee of the Board:

David L. Mahoney (Chair)

Geraldine B. Laybourne

Robert S. Miller

Daniel H. Schulman

Kenneth Y. Hao (member from May 2016 to May 2017)

Summary of Compensation

The following table shows for the fiscal year ended March 31, 2017, compensation awarded to or paid to, or earned by, our each individual who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2017 and the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at the end of fiscal 2017 (the “named executive officers”).

Summary Compensation Table for Fiscal 2017

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)(1)
Gregory C. Clark	2017	666,667	(3)	—		4,269,815	(4)	—	743,333	(5)	379,937	(6)	6,059,752	(4)
Chief Executive Officer
Nicholas R. Noviello	2017	433,333	(3)			1,077,917	(4)	—	479,673	(5)	172,740	(7)	2,163,663	(4)
Executive Vice President, Chief Financial Officer				—

Michael D. Fey	2017	544,167	(3)	—		2,856,660	(4)	—	909,370	(5)	131,000	(8)	4,441,197	(4)
President and COO
Francis C. Rosch	2017	612,500	(9)	—		6,039,114		—	623,970	(5)	461,965	(10)	7,737,549
Executive Vice President, Consumer Digital Safety	2016	504,394				5,137,221		—	320,750	(11)	97,334	(12)	6,059,699
	2015	435,923		—		2,190,974		—	409,715	(13)	54,885	(14)	3,091,497
Scott C. Taylor	2017	600,000		150,000	(15)	4,831,307			568,374	(5)	363,462	(16)	6,513,143
Executive Vice President, General Counsel and Secretary	2016	593,939		—		3,082,307		—	283,380	(11)	86,028	(17)	4,045,654
	2015	536,250		—		2,326,081		—	392,900	(13)	63,323	(18)	3,318,554

Former Officers
Michael A. Brown	2017	337,121	(19)	—		1,338,819	(20)	—	—		11,297,851	(21)	12,973,791
Former Chief Executive Officer	2016	1,000,000		—		12,485,352		—	852,000	(11)	54,449	(22)	14,391,801
	2015	1,473,077		—		14,177,180		—	658,176	(13)	22,000	(23)	16,330,433
Thomas J. Seifert	2017	720,000		150,000	(15)	7,246,942		—	540,000	(5)	252,289	(24)	8,909,231
Former Executive Vice	2016	720,000		—		4,623,486		—	449,856	(11)	222,439	(25)	6,015,781
President, Chief Financial Officer	2015	720,000		—		4,394,834		—	612,000	(13)	174,055	(26)	5,900,889

(1)

Except for the amounts listed for Messrs. Clark, Noviello and Fey, the amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“FASC”) Topic 718 for restricted stock unit awards (“RSUs”) and performance-based restricted unit awards (“PRUs”) in fiscal years 2015-2017. The grant date fair values for RSUs were determined based on the closing share price of our common stock on the date of grant/modification. For a discussion of the valuation methodology used to value the PRUs awarded during fiscal years 2015-2017, see footnote 2 to the Summary Compensation Table, below. For a discussion of the amounts listed for Messrs. Clark, Noviello and Fey, see footnote 4 to the Summary Compensation Table, below. As noted in CD&A, we adjusted the performance metrics under our fiscal 2017 PRU grants in March 2017 to reflect both the impact of the acquisitions of Blue Coat and LifeLock on our financial plan and to account for the transformational impact on our business of our cost and complexity reduction initiative. As a result of these adjustments, incremental fair values of the modified awards are included in the Stock Awards column as further described in footnote 2 below. Accordingly, the Summary Compensation Table shows a significant increase in the total compensation for fiscal 2017 for the NEOs who were also named executive officers for fiscal 2016 as well as larger compensation values than contemplated by our Compensation Committee when it initially established the equity compensation opportunities for our NEOs in fiscal 2017. This increase in compensation relates to accounting charges resulting from the modification of equity awards, and not an increase in the realizable value of the awards. The table below sets forth equity modification charges required by the applicable accounting rules and the total compensation amounts for fiscal 2017 after excluding such modification charges:

	Stock Awards
Name	PRU Modification Charge ($)	Total (Without PRU Modification Charges) ($)
Gregory C. Clark	4,269,815	—
Michael D. Fey	2,856,660	—
Nicholas R. Noviello	1,077,917	—
Francis C. Rosch	919,714	5,119,399
Scott C. Taylor	735,775	4,095,533
Michael Brown*	591,567	—
Thomas J. Seifert	1,103,660	6,143,282

*	Reflects charges for the modification of Mr. Brown’s fiscal 2016 PRU award in connection with the amendment of his employment agreement.

(2)	The PRUs awarded in fiscal year 2017 are based on an approximately two-year service period with a one-year performance period ending on March 30, 2018. The PRUs are eligible to be earned if we achieve at least 50% of the target level non-GAAP operating income performance for fiscal 2018. Depending on our achievement of this metric, 0% to 250% of the target shares will be eligible to be earned at the end of fiscal 2018; if we achieve between 250% to 300%, the first 250% of the target shares will be eligible to be earned at the end of fiscal 2018, and the remaining up to 50% (up to an aggregate of 300%) of the target shares will be eligible to be earned at the end of fiscal 2019, provided the participant is employed with the Company through the end of fiscal 2019 with certain exceptions.

The PRUs awarded in fiscal years 2015-2016 are based on a three-year performance period. The PRUs are eligible to be earned if we achieve at least 70% of the target level non-GAAP EPS performance. Depending on our achievement of this metric, 0% to 133% of the target shares was eligible to be earned at the end of the fiscal year of grant, based on, and subject to further adjustment as a result of, the achievement of the TSR goal for our company as compared to the S&P 500 (the market-related component) in the subsequent fiscal years. If any target shares become eligible (the “eligible shares”) to be earned at the end of the fiscal year of grant as a result of achievement of the performance-related component, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the first and second fiscal years and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned at the end of the second fiscal year if less than 100% of the TSR goal is achieved for the two-year period then ended) may be earned based on the achievement of the TSR goal for the first, second and third fiscal years FASC Topic 718 requires the fair value to be calculated at the grant date. Consistent with FASC Topic 718, the full grant date fair value for the market-related component, or the TSR adjustment, for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation option pricing model (“Monte Carlo model”) on the date the PRUs were awarded in fiscal years 2015-2016.

The table below sets forth the grant date fair value (prior to any applicable modifications) determined in accordance with FASC Topic 718 principles established in fiscal years 2015-2017 for the performance-related component of these awards (i) based upon the probable outcome of the fiscal years 2015-2017 performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the fiscal years 2015-2017 performance-related component as of the grant date. Also set forth below are the grant date fair values pertaining to the market-related component or the TSR adjustment and significant inputs and assumptions used in the Monte Carlo model, determined upon grant in fiscal years 2015-2016, and which is not subject to probable or maximum outcome assumptions.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-Related Component Grant Date Fair Value ($)
Scott C. Taylor	2017	2,866,870	8,600,609	N/A
	2016	1,814,793	2,584,234	1,943,033
	2015	1,427,183	1,860,935	1,399,199
Francis C. Rosch	2017	3,583,574	10,750,722	N/A
	2016	3,024,672	4,307,081	3,238,407
	2015	1,427,183	1,860,935	1,399,199
Michael A. Brown	2016	8,469,051	12,059,783	9,067,506
	2015	9,017,952	14,110,442	10,609,355
Thomas J. Seifert	2017	4,300,296	12,900,887	N/A
	2016	2,722,202	3,876,369	2,914,563
	2015	2,540,404	3,312,488	2,490,592

Grant Date	Grant Date Fair Value per Unit ($)	Volatility (%)	Risk-Free Interest Rate (%)
6/10/2014	25.08	26.20	0.84
9/24/2014	30.78	22.89	0.84
6/10/2015	27.03	22.55	1.07
6/10/2016	17.30
7/29/2016	20.55
8/10/2016	21.73

As described in footnote 1 above, we adjusted the performance metrics under our fiscal 2017 PRU grants on March 8, 2017. The incremental modification charges were based on the Company’s stock price on the date of the modification ($29.60) multiplied by the incremental expected achievement percentage multiplied by the number of granted units. Volatility and interest rate were not factors.

(3)	Represents the base salary earned by such executive since the closing of the Blue Coat acquisition. The fiscal 2017 annual base salary for Messrs. Clark, Noviello, and Fey was $1,000,000, $650,000 and $865,000, respectively. Mr. Fey’s annual base salary, initially set at $800,000 in August 2016, was increased to $865,000 effective February 1, 2017.

(4)	These amounts represent the incremental fair values of modified PRUs that were granted prior to and assumed by us at the closing of the Blue Coat acquisition. See footnote 1 for more information. Under SEC rules, we are required to disclose in the Stock Awards column the grant date fair value of each equity award computed in accordance with FASC 718. However, no grant date fair value was recorded by Symantec for these awards in accordance with FASC 718 because they were awarded by Blue Coat’s board of directors prior the closing of the Blue Coat acquisition. As a result, the amounts reported in the Stock Awards column above may understate the compensation awarded to these executive officers for fiscal 2017 because they do not include any grant date fair value for such awards. See the “Equity Grant Summary” table in in the CD&A section for more information about the estimated value of these awards.

(5)	Other than as described below, represents the executive officer’s annual bonus under the FY17 Executive Annual Incentive Plans, which was earned in fiscal 2017 and paid in fiscal 2018. Mr. Seifert received his FY17 Executive Annual Incentive Plan payment at 75% of target pursuant to the terms of the Symantec Executive Severance Plan.

(6)	Represents (a) $250,000 in bonus payment earned by Mr. Clark prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October

2016, (b) $75,000 for reimbursement of Mr. Clark’s attorney’s fees in connection with the negotiation of his employment agreement with us, (c) $32,515 for dividend equivalent payments on stock awards, (d) $17,422 related to our provision of car and driver services for Mr. Clark in fiscal 2017 and (e) $5,000 of matching contributions to Mr. Clark’s account under our 401(k) plan.

(7)	Represents (a) $162,500 in bonus payment earned by Mr. Noviello prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October 2016, (b) $5,417 for reimbursement for tax and financial services and (c) $4,823 of matching contributions to Mr. Noviello’s account under our 401(k) plan.

(8)	Represents (a) $125,000 in bonus payment earned by Mr. Fey prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October 2016, and (b) $6,000 of matching contributions to Mr. Fey’s account under our 401(k) plan.

(9)	Mr. Rosch’s base annual salary increased from $525,000 to $700,000 during fiscal 2017 to compensate him for his expanded role and responsibilities following the LifeLock acquisition.

(10)	Represents (a) $440,020 for dividend equivalent payments on stock awards, (b) $8,063 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (c) $7,907 for coverage of expenses related to attendance at the fiscal 2016 sales achiever’s trip and (d) $5,975 for reimbursement for tax and financial services.

(11)	Represents the executive officer’s annual bonus under the FY16 Executive Annual Incentive Plans, which was earned in fiscal 2016 and paid in fiscal 2017.

(12)	Represents (a) $55,763 for dividend equivalent payments on stock awards, (b) $23,853 for coverage of expenses related to attendance at the fiscal 2015 sales achiever’s trip, (c) $6,638 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (d) $6,211 for spousal medical benefits, (e) $2,955 for reimbursement for tax services and (f) $1,914 in contributions to Mr. Rosch’s Company-sponsored life insurance policy.

(13)	Represents the executive officer’s annual bonus under the Executive Annual Incentive Plans for fiscal 2015, which was earned in fiscal 2015 and paid in fiscal 2016.

(14)	Represents (a) $32,030 for dividend equivalent payments on stock awards, (b) $12,145 for coverage of expenses related to attendance at the FY14 sales achiever’s trip, (c) $6,800 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (d) $2,070 for spousal medical benefits, (e) $1,800 for reimbursement for tax services and (f) $40 for an appreciation award.

(15)	Represents an additional bonus paid to Messrs. Taylor and Seifert in fiscal 2017 in connection with their service as members of the Office of the President during the CEO transition process announced in April 2016.

(16)	Represents (a) $354,812 for dividend equivalent payments on stock awards, (b) $5,125 of matching contributions to Mr. Taylor’s account under our 401(k) plan, and (c) $3,525 for reimbursement for tax services.

(17)	Represents (a) $60,816 for dividend equivalent payments on stock awards, (b) $15,834 for reimbursement for tax services, (c) $6,188 of matching contributions to Mr. Taylor’s account under our 401(k) plan, (d) $2,335 in contributions to Mr. Taylor’s Company-sponsored life insurance policy and (e) $855 in contributions to Mr. Taylor’s Company-sponsored long term disability insurance.

(18)	Represents (a) $36,817 for dividend equivalent payments on stock awards, (b) $13,357 for reimbursement for tax services, (c) $7,688 of matching contributions to Mr. Taylor’s account under our 401(k) plan, (d) $4,284 for coverage of expenses related to attendance at the FY14 sales achiever’s trip and (e) $1,178 for membership fees.

(19)	Represents salary paid through the effective date of Mr. Brown’s resignation, August 1, 2016.

(20)	Represents incremental fair value of equity awards modified as a result of an amendment to Mr. Brown’s employment agreement on April 28, 2016. This amount relates to the accounting charges incurred for the acceleration of these equity awards. A description of the payments made to Mr. Brown upon termination of his employment can be found below under the section entitled “Potential Payments Upon Termination or Change-in-Control”.

(21)	Represents (a) $8,602,883 in severance payments made to Mr. Brown pursuant to his employment agreement, as amended, (b) $2,666,997 for dividend equivalent payments on stock awards, (c) $17,521 of COBRA premium reimbursements, (d) $10,000 for reimbursements for tax and financial services and (d) $450 for membership fees. For more information regarding Mr. Brown’s severance arrangement, see “Potential Payments Upon Termination or Change-In-Control”, below.

(22)	Represents (a) $26,593 for dividend equivalent payments on stock awards, (b) $15,834 for reimbursement for tax and financial services, (c) $6,000 of matching contributions to Mr. Brown’s account under our 401(k) plan, (d) $5,612 in contributions to Mr. Brown’s Company sponsored life insurance policy and (e) $410 for membership fees.

(23)	Represents (a) $12,000 of matching contributions to Mr. Brown’s account under our 401(k) plan and (b) $10,000 for reimbursement for tax services.

(24)	Represents (a) $245,689 for dividend equivalent payments on stock awards and (b) $6,600 of matching contributions to Mr. Seifert’s account under our 401(k) plan.

(25)	Represents (a) $176,942 in relocation expenses incurred in fiscal 2016, (b) $25,835 for reimbursement for tax services, (c) $9,930 for dividend equivalent payment on stock awards, (d) $6,000 of matching contributions to Mr. Seifert’s account under our 401(k) plan, (e) $2,877 in contributions to Mr. Seifert’s Company-sponsored life insurance plan and (f) $855 in contributions under Mr. Seifert’s Company-sponsored long term disability plan.

(26)	Represents (a) $154,730 in relocation expenses incurred in fiscal 2015, (b) $11,400 of matching contributions to Mr. Seifert’s account under our 401(k) plan and (c) $7,925 for reimbursement for tax services.

The following table shows for the fiscal year ended March 31, 2017 certain information regarding grants of plan-based awards to our named executive officers from our incentive plans:

Grants of Plan-Based Awards in Fiscal 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory C. Clark	08/01/16 (5)	500,000	666,667	1,000,000								—
	(6)				(7)	(7)	(7)	(4)		—	—	(7)
	(6)				—	—	—	(8)		—	—	(8)
Nicholas R. Noviello	08/01/16 (5)	112,927	430,200	903,419	—	—	—			—	—	—
	(6)				(7)	(7)	(7)	(4)		—	—	(7)
	(6)				—	—	—	(9)		—	—	(9)
Michael D. Fey	08/01/16 (5)	214,089	815,579	1,712,715	—	—	—			—	—	—
	(6)				(7)	(7)	(7)	(4)		—	—	(7)
	(6)				—	—	—	(10)		—	—	(10)
Francis C. Rosch	06/10/16	146,899	559,614	1,175,190	—	—	—	88,776	(11)	—	—	1,535,825
	06/10/16				—	207,143	621,429			—	—	4,503,289
Scott C. Taylor	06/10/16	133,810	509,752	1,070,479	—	—	—	71,021	(12)	—	—	1,228,663
	06/10/16				—	165,715	497,145	—		—	—	3,602,644
Former Officers
Michael A. Brown	04/26/16	—	—	—	—	—	—	(13)		—	—	591,567
Thomas J. Seifert	06/10/16	189,000	720,000	1,512,000	—	—	—	106,531	(14)	—	—	1,842,986
	06/10/16				—	248,527	745,716	—		—	—	5,403,956

(1)	Represents grant date of stock awards, except for Messrs. Clark, Noviello and Fey (see footnotes 5 through 10).

(2)	Represents threshold, target and maximum payouts with respect to each applicable metric under the FY17 Executive Annual Incentive Plans.

(3)	The amounts shown in these rows reflect, in share amounts, the threshold, target, and maximum potential eligible shares to be earned (based on performance for the fiscal 2018 period) at the end of fiscal 2018 or fiscal 2019, as applicable, as further described in the CD&A section beginning on page 54. In June 2016 Messrs. Rosch, Taylor and Seifert were awarded a PRU under the 2013 Equity Incentive Plan, eligible to be earned based on a target for non-GAAP operating income margin in fiscal 2017, with no threshold. Our Compensation Committee subsequently modified the PRUs in fiscal 2017 to provide that they would be eligible to be earned if we achieve at least 50% of the target level non-GAAP operating income at the end of fiscal 2018, with a threshold award equal to 50% of the target eligible shares and a maximum award equal to 300% of the target eligible shares. For additional details on the grant date fair value of the PRUs, see footnotes 1, 2 and 4 to the Summary Compensation Table, above.

(4)	The amount in the Grant Date Fair Value column was determined in accordance with FASC 718 and includes the incremental fair value associated with the modification to the PRUs in fiscal 2017, as further described in footnotes 1, 4 and 20 to the Summary Compensation Table above.

(5)	Represents pro-rated cash incentive opportunity from the closing of the Blue Coat acquisition through the end of fiscal 2017 under the FY17 Executive Annual Incentive Plan.

(6)	In anticipation of the closing of the Blue Coat acquisition Messrs. Clark, Fey and Noviello were granted additional equity awards by Blue Coat, comprised of both RSUs and PRUs, under the Blue Coat, Inc. 2016 Equity Incentive Plan, which were assumed by Symantec at the closing and which are settled in shares of Symantec common stock.

(7)	The PRU awards were designed to mirror the terms of the PRUs granted to the NEOs and subsequently modified during fiscal 2017 as further described in footnote 3 to this table. No grant date fair value was recorded by Symantec for these awards in accordance with FASC 718 because they were awarded by Blue Coat prior to the closing of the Blue Coat acquisition. See footnotes 1 and 4 to the Summary Compensation Table above, as well as the “Equity Incentive Awards” subsection of the CD&A section, including the “Equity Grant Summary” table, for more information about these awards and the estimated value of such awards. The table below sets forth the threshold, target and maximum shares under assumed Blue Coat PRUs (in the aggregate for each executive officer listed):

Name	Threshold (#)	Target (#)	Maximum (#)
Gregory C. Clark	—	961,670	2,885,010
Michael D. Fey	—	643,392	1,930,176
Nicholas R. Noviello	—	242,774	728,322

(8)	The RSUs granted to Mr. Clark by Blue Coat settle in the following amounts and according to the following vesting schedules: (1) 412,143 shares, with 30% vesting in August 2017, 30% vesting in August 2018 and 40% vesting in August 2019 and (2) 867,052 shares, with 50% vested in November 2016 and 50% to vest in November 2017. See footnotes 1 and 4 to the Summary Compensation Table above, as well as the “Equity Incentive Awards” subsection of the CD&A section, including the “Equity Grant Summary” table, for more information about these awards and the estimated value of such awards.

(9)	The RSUs granted to Mr. Noviello by Blue Coat settle in the following amounts and according to the following vesting schedules: (1) 104,046 shares, with 30% vesting in August 2017, 30% vesting in August 2018 and 40% vesting in August 2019; and (2) 128,612 shares, vesting quarterly over two years from August 2016 through August 2019. See footnotes 1 and 4 to the Summary Compensation Table above, as well as the “Equity Incentive Awards” subsection of the CD&A section, including the “Equity Grant Summary” table, for more information about these awards and the estimated value of such awards.

(10)	These RSUs granted to Mr. Fey by Blue Coat settle as to 275,739 shares with 30% vesting in August 2017, 30% vesting in August 2018 and 40% vesting in August 2019. See footnotes 1 and 4 to the Summary Compensation Table above, as well as the “Equity Incentive Awards” subsection of the CD&A section, including the “Equity Grant Summary” table, for more information about these awards and the estimated value of such awards.

(11)	These RSUs settle as to 88,776 shares and vests as follows: 83% vested on December 1, 2016 and 17% to vest on June 1, 2019.

(12)	These RSUs settle as to 71,021 shares and vest as follows: 30% to vest approximately 1 year from grant date, 30% to vest approximately 2 years from grant date. The remaining 40% will vest approximately 3 years from grant date.

(13)	Represents incremental fair value of equity awards modified as a result of an amendment to Mr. Brown’s employment agreement on April 28, 2016. A description of the payments made to Mr. Brown upon termination of his employment can be found below under the section entitled “Potential Payments Upon Termination or Change in Control.

(14)	These RSUs settle as to 106,531 shares and vests as follows: 30% to vest approximately 1 year from grant date, 30% to vest approximately 2 years from grant date. The remaining 40% will vest approximately 3 years from grant date. See “Potential Payments Upon Termination or Change in Control” below for more information regarding Mr. Seifert’s grants.

For a summary of the terms of the FY17 Executive Annual Incentive Plans, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Executive Annual Incentive Plans” above. Details of acceleration of the equity awards described are disclosed under “Compensation Discussion & Analysis (CD&A) — Other Benefits — Change in Control and Severance Arrangements” above and “Potential Payments Upon Termination or Change-in-Control” below.

The following table shows for the fiscal year ended March 31, 2017, certain information regarding outstanding equity awards at fiscal year-end for our named executive officers.

Outstanding Equity Awards At Fiscal Year-End 2017

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)		Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)*
Gregory S. Clark	(1)	1,127,370	2,737,901	(2)	6.73	9/9/2025
Gregory S. Clark	(1)						152,028	(3)	4,664,219
Gregory S. Clark	(1)						260,115	(4)	7,980,328	606,936	(6)	18,620,796
Gregory S. Clark	(1)						433,526	(5)	13,300,578	354,734	(6)	10,883,239
Nicholas R. Noviello	(1)	694,701	787,482	(2)	8.35	1/27/2026
Nicholas R. Noviello	(1)						80,382	(7)	2,466,120	242,774	(6)	7,448,306
Nicholas R. Noviello	(1)						104,046	(8)	3,192,131
Michael D. Fey	(1)	758,807	1,842,818	(2)	6.73	9/9/2025
Michael D. Fey	(1)						102,329	(9)	3,139,454	404,624	(6)	12,413,864
Michael D. Fey	(1)						173,410	(10)	5,320,219	238,768	(6)	7,325,402
Francis C. Rosch	9/10/2010	28,000	—		10.86	9/10/2017
Francis C. Rosch	6/10/2011	40,000	—		14.50	6/10/2018
Francis C. Rosch	5/20/2013						5,112	(11)	56,836
Francis C. Rosch	6/10/2013						2,088	(11)	64,060
Francis C. Rosch	10/10/2013						9,933	(12)	304,744
Francis C. Rosch	2/10/2014						10,831	(13)	332,295
Francis C. Rosch	6/10/2014						18,594	(14)	570,464
Francis C. Rosch	6/10/2015						55,906	(15)	1,715,196	145,915	(16)	4,476,672
Francis C. Rosch	6/10/2016						15,091	(17)	462,992	207,143	(6)	6,355,147
Scott C. Taylor	5/20/2013						6,135	(12)	188,222
Scott C. Taylor	2/10/2014						10,831	(13)	332,295
Scott C. Taylor	6/10/2014						18,594	(14)	570,464
Scott C. Taylor	6/10/2015						33,543	(18)	1,029,099	87,548	(16)	2,685,973
Scott C. Taylor	6/10/2016						71,021	(19)	2,178,924	165,715	(6)	5,084,136
Michael A. Brown
Thomas J. Seifert

*	The market value of the equity awards that have not vested is calculated by multiplying the number of unites that have not vested by the closing price of our common stock on March 31, 2017, which was $30.68

(1)	Represents an equity award previously granted by Blue Coat and assumed by Symantec upon the closing of the Blue Coat acquisition. Upon assumption, by their terms, these awards converted into the right to receive shares of our common stock, subject to applicable service or performance-based vesting conditions.

(2)	Unvested options vest in equal installments monthly on the first of each month ending on August 1, 2018.

(3)	Of the total shares underlying this award, 45,609 shares vest on August 1, 2017, 45,608 shares vest on August 1, 2018 and 60,811 shares vest on August 1, 2019.

(4)	Of the total shares underlying this award, 78,035 shares vest on August 1, 2017, 78,034 shares vest on August 1, 2018 and 104,046 shares to vest on August 1, 2019.

(5)	All of the shares underlying this award vest on November 1, 2017.

(6)	Vests on 3/30/2018 based on, and subject to further adjustment as a result of, the achievement of non-GAAP operating income for fiscal 2018. The number of shares and the payout value for the fiscal 2017 PRUs set forth above reflect the target potential payout which represents 100% of the target number of PRUs. Any achievement above 250% of target will be paid at the end of fiscal 2019, subject to certain restrictions. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(7)	The shares underlying this award vest in equal quarterly installments beginning on August 1, 2016 and ending on June 1, 2018.

(8)	Of the total shares underlying this award, 31,214 shares vest on August 1, 2017, 31,214 shares vest on August 1, 2018 and 41,618 shares vest on August 1, 2019.

(9)	Of the total shares underlying this award, 30,699 shares vest on August 1, 2017, 30,699 shares vest on August 1, 2018 and 40,931 shares vest on August 1, 2019.

(10)	Of the total shares underlying this award, 52,023 shares vest on August 1, 2017, 52,023 shares vest on August 1, 2018 and 69,364 shares vest on August 1, 2019.

(11)	Remaining shares vested on June 1, 2017.

(12)	Remaining shares to vest on September 1, 2017.

(13)	Remaining shares to vest on March 1, 2018.

(14)	9,297 shares vested on June 1, 2017 and 9,297 shares to vest on June 1, 2018.

(15)	23,960 shares vested on June 1, 2017 and 31,946 shares to vest on June 1, 2018.

(16)	Vests on 3/30/2018 based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500. The number of shares and the payout value for the fiscal 2016 PRUs set forth above reflect the maximum potential payout since Symantec’s performance during the two years ended March 31, 2017, the second measurement date of the three-year performance period has exceeded target levels. The maximum potential payout represents 121.8% of the target number of PRUs. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(17)	Remaining shares to vest on June 1, 2019.

(18)	14,376 vested on June 1, 2017 and 19,167 to vest on June 1, 2018.

(19)	21,307 vested on June 1, 2017, 21,306 to vest on June 1, 2018 and 28,408 to vest on June 1, 2019.

The following table shows for the fiscal year ended March 31, 2017, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Clark	—	—	433,526	10,838,150
Michael D. Fey	79,287	1,945,708	—	—
Nicholas R. Noviello	—	—	48,230	1,237,905
Francis C. Rosch	—	—	211,765	5,197,689
Scott C. Taylor	72,000	1,338,334	120,878	3,081,219
Michael Brown	—	—	540,501	13,185,844
Thomas J. Seifert	—	—	174,676	4,556,655

Non-Qualified Deferred Compensation in Fiscal 2017

The table below provides information on the non-qualified deferred compensation of the named executive officers for the fiscal year ended March 31, 2017.

	Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory C. Clark	—	—	—	—	—
Michael D. Fey	—	—	—	—	—
Nicholas R. Noviello	$16,249.98	—	$205.24	—	$16,455.22
Francis C. Rosch	$17,500.02	—	$3,980.26	—	$56,743.16
Scott Taylor	$45,000.00	—	$380.37	—	$45,380.37
Michael A. Brown	—	—	—	—	—
Thomas Seifert	—	—	—	—	—

In fiscal 2017, certain management employees on our U.S. payroll with a base salary of $180,000 or greater, including each of the named executive officers, are eligible to participate in the Symantec Corporation Deferred Compensation Plan. Prior to January 1, 2017, the plan provided the opportunity for participants to defer up to 75% of base salary and 100% of variable pay each year. Variable pay included annual incentive plan and commission payments. Deferral elections must be made prior to the beginning of a calendar year and cannot be revoked as of the day immediately prior to commencement of that year. The plan is “unfunded” and all deferrals are general assets of Symantec. Amounts deferred by each participant under the plan are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the plan will then be adjusted based on the performance of the measurement funds that have been selected by the participant. Prior to January 1, 2017, the measurement funds available under the plan were substantially identical to the investment funds available under our 401(k) plan. Each participant may change their measurement fund selections on a daily basis. The plan required that benefits accumulated in the bookkeeping accounts for each participant not meeting a 5-year service requirement to be distributed to the participant following his or her termination of employment with us for any reason. If a 5-year service requirement is met, accumulated benefits in the accounts established prior to 2017 will be distributed according to the participant’s designated payment election.

Beginning January 1, 2017, the investment options within the Deferred Compensation Plan were expanded to include additional asset classes. Participants are still able to defer up to 75% of salary and 100% of annual incentive payments, but are now able to defer up to 100% of sales commissions as a separate election. Additionally, participants have the opportunity to elect each year whether to receive that year’s deferrals upon a specified date or upon termination of employment and the form of payment elected will be honored regardless of a participant’s length of service. Upon a change in control of Symantec, these new distribution accounts will be distributed in a lump sum if a participant separates within 24 months following the change in control.

Potential Payments Upon Termination or Change-In-Control

Set forth below is a description of the plans and agreements (other than the Deferred Compensation Plan) that could result in potential payouts to our named executive officers in the case of their termination of employment and/or a change in control of Symantec. For information regarding potential payouts upon termination under the Deferred Compensation Plan, in which certain of our executive officers participate, see “Non-Qualified Deferred Compensation in Fiscal 2017” above.

Symantec Executive Retention Plan

In January 2001, the Board approved the Symantec Executive Retention Plan, to deal with employment termination resulting from a change in control of the Company. The plan was modified by the Board in July 2002, April 2006, June 2007, April 2012 and February 2016. Under the terms of the plan, all equity compensation awards (including, among others, stock options, RSUs and PRUs) granted by the Company to the Company’s Section 16(b) officers (including our named executive officers) would become fully vested (at target or to the extent of achievement for PRUs) and, if applicable, exercisable following a change in control of the Company (as defined in the plan) after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control. In the case of PRUs granted prior to fiscal 2017, PRUs will vest at target if the change in control occurs prior to the first performance period, will vest as to eligible shares if the change in control occurs following the first performance period but before achievement is determined with respect to the second performance period, and will vest as to the sum of the eligible shares determined to be earned for the second performance period plus 50% of the eligible shares if the change in control occurs following the second performance period but before achievement is determined with respect to the third performance period. In the case of the fiscal 2017 PRUs, PRUs will vest at target if the change in control occurs prior to the performance period and will vest as to actual earned shares if the change in control occurs following the performance period but before the excess vesting date. Additionally, in accordance with the terms of the PRU award agreement, in the case that an executive’s employment with the Company terminates by reason of the executive’s death, total and permanent disability or an involuntary termination by the Company other than for cause (as defined in the award agreement) after the end of the first year of the performance period but prior to the end of the performance period, then the executive will be entitled to payment of a prorated number of PRUs based on the number of months in the performance period during with the executive was employed by the Company, provided that the Company’s performance met at least the threshold level of the applicable performance metric during the first year of the performance period.

In April 2012, the Compensation Committee revised the plan to provide for the payment of a cash severance benefit for our named executive officers equal to one times such officer’s base salary and target payout under the Executive Annual Incentive Plan applicable to such named executive officer in the circumstances described above (i.e., following a change in control of the Company after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control.)

Symantec Executive Severance Plan

In April 2012, the Compensation Committee adopted the Symantec Executive Severance Plan to provide severance benefits to specified officers of Symantec, including our named executive officers. The executive officers must meet certain criteria in order to participate in the plan, including, among other criteria, (i) the executive officer was involuntarily terminated from active employment other than for cause (as defined in the plan); (ii) the executive officer was not terminated due to the sale of a business, part of a business, divestiture or spin-off and offered employment upon terms and conditions substantially identical to those in effect immediately prior to such sale, divestiture or spin-off; and (iii) the executive officer is not entitled to severance under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by Symantec.

Under the terms of the plan, the executive officer will receive severance payments equal to one times the sum of his or her base salary in effect at the time of his or her involuntary termination. The executive officer will also receive a one-time bonus of $15,000, minus taxes and other legally required deductions. The executive officer is also entitled to receive six months of outplacement services, including counseling and guidance. The executive officer is solely responsible for all COBRA premiums for his or her continuation coverage.

In fiscal 2016, the Compensation Committee revised the plan to provide an additional payment equivalent to 75% of the executive officer’s prorated target incentive bonus under the Executive Annual Incentive Plan in effect for such fiscal year to the executive officer who was terminated in the second half of such fiscal year and was employed in good standing for a minimum of six (6) months prior to his or her termination date. This payment was added to standardize benefits to all of our executive officers and to be competitive with overall market practices.

Payment of severance payments, one-time bonus payment, outplacement services and 75% of the prorated target bonus under the Executive Annual Incentive Plan pursuant to the Symantec Executive Severance Plan is subject to the applicable executive officer returning a release of claims against Symantec.

Blue Coat Executive Compensation Arrangements

In connection with the Blue Coat Acquisition, the Compensation Committee negotiated and we entered into “at will” employment agreements or offer letters with our CEO, CFO, and President and COO, confirming and documenting the terms and conditions of their employment (collectively, the “Blue Coat Executive Compensation Arrangements”). Bringing on these executive officers to lead the combined organization following the Blue Coat Acquisition was a critical factor in our Board’s decision to complete the Blue Coat Acquisition. As such, we believe that the terms and conditions of these employment agreements or offer letters were necessary to realize the full value we sought to obtain from the Blue Coat Acquisition and to induce these individuals to forego other opportunities. In filling these executive positions, our Board and the Compensation Committee were aware that it would be necessary to recruit candidates with the requisite experience and skills to manage the transition in our business in a dynamic and ever-changing industry while successfully completing the integration of the two companies and delivering the expected synergies and cost-savings therefrom. Accordingly, it recognized that it would need to develop competitive compensation packages to induce them to accept their offers of employment and be incentivized to drive the large-scale changes needed at our company. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations. Accordingly, we entered into the following Blue Coat Executive Compensation Arrangements:

•

For Mr. Clark, we entered into an employment agreement pursuant to which he would receive an annual base salary of $1,000,000 and be eligible to participate in the Symantec Executive Annual Incentive Plan with a target bonus amount of 100%. Mr. Clark was also granted by Blue Coat, prior to the Blue Coat Acquisition, (i) a grant of RSUs and PRUs equal to $15,000,000 on the date of grant, (ii) an additional grant of RSUs and PRUs, referred to above as the Price Adjustment RSUs and the Price Adjustment PRUs equal to $8,767,000 on the date of grant and (iii) a grant of RSUs, referred to above as the Blue Coat Retention Grant, equal to $15,000,000 on the date of grant. In connection with his compensation package, Mr. Clark’s options to purchase Blue Coat common stock were assumed by Symantec with new vesting schedule, vesting monthly over two years from the closing.

•

For Mr. Fey, we entered into an offer letter pursuant to which Mr. Fey would receive an annual base salary of $800,000 and be eligible to participate in the Symantec Executive Annual Incentive Plan with a target bonus amount of 150%. Mr. Fey’s annual base salary was increased to $865,000 effective February 1, 2017. Mr. Fey was also granted by Blue Coat, prior to the Blue Coat Acquisition, (i) a grant of RSUs and PRUs equal to $10,000,000 on the date of grant and (ii) an additional grant of RSUs and PRUs, referred to above as the Price Adjustment RSUs and the Price Adjustment PRUs equal to $5,901,000 on the date of grant.

•

For Mr. Noviello, we entered into an offer letter pursuant to which Mr. Noviello would receive an annual base salary of $650,000. Mr. Noviello was also granted by Blue Coat, prior to the Blue Coat Acquisition, (i) a grant of RSUs and PRUs equal to $6,000,000 on the date of grant and

(ii) an additional grant of RSUs referred to above as the Price Adjustment RSUs equal to $2,225,000 on the date of grant.

Gregory C. Clark

The following table summarizes the value of the payouts to Mr. Clark pursuant to the Symantec Executive Retention Plan, the Symantec Executive Severance Plan and Mr. Clark’s employment agreement, assuming a qualifying termination as of March 31, 2017 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017 minus the exercise price):

	Severance Pay	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination Because of Market Conditions or Division Performance	$2,019,755	$58,919,630	$12,247,110	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$2,000,000	$58,919,630	$23,890,149	$27,167,178
Termination Without Cause	$2,019,755	$58,919,630	$12,247,110	—
Termination Due to Death or Disability	—	$58,919,630	$12,247,110	—

Nicholas R. Noviello

The following table summarizes the value of the payouts to Mr. Noviello pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 31, 2017 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017 minus the exercise price):

	Severance Pay	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination Because of Market Conditions or Division Performance	$991,688	—	$2,270,792	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,300,000	$15,670,892	$5,210,091	$6,858,366
Termination Without Cause	$991,688	—	$2,270,792	—
Termination Due to Death or Disability	—	—	$2,270,792	—

Michael D. Fey

The following table summarizes the value of the payouts to Mr. Fey pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 31, 2017 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017 minus the exercise price):

	Severance Pay	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination Because of Market Conditions or Division Performance	$1,495,722	$39,657,443	—	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$2,162,500	$39,657,443	$7,789,627	$18,175,824
Termination Without Cause	$1,495,722	$39,657,443	—	—
Termination Due to Death or Disability	—	$39,657,443	—	—

Francis C. Rosch

The following table summarizes the value of the payouts to Mr. Rosch pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 31, 2017 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017):

	Severance Pay	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination Because of Market Conditions or Division Performance	$1,138,749	—	—	$1,832,046
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,400,000	—	$3,320,929	$8,599,859
Termination Without Cause	$1,138,749	—	—	$1,832,046
Termination Due to Death or Disability	—	—	—	$1,832,046

Scott C. Taylor

The following table summarizes the value of the payouts to Mr. Taylor pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 31, 2017 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017):

	Severance Pay	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination Because of Market Conditions or Division Performance	$1,001,352	—	—	$1,099,222
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,200,000	—	$3,958,503	$6,330,281
Termination Without Cause	$1,001,352	—	—	$1,099,222
Termination Due to Death or Disability	—	—	—	$1,099,222

Former Officers:

Michael A. Brown

As discussed above, in connection with the CEO transition process announced in April 2016, we entered into an amendment to Mr. Brown’s employment agreement on April 28, 2016 which governed the payouts to Mr. Brown upon his resignation on August 1, 2017. Under this agreement, Mr. Brown was entitled to the cash severance and equity acceleration benefits to which he would have been entitled under his employment agreement, prior to its amendment, had he been involuntarily terminated or resigned for Good Reason (as defined in the agreement), and provided that he would be entitled to receive his existing compensation through October 28, 2016, even if his employment terminated earlier. Mr. Brown resigned effective August 1, 2016.

The following table summarizes the value of payouts to Mr. Brown in accordance with his amended employment agreement. He received a severance payment equal to (a) three times (3x) his base salary and target bonus, (b) eligible family COBRA benefits for up to 18 months following his termination, (c) a pro-rated portion of his annual base salary between April 28, 2016 and October 28, 2016, (d) the prorated portion of Mr. Brown’s target bonus for fiscal 2017, (e) acceleration on Mr. Brown’s RSUs through October 28, 2016 and (f) vesting of any PRUs held by Mr. Brown pursuant to the applicable PRU agreement through October 28, 2016. The intrinsic values of equity awards set forth in the table below are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017.

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination	$8,602,883	$39,423	—	$1,108,468	$11,330,831

Thomas J. Seifert

The following table summarizes the value of the payouts to Mr. Seifert. In addition to the standard severance benefits pursuant to the Symantec Executive Severance Plan, Mr. Seifert received an additional cash severance payment of $1,800,000 as approved by the Compensation & Leadership Development Committee. The intrinsic values of equity awards set forth in the table below are based upon the closing price for a share of our common stock of $30.68 on March 31, 2017.

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting
Involuntary Termination	$3,079,038	—	—	—	$6,393,303

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedure

Symantec has adopted a written related person transactions policy which provides for the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” The Nominating and Governance Committee reviews transactions that may be “related person transactions,” which are transactions between Symantec and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any Symantec executive officer, director, nominee for director, or stockholder holding more than 5% of any class of Symantec’s voting securities, in each case, since the beginning of the previous fiscal year, and their immediate family members.

Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions are deemed not to be “related person transactions” (meaning the related person is deemed to not have a direct or indirect material interest in the transaction):

•	compensation to executive officers determined by Symantec’s Compensation Committee;

•

any transaction with another company at which a related person is a director or an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $2,000,000, or three percent of that company’s total annual gross revenues, provided that the transaction involves the purchase of either company’s goods and services and the transaction is subject to usual trade terms and is in the ordinary course of business and the related person is not involved in the negotiation of the transaction;

•	any compensation paid to a director if the compensation is required to be reported in Symantec’s proxy statement;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

•

any charitable contribution, grant or endowment by Symantec or the Symantec Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as a director or an employee (other than an executive officer), if the aggregate amount involved does not exceed $120,000, or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or

•	any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Under the policy, members of Symantec’s legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to the Nominating and Governance Committee. In addition, transactions may be identified through Symantec’s Code of Conduct or other Symantec policies and procedures, and reported to the Nominating and Governance Committee. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction.

Certain Related Person Transactions

Investments by Firms Affiliated with our Directors

On February 3, 2016, Symantec entered into an investment agreement with investment entities affiliated with Silver Lake, relating to the issuance to Silver Lake of $500 million principal amount of 2.5% convertible unsecured notes, due 2021. In connection with the investment, Kenneth Y. Hao, a managing partner and managing director of Silver Lake, was appointed to our Board.

On June 12, 2016, Symantec entered into an investment agreement with investment entities affiliated with Silver Lake and Bain Capital relating to the issuance of $1.25 billion aggregate principal amount of 2.0% convertible unsecured notes due 2021. Pursuant to the investment agreement, Silver Lake, a private equity firm of which Mr. Hao is a managing partner and managing director, has agreed to purchase $500 million aggregate principal amount of the notes, and Bain Capital, private equity firm of which Mr. Humphrey is a managing director, has agreed to purchase $750 million aggregate principal amount of the notes. The transactions contemplated by this investment agreement closed concurrently with the closing of the Blue Coat acquisition on August 1, 2016. In connection with the investment, David W. Humphrey, a managing director of Bain Capital, was appointed to our Board.

The 2.5% convertible unsecured notes, due 2021 (the “2.5% Notes”), bear interest at a rate of 2.5% per annum. The 2.0% convertible unsecured notes, due 2021 (the “2.0% Notes” and, together with the 2.5% Notes, collectively, the “Notes”), bear interest at a rate of 2.0% per annum. Interest is payable semiannually in cash under the Notes. The initial conversion rate for the 2.5% Notes was 59.6341 shares of our common stock, and cash in lieu of fractional shares, per $1,000 principal amount of the 2.5% Notes, which was equivalent to an initial conversion price of approximately $16.77 per share of common stock. The initial conversion rate for the 2.0% Notes was 48.9860 shares of our common stock, and cash in lieu of fractional shares, per $1,000 principal amount of the 2.0% Notes, which was equivalent to an initial conversion price of approximately $20.41 per share of common stock. The conversion rates under the Notes are subject to customary anti-dilution adjustments. Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the Notes.

As of March 31, 2017, $1.75 billion in aggregate principal amount of the Notes was outstanding. During fiscal 2017, we paid an aggregate of $20.66 million in interest on the Notes.

Symantec also entered into a Registration Rights Agreement pursuant to which holders of the Notes have certain registration rights with respect to the Notes and the shares of our common stock issuable upon conversion of the Notes.

Reinvestment Agreements with our Executive Officers

On June 12, 2016, we entered into reinvestment agreements with Mr. Clark and GSC-OZ Investment LLC, an entity controlled by Mr. Clark, pursuant to which the parties agreed to purchase, in the aggregate, 2,329,520 shares our common stock for an aggregate purchase price of $40,300,696. On August 1, 2016, we issued and sold these shares to Mr. Clark and GSC-OZ Investment LLC. The agreements provide that, in the aggregate, 207,907 of such shares will vest monthly until October 30, 2019, subject to Mr. Clark’s continued service to the Company, and that all of the shares are subject to transfer restrictions. These transfer restrictions were lifted on August 1, 2017 when our common stock achieved the specified volume weighted average trading price over a defined period as set forth in the agreements.

On June 12, 2016, we entered into a reinvestment agreement with each of Mr. Fey and Mr. Noviello pursuant to which each of Mr. Fey and Mr. Noviello agreed not to transfer certain shares of common stock to be issued upon exercise of options held by Mr. Fey and Mr. Noviello. On August 1, 2017 these shares were released from transfer restrictions when our common stock achieved the specified volume weighted average trading price over a defined period as set forth in the agreements.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Audit Committee is comprised solely of independent directors, as defined by current NASDAQ listing standards, and operates under a written charter which was most recently amended by the Board on May 2, 2013. The Audit Committee oversees Symantec’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements that were included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Symantec’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Symantec’s accounting principles and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the registered public accounting firm’s communications with the Audit Committee concerning independence from management and Symantec, and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and Symantec.

The Audit Committee discussed with Symantec’s internal accountants and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Symantec’s internal controls, and the overall quality of Symantec’s financial reporting.

The Audit Committee also received the report of management contained in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in Symantec’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Symantec’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

V. Paul Unruh (Chair)

Frank E. Dangeard

Robert S. Miller

Anita M. Sands

Suzanne M. Vautrinot

SYMANTEC CORPORATION

2017 ANNUAL MEETING OF STOCKHOLDERS

MEETING INFORMATION

Information About Solicitation and Voting

This proxy is solicited on behalf of the Board for use at the Annual Meeting, which will be conducted via live webcast on Thursday, October 5, 2017, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof. We will provide a re-playable webcast of the Annual Meeting, which will be available on the events section of our investor relations website at investor.symantec.com.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Symantec and respond to questions from stockholders.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on seven proposals. The proposals are:

1.	Election to the Board of the eleven nominees named in this proxy statement;

2.	Ratification of the appointment of KPMG as our independent registered public accounting firm for the 2018 fiscal year;

3.	Approval of amendments to our 2013 Equity Incentive Plan, as amended;

4.	An advisory vote to approve executive compensation;

5.	An advisory vote on the frequency of advisory votes on executive compensation;

6.	Stockholder proposal regarding executive pay confidential voting, if properly presented at the meeting;

7.	Stockholder proposal regarding executives to retain significant stock, if properly presented at the meeting; and

8.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1), FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2018 fiscal year (Proposal 2); FOR the approval of amendments to our 2013 Equity Incentive Plan, as amended (Proposal 3); FOR the approval of compensation to our named executive officers (Proposal 4); FOR “ONE YEAR” on the frequency of advisory votes on executive compensation (Proposal 5); AGAINST the stockholder proposal regarding executive pay confidential voting (Proposal 6); and AGAINST the stockholder proposal regarding executives to retain significant stock (Proposal 7).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of Symantec, and we have not received notice of any such proposals.

If any other matter were to come before the Annual Meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, August 7, 2017, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 614,539,929 shares of Symantec common stock outstanding and entitled to vote. Each share of common stock is entitled to vote on each matter properly brought before the meeting.

Stockholder of Record: Shares Registered in Your Name

If on August 7, 2017, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada).

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on August 7, 2017, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•

vote at the virtual annual meeting — to participate in and vote at the virtual annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials;

•	vote via the Internet or via telephone — instructions are shown on your Notice of Internet Availability or proxy card; or

•

vote by mail — if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on October 4, 2017. Submitting your proxy, whether via the Internet, by telephone or by mail if you received a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to virtually attend the meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still virtually attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you virtually attend and vote at the Annual Meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. If you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote your shares on any of the proposals, except for Proposal 2, ratification of the appointment of KPMG as our independent public accounting firm for the 2018 fiscal year. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to virtually attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning the votes “FOR” a director must exceed the number of votes “AGAINST” a director.

•

Proposal Nos. 2, 3, 4, 6 and 7.    Approval of each of Proposals 2, 3, 4, 6 and 7 requires the affirmative “FOR” vote of a majority of the shares entitled to vote on these proposals at the Annual Meeting and virtually attending the Annual Meeting or represented by proxy.

•	Proposal No. 5. The frequency (every one year, two years or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote over the Internet or by telephone. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals.

However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

Who is paying for this proxy solicitation?

Symantec is paying the costs of the solicitation of proxies. We have retained D.F. King & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $9,500, plus reasonable out-of- pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if I receive more than one proxy card or Notice of Internet Availability?

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	virtually attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if you are a beneficial owner and you wish to change or revoke your proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by virtually attending and voting at the Annual Meeting.

How can I attend the Annual Meeting and submit questions?

To attend the Annual Meeting and submit your questions prior to or during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SYMC2017. To participate in the Annual Meeting or to submit questions in advance of the meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call:

1-855-449-0991 (U.S. Domestic Toll Free)

1-720-378-5962 (International)

Why are you not holding the Annual Meeting in a physical location?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.virtualshareholdermeeting.com/SYMC2017.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Where can I find the voting results?

The preliminary voting results will be announced at the Annual Meeting and posted on our website at investor.symantec.com. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission in a current report on Form 8-K within four business days of the Annual Meeting.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Symantec’s Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Symantec Corporation, 350 Ellis Street, Mountain View, California 94043, Attn: Corporate Secretary.

To be timely for the 2018 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between June 7, 2018 and July 7, 2018. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s Bylaws.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec’s 2018 annual meeting must be received by us not later than April 18, 2018 in order to be considered for inclusion in Symantec’s proxy materials for that meeting.

Available Information

Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K for fiscal year 2017, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Investor Relations

The Annual Report is also available at investor.symantec.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Symantec stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Symantec will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Symantec’s Investor Relations department at 350 Ellis Street, Mountain View, California 94043, Attn: Investor Relations, telephone number (650) 537-3511.

Any stockholders who share the same address and currently receive multiple copies of Symantec’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Symantec’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNEX A

SYMANTEC CORPORATION

2013 EQUITY INCENTIVE PLAN

As adopted by the Board on July 25, 2013

and as amended thereafter

1. Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights, Restricted Stock Units, and Restricted Stock Awards. Capitalized terms not defined in the text are defined in Section 30.

2. Shares Subject to the Plan.

2.1 Number of Shares Available. Subject to Sections 2.2 and 19, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 70,000,000 Shares.

Subject to Sections 2.2 and 19, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued will again be available for grant and issuance in connection with future Awards under this Plan. The following Shares may not again be made available for future grant and issuance as Awards under the Plan: (i) Shares that are withheld to pay the Exercise or Purchase Price of an Award or to satisfy any tax withholding obligations in connection with an Award, (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR or (iii) shares of the Company’s Common Stock repurchased on the open market with the proceeds of an Option Exercise Price. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or there is a change in the corporate structure (including, without limitation, a spin-off), then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARS, (c) the maximum number of Shares that may be issued as ISOs set forth Section 5.8, (d) the number of Shares that may be granted pursuant to Section 3 below, (e) the Purchase Price and number of Shares subject to other outstanding Awards (other than Options and SARs which are provided for in (b) above), and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 6 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will be rounded down to the nearest whole Share, and may be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the assumption and substitution clause in Section 19.3.

In the event of an extraordinary cash dividend by the Company, the Committee, in its sole discretion, may, in lieu of the any of the methods of adjustments set forth above, determine that: (a) Participants holding outstanding RSUs will be entitled to receive a cash payment, with respect to each Share subject to such Awards, in an amount equal to the per-Share extraordinary cash dividend amount, provided, however, that unless determined otherwise by the Committee, any cash payment or new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant has the right to receive with respect to the Participant’s unvested RSUs pursuant to this clause (a) shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested RSUs and (ii) may be issued subject to such escrow arrangements as the Committee may deem appropriate, and/or (b) the Exercise Price of outstanding Options and SARs may be reduced by an amount equal to the per-Share extraordinary cash dividend amount, provided, however, that the Committee may, in its sole discretion, determine that a cash payment shall be made to a Participant holding an Option or SAR partially or entirely in lieu of such a reduction in Exercise Price on a per-Share cent-for-cent basis.

3. Eligibility. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors (each an “Eligible Individual”) of the Company or any Parent, Subsidiary or Affiliate of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Eligible Individual will be eligible to receive more than 2,000,000 Shares in any calendar year under this Plan, pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 3,000,000 Shares in the calendar year in which they commence their employment. For purposes of these limits only, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. Subject to the provisions of the Plan, the Committee may from time to time, select among the Eligible Individuals, those to whom Awards shall be granted and determine the nature and amount of each Award. No Eligible Individual shall have any right, by virtue of this Plan to receive an Award. An Eligible Individual may be granted more than one Award under this Plan.

4. Administration.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a) construe and interpret this Plan, any sub-plan, Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select Eligible Individuals to receive Awards;

(d) determine the form and terms of Awards;

(e) grant Awards and determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) amend any Award Agreements executed in connection with this Plan;

(k) determine whether the performance goals under any performance-based Award have been met and whether a performance-based Award has been earned;

(l) determine whether, to what extent an Award may be canceled, forfeited, or surrendered;

(m) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(n) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(o) make all other determinations necessary or advisable for the administration of this Plan, any sub-plan or Award Agreement;

(p) delegate any of the foregoing as permitted by applicable law to one or more executive officers pursuant to a specific delegation, in which case references to “Committee” in this Section 4.1 will refer to such delegate(s), except with respect to Insiders.

4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. To the extent permitted by applicable laws, the Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 Section 162(m) and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such

Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

5. Options. An Option is the granting of a right, but not the obligation, to purchase Shares. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option (subject to Section 5.4 below), the circumstances upon and the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. To the extent that any Option designated as an ISO in the Award Agreement fails to qualify as such under applicable law, it shall be treated instead as a NQSO.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee at the time it acts to approve the grant. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options will be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 10 and the Award Agreement and in accordance with any procedures established by the Committee.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written or electronic notice or agreement of stock option exercise (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased and all applicable Tax-Related Items. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.2. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination of Participant. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options are vested and exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant’s death or disability), then Participant’s Options may be exercised only to the extent that such Options are vested and exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Affiliate, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment. No more than 100,000,000 Shares will be issued pursuant to the exercise of ISOs under this Plan.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options (but not beyond the original term of such Option) and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted unless the Committee determines that such action is necessary or advisable to comply with applicable laws or facilitate the offering and administration of the Plan in view of such laws; (b) any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code; and (c) notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding Options.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code.

5.11 Minimum Vesting. At the time of grant, no Option will be granted that vests (or, if applicable, is exercisable) until at least twelve (12) months following the date of grant of the Option; provided, however, that up to five percent (5%) of the Shares authorized for issuance under this Plan may be subject to Options and/or SARs that do not meet the foregoing vesting (and, if applicable, exercisability) requirements.

6. Non-Employee Director Equity Awards.

6.1 Types of Awards. All Awards other than ISOs may be granted to non-employee directors under this Plan; provided, that no such Award shall exceed 2,000,000 Shares in any one fiscal year. Subject to the foregoing Share limitation, Awards granted pursuant to this Section 6 may be automatically made pursuant to a policy adopted by the Board (as such policy may be amended from time to time by the Board) or made from time to time as determined in the discretion of the Board, or, if the authority to grant Awards to non-employee directors has been delegated by the Board, the Committee.

6.2 Eligibility. Awards granted pursuant to this Section 6 shall be granted only to non-employee directors. Any non-employee director, including without limitation any non-employee director who is appointed as a member to the Board, will be eligible to receive an Award under this Section 6.

6.3 Vesting, Exercisability and Settlement. Except as set forth in Section 19, Awards granted pursuant to Section 6 shall vest, become exercisable and be settled as determined by the Board and consistent with Section 5.11 and Section 9.4 or, if the authority to make such determinations has been delegated by the Board, the Committee. With respect to Options and SARs, the Exercise Price of such Award granted to non-employee directors shall not be less than the Fair Market Value of the Shares at the time such Award is granted.

7. Restricted Stock Awards. A Restricted Stock Award is an offer by the Company to issue Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may be issued or purchase, the Purchase Price (if any), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1 Restricted Stock Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement (the “Restricted Stock Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A Participant can accept a Restricted Stock Award by signing and delivering to the Company the Restricted Stock Agreement, and full payment of the Purchase Price (if any) and all applicable withholding taxes, at such time and on such terms as required by the Committee. If the Participant does not accept the Restricted Stock Award at such time and on such terms as required by the Committee, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.

7.2 Purchase Price. The Purchase Price (if any) for a Restricted Stock Award will be determined by the Committee, and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 10 of this Plan and as permitted in the Restricted Stock Agreement, and in accordance with any procedures established by the Company.

7.3 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to all restrictions, if any, that the Committee may impose. These restrictions may be based on completion of a specified period of service with the Company and/or upon completion of performance goals as may be set forth in the Restricted Stock Agreement, which shall be in such form and contain such provisions (which need not be the same for each Participant) as the Committee shall from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. For Restricted Stock Awards intended to comply with the requirements of Section 162(m) of the Code, the performance goals will be determined at a time when the achievement of the performance goals remains substantially uncertain and shall otherwise be administered in a manner that complies with the requirements under that statute. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, Restricted Stock Awards shall cease to vest immediately if a Participant is Terminated during the vesting period or Performance Period applicable to the Award for any reason, unless the Committee determines otherwise, and any unvested Shares subject to such Restricted Stock Awards shall be subject to the Company’s right to repurchase such Shares or otherwise to any forfeiture condition applicable to the Award, as described in Section 14 of this Plan, if and as set forth in the applicable Restricted Stock Agreement.

8. Restricted Stock Units. A Restricted Stock Unit (or RSU) is an award covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). The Committee will determine to whom an RSU grant will be made, the number of Shares subject to the RSU, the restrictions to which the Shares subject to the RSU will be subject, and all other terms and conditions of the RSU, subject to the following:

8.1 Terms of RSUs. RSUs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Affiliate, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. All RSUs will be evidenced by an Award Agreement (the “RSU Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A RSU may be awarded upon satisfaction of such performance goals as are set out in advance in the Award Agreement (the “Performance RSU Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. If the RSU is being earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each RSU; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares subject to the RSU. For RSUs intended to comply with the requirements of Section 162(m) of the Code, the performance goals will be determined at a time when the achievement of the performance goals remains substantially uncertain and shall otherwise be administered in a manner that complies with the requirements under that statute. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.2 Settlement. The portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

8.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. Stock Appreciation Rights. A Stock Appreciation Right (or SAR) is an award that may be exercised for cash or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of settlement over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The Committee will determine to whom to grant a SAR, the number of Shares subject to the SAR, the restrictions to which the SAR will be subject, and all other terms and conditions of the SAR, subject to the following:

9.1 Terms of SARs. SARs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. The Committee will determine all terms of each SAR including, without limitation: the number of Shares deemed subject to each SAR, the time or times during which each SAR may be settled, the consideration to be distributed on settlement, and the effect on each SAR of its holder’s Termination. All SARs will be evidenced by an Award Agreement (the “SAR Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. The Exercise Price of a SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant’s individual Award Agreement (the “Performance SAR Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. If the SAR is being earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each SAR; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares deemed subject to the SAR. Prior to exercise of any SAR earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the SARs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. Notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding SARs. The term of a SAR shall be ten (10) years from the date the SAR is awarded or such shorter term as may be provided in the Award Agreement.

9.2 Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

9.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.4 Minimum Vesting. At the time of grant, no SAR will be granted that vests (or, if applicable, is exercisable) until at least twelve (12) months following the date of grant of the SAR; provided, however, that up to five percent (5%) of the Shares authorized for issuance under this Plan may be subject to SARs and/or Options that do not meet the foregoing vesting (and, if applicable, exercisability) requirements.

10. Payment for Share Purchases. Payment for Shares purchased pursuant to this Plan may be made in cash, by check or by wire transfer or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price plus any Tax-Related Items; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the Exercise Price not satisfied by such reduction in the number of whole Shares to be issued;

(d) by waiver of compensation due or accrued to the Participant for services rendered;

(e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a“FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell all or a portion of the Shares so purchased to pay for the Exercise Price and any applicable Tax-Related Items, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(f) by such other consideration and method of payment as permitted by the Committee and applicable law; or

(g) by any combination of the foregoing.

11. Withholding Taxes.

11.1 Withholding Generally. The Company, its Parent, Subsidiaries and Affiliates, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, its Parent, Subsidiaries and Affiliates, an amount sufficient to satisfy any Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or its Parent, Subsidiaries or Affiliates, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) through withholding in Shares as set forth in Section 11.2 below; (iv) where payments in satisfaction of the Awards are to be made in cash, through withholding all or part of the cash payment in an amount sufficient to satisfy the Tax-Related Items; or (v) any other method of withholding deemed acceptable by the Committee. No Shares (or their cash equivalent) shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

11.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form and during a period acceptable to the Committee.

12. Privileges of Stock Ownership; Voting and Dividends. Except to the extent that the Committee grants an RSU that entitles the Participant to credit for dividends paid on Award Shares prior to the date such Shares are issued to the Participant (as reflected in the RSU Agreement), no Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. For the avoidance of doubt, in the event the Committee grants an RSU that entitles a Participant to credit for dividends on Award Shares prior to the date such Shares are issued, dividends may be accrued but shall not be paid to a Participant until Shares are vested Shares. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s original Purchase Price or otherwise forfeited to the Company.

13. Transferability. Unless determined otherwise by the Committee or its delegate(s) or pursuant to this Section 13, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by (i) a will or (ii) by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such Award may contain such additional terms and conditions as the Committee or its delegate(s) deems appropriate. All Awards will be exercisable: (A) during the Participant’s lifetime only by (x) the Participant, or (y) the Participant’s guardian or legal representative; (B) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (C) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such person’s guardian or legal representative. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

14. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Shares that are not vested held by a Participant following such Participant’s Termination at any time specified after the Participant’s Termination Date, for cash and/or cancellation of purchase money indebtedness, at the Participant’s original Exercise Price or Purchase Price, as the case may be. Alternatively, at the discretion of the Committee, Award Shares issued to the Participant for which the Participant did not pay any Exercise or Purchase Price may be forfeited to the Company on such terms and conditions as may be specified in the Award Agreement. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. Escrow; Pledge of Shares. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

16. Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. This Section shall not be construed to defeat the requirements of Section 22.2.

17. Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal, state, and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation, and no liability for failure, to issue Shares or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies, including governmental agencies outside the United States, that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any local, state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. Furthermore, the inability or impracticability of the Company to obtain or maintain approval from any governmental agencies or to complete any registration or other qualification of the Shares under any applicable law or ruling as set forth herein shall relieve the Company of any liability with respect to the failure to issue or sell such Shares and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants . Finally, the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, local or foreign securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. Foreign Awards and Rights

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Company operates or has Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise or Purchase Price, methods of exercise and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to its Parent, Subsidiaries, Affiliates or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 2 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any federal, state, local or foreign securities law.

19. Corporate Transactions.

19.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) the consummation of a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the consummation of any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards); provided that, unless otherwise determined by the Board, all Awards granted pursuant to Section 6 shall accelerate and be fully vested upon such merger, consolidation or corporate transaction. In the event such successor corporation (if any) fails to assume or substitute Awards pursuant to a transaction described in this Subsection 19.1, all such Awards will expire on such transaction at such time and on such conditions as the Board shall determine. Notwithstanding the foregoing, a transaction described in (a) through (e) above must also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of a corporation’s assets, as the case may be, within the meaning of Code Section 409A and the regulations thereunder.

19.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other “corporate transaction.”

19.3 Assumption or Substitution of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

20. No Obligation to Employ; Accelerated Expiration of Award for Harmful Act. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant’s employment or other relationship at any time, with or without cause. Notwithstanding anything to the contrary herein, if a Participant is Terminated because of such Participant’s actual or alleged commitment of a criminal act or an intentional tort and the Company (or an employee of the Company) is the victim or object of such criminal act or intentional tort or such criminal act or intentional tort results, in the reasonable opinion of the Committee, in liability, loss, damage or injury to the Company, then, at the Committee’s election, Participant’s Awards shall not be exercisable or settleable and shall terminate and expire upon the Participant’s Termination Date. Termination by the Company based on a Participant’s alleged commitment of a criminal act or an intentional tort shall be based on a reasonable investigation of the facts and a determination by the Company that a preponderance of the evidence discovered in such investigation indicates that such Participant is guilty of such criminal act or intentional tort.

21. Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under applicable law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).

22. Certain Stockholder Approval Matters.

22.1 Plan Effectiveness; Increasing Plan Shares. This Plan became effective on October 22, 2013 (the “Effective Date”). Any amendment to this Plan increasing the number of Shares available for issuance hereunder shall be approved by the stockholders of the Company, consistent with applicable laws, within twelve (12) months before or after the effective date of such amendment (“Amendment Effective Date”). Upon the Amendment Effective Date, the Board may grant Awards covering such additional Shares pursuant to this Plan; provided, however, that: (a) no Option granted pursuant to such increase in the number of Shares subject to this Plan approved by the Board may be exercised prior to the time such increase has been approved by the stockholders of the Company; and (b) in the event that stockholder approval of any such amendment increasing the number of Shares subject to this Plan is not obtained, all Awards covering such additional Shares granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded.

22.2 Repricing Matters. Except in connection with a corporate transaction involving the Company (including without limitation any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off or exchange of shares), the terms of outstanding Awards may not without stockholder approval be amended to reduce the Exercise Price of outstanding Options or SARs, or to cancel outstanding Options or SARs in exchange either for (a) cash, or (b) new Options, SARS or other Awards with an exercise price that is less than the Exercise Price of the original (cancelled) Options or SARs.

23. Term of Plan. Unless earlier terminated as provided herein, this Plan will terminate on October 22, 2023.

24. Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of Section 6 of this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan to increase the number of shares that may be issued under this Plan, change the designation of employees or class of employees eligible for participation in this Plan, take any action in conflict with Section 22.2 above, or otherwise materially modify a provision of the Plan if such modification requires stockholder approval under the applicable rules and regulations of the Nasdaq Market.

25. Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. Governing Law. The Plan shall be governed by the laws of the state of Delaware, without regard to its conflict of laws.

27. No Guarantee of Tax Consequences. Although the Company may endeavor to qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or to avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including without limitation Section 5.10, and the Company will have no liability to a Participant or any other party if an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive or maintain such favorable treatment or does not avoid such unfavorable treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

28. Insider Trading Policy. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

29. All Awards Subject to Company Clawback or Recoupment Policy. All Awards held by an executive officer shall be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

30. Definitions. As used in this Plan, the following terms will have the following meanings:

“Affiliate” means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

“Award” means any award under this Plan, including any Option, Stock Appreciation Right, Restricted Stock Unit, or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

“Company” means Symantec Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option, and in the case of a Stock Appreciation Right the value specified on the date of grant that is subtracted from the Fair Market Value when such Stock Appreciation Right is settled.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(d) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Outside Director” shall mean a person who satisfies the requirements of an “outside director” as set forth in regulations promulgated under Section 162(m) of the Code.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

1. Profit Before Tax;

2. Billings;

3. Revenue;

4. Net revenue;

5. Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

6. Operating income;

7. Operating margin;

8. Operating profit;

9. Controllable operating profit, or net operating profit;

10. Net Profit;

11. Gross margin;

12. Operating expenses or operating expenses as a percentage of revenue;

13. Net income;

14. Earnings per share;

15. Total stockholder return;

16. Market share;

17. Return on assets or net assets;

18. The Company’s stock price;

19. Growth in stockholder value relative to a pre-determined index;

20. Return on equity;

21. Return on invested capital;

22. Cash Flow (including free cash flow or operating cash flows)

23. Cash conversion cycle;

24. Economic value added;

25. Individual confidential business objectives;

26. Contract awards or backlog;

27. Overhead or other expense reduction;

28. Credit rating;

29. Strategic plan development and implementation;

30. Succession plan development and implementation;

31. Improvement in workforce diversity;

32. Customer indicators;

33. New product invention or innovation;

34. Attainment of research and development milestones;

35. Improvements in productivity;

36. Bookings;

37. Attainment of objective operating goals and employee metrics; and

38. Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for an Award.

“Plan” means this Symantec Corporation 2013 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price to be paid for Shares acquired under this Plan pursuant to an Award other than an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7. “Restricted Stock Unit” or “RSU” means an award of Shares pursuant to Section 8. “Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted pursuant to Section 9.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tax-Related Items” means federal, state, or local taxes and any taxes imposed by jurisdictions outside of the United States (including but not limited to income tax, social insurance contributions, fringe benefits tax, payment on account, employment tax obligations, and stamp taxes) required by law to be withheld and any employer liability shifted to a Participant.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Eligible Individual to the Company or a Parent, Subsidiary or Affiliate of the Company. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) vacation leave (iii) military leave, (iv) transfers of employment between the Company and its Parent, Subsidiaries or Affiliates; or (v) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than three months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company. In the case of any Participant on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or its Parent, Subsidiaries or Affiliates as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term, if any, set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting SYMANTEC CORPORATION date. Have your proxy card in hand when you access the web site and follow 350 ELLIS STREET the instructions to obtain your records and to create an electronic voting MOUNTAIN VIEW, CA 94043 instruction form. ATTN: CORPORATE SECRETARY During The Meeting - Go to www.virtualshareholdermeeting.com/SYMC2017 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E32102-P96856 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SYMANTEC CORPORATION The Board of Directors recommends that you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. Gregory S. Clark ! ! ! 1b. Frank E. Dangeard ! ! ! The Board of Directors recommends that you vote FOR For Against Abstain proposals 2, 3 and 4. 1c. Kenneth Y. Hao ! ! ! 2. Ratification of the appointment of KPMG LLP as our ! ! ! independent registered public accounting firm for the 2018 fiscal year. 1d. David W. Humphrey ! ! ! 3. Amendments to our 2013 Equity Incentive Plan, ! ! ! as amended. 1e. Geraldine B. Laybourne ! ! ! 4. Advisory vote to approve executive compensation. ! ! ! 1f. David L. Mahoney ! ! ! The Board of Directors recommends that you 1 Year 2 Years 3 Years Abstain vote 1 YEAR on the following proposal: 1g. Robert S. Miller ! ! ! 5. Advisory vote on the frequency of future ! ! ! ! advisory votes on executive compensation. 1h. Anita M. Sands ! ! ! The Board of Directors recommends that you vote For Against Abstain AGAINST proposals 6 and 7. 1i. Daniel H. Schulman ! ! ! 6. Stockholder proposal regarding executive pay confidential ! ! ! voting, if properly presented at the meeting. 1j. V. Paul Unruh ! ! ! 7. Stockholder proposal regarding executives to retain ! ! ! significant stock, if properly presented at the meeting. 1k. Suzanne M. Vautrinot ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E32103-P96856 This Proxy is Solicited on Behalf of the Board of Directors of Symantec Corporation 2017 Annual Meeting of Stockholders The undersigned stockholder(s) appoint(s) Gregory S. Clark, Nicholas R. Noviello and Scott C. Taylor (the “Proxies”) and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation (“Symantec”) that are held of record by the undersigned as of August 7, 2017, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on October 5, 2017 at 9:00 A.M. (Pacific Time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE ELEVEN NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, “1 YEAR” FOR PROPOSAL 5 AND AGAINST PROPOSALS 6 AND 7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side
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